Prospectus

Filed Pursuant to Rule 424(B)(3)
Registration No. 333-150337

2,066,680 Shares

CHINA CABLECOM HOLDINGS, LTD.

Ordinary Shares
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This prospectus relates to the resale of up to 2,066,680 shares of our ordinary shares, $.0005 par value (“Ordinary Shares”) being offered by the Selling Shareholders. We will not receive any proceeds from the sale of the Ordinary Shares by the Selling Shareholders.
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Our Ordinary Shares are quoted on the Electronic Bulletin Board of the Over-The-Counter Market (OTCBB) under the symbol “CCCHF.”
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Investing in our Ordinary Shares involves a high degree of risk. See “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
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The date of this prospectus is May 2, 2008

You should rely only on the information contained in this prospectus. You should assume that the information contained in this prospectus is accurate as of the date on the front of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date. The delivery of this prospectus at any time does not imply that the information herein is correct as of any time after the date of this prospectus.

We have not authorized any dealer, salesperson or any other person to give any information or to represent anything other than those contained in this prospectus in connection with the offer contained herein, and, if given or made, you should not rely upon such information or representations as having been authorized by us. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of an offer to buy, those to which it relates in any state to any person to whom it is not lawful to make such offer in such state.

Information contained on our website does not constitute part of this prospectus.

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TABLE OF CONTENTS

PROSPECTUS SUMMARY	1

RISK FACTORS	5

SELECTED SUMMARY HISTORICAL FINANCIAL INFORMATION	14

SELECTED UNAUDITED PROFORMA COMBINED FINANCIAL INFORMATION	17

PRICE RANGE OF SECURITIES AND DIVIDENDS	19

INFORMATION ABOUT CHINA CABLECOM	21

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	31

UNAUDITED PROFORMA CONSOLIDATED COMBINED FINANCIAL INFORMATION	48

DIRECTORS AND MANAGEMENT	54

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	61

SECURITY OWNERSHIP OF THE COMPANY	62

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS	64

DESCRIPTION OF CHINA CABLECOM HOLDINGS SECURITIES	70

SELLING SHAREHOLDERS	72

PLAN OF DISTRIBUTION	74

WHERE YOU CAN FIND MORE INFORMATION	76

LEGAL MATTERS	76

EXPERTS	76

i

Prospectus Summary

This summary highlights information about China Cablecom Holdings, Ltd. and the offering contained elsewhere in this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire prospectus before making an investment decision, including the information presented under the heading “Risk Factors” and in the consolidated financial statements and notes thereto included elsewhere in this prospectus. In this prospectus, except as otherwise indicated or as the context may otherwise require, all references to “China Cablecom Holdings,” “the Company,” “ we,” “us” and “our” refer to China Cablecom Holdings, Ltd., a company formed in the British Virgin Islands, and its wholly-owned subsidiaries. All references to “China Cablecom, ” and “China Cablecom Ltd.” refer to China Cablecom Ltd., a wholly owned subsidiary of China Cablecom Holdings and the entity through which the operating business is held.

Our Company

China Cablecom Holdings, Ltd. operates through our wholly-owned subsidiary China Cablecom Ltd., a British Virgin Islands company, which is a joint-venture provider of cable television services in the People’s Republic of China, operating in partnership with a local state-owned enterprise (“SOE”) authorized by the People’s Republic of China (“PRC”) government to control the distribution of cable TV services. China Cablecom acquired the network it currently operates in Binzhou, Shandong Province in September 2007 by entering into a series of asset purchase and services agreements with a company organized by SOEs owned directly or indirectly by local branches of SARFT in five different municipalities to serve as a holding company of the relevant businesses. Due to restrictions on foreign ownership of PRC media and broadcasting entities, China Cablecom’s 49% joint venture interest is held through a series of contractual arrangements intended to result in the risks and benefits of Binzhou Broadcasting’s operations being primarily borne by China Cablecom, rather than through a direct ownership of equity securities. In addition to seeking to avoid a violation of PRC law, these arrangements provide, under relevant principles of US GAAP, for the consolidation of 60% of the results of operations, financial position and cash flows of Binzhou Broadcasting by China Cablecom. These contractual arrangements each have an initial term of 20 years. The parties may mutually seek to extend these agreements upon the expiry of the current term. China Cablecom is not aware of any legal impediments that may affect the renewal of these agreements under current PRC laws. Binzhou Broadcasting operates a cable network with 411,246 paying subscribers as of December 31, 2007. China Cablecom’s strategy is to replicate the acquisition by operating partnership model in other municipalities in Shandong Province in the PRC and then introduce operating efficiencies and increase service offerings in the networks it has acquired.

China Cablecom Ltd.’s operating activity from October 6, 2006 (inception date) to September 30, 2007, was limited and related to its formation, and professional fees and expenses associated with its acquisition activities.

On September 20, 2007, China Cablecom Ltd. entered into a Purchase Agreement with several accredited investors (the “Purchase Agreement”), and consummated the private placement of 20,000,000 units, each unit consisting of (i) a promissory note in the face amount of $499,808, bearing interest at the rate of 10% per annum (the “Note”), and (ii) 19,167 detachable shares of the China Cablecom Ltd.’s Class A Preferred Stock (the “Units”). As security for the repayments Notes, Mr. Clive Ng pledged and granted to the investors, on a pro rata basis, a first priority lien on 50.1% of the ordinary shares of China Cablecom Ltd. owned by him. The proceeds of the sale and issuance of the Units were used in the following manner: (i) $12.0 million was used to finance the acquisition through contractual arrangements of Binzhou Broadcasting and (ii) $8 million was used for working capital, including payment of certain administrative, legal, investment banking and accounting fees, repayment of loans in the aggregate amount of $720,000 owed to Mr. Ng and a $475,000 loan made to Jaguar Acquisition Corporation (“Jaguar”). Jaguar used the proceeds of this note for working capital expenses associated with completing its acquisition of China Cablecom Ltd. After the acquisition of China Cablecom Ltd. and merger with and into China Cablecom Holdings, Jaguar ceased to exist and the note was assumed by China Cablecom Holdings and continues to be in effect as an intercompany obligation.

On April 9, 2008, pursuant to the terms of an Agreement and Plan of Merger, dated October 30, 2007 (“Merger Agreement”), Jaguar merged with and into (the “Redomestication Merger”) China Cablecom Holdings, Ltd., its wholly-owned British Virgin Islands subsidiary, for the purpose of redomesticating Jaguar to the British Virgin Islands as part of the acquisition of China Cablecom Ltd., China Cable Merger Co., Ltd., a wholly-owned British Virgin Islands subsidiary of China Cablecom Holdings (“China Cable Merger Co.”), merged with and into China Cablecom Ltd., resulting in China Cablecom Ltd. becoming a wholly-owned subsidiary of China Cablecom Holdings (the “Business Combination”).

At the closing of the Business Combination, China Cablecom Holdings issued to China Cablecom’s shareholders aggregate merger consideration of 2,066,680 of Ordinary Shares and China Cablecom Holdings assumed approximately $20 million in outstanding debt of China Cablecom.

In connection with the approval of the merger at the April 9, 2008 Special Meeting of Stockholders of Jaguar, the stockholders of Jaguar also approved (i) the adoption of China Cablecom Holdings’ 2007 Omnibus Securities and Incentive Plan, which provides for the grant of up to 10,000,000 Ordinary Shares of China Cablecom Holdings or cash equivalents to directors, officers, employees and/or consultants of China Cablecom Holdings and its subsidiaries; and (ii) approval of the grant of up to 8,120,000 Ordinary Shares (‘‘Performance Shares’’), pursuant to consulting and other arrangements to certain of Jaguar’s and China Cablecom’s insiders in connection with the Business Combination upon the achievement of certain financial goals of China Cablecom Holdings following the Business Combination, and the payment of cash bonuses of up to $5,000,000 to certain officers and directors of Jaguar and China Cablecom following the exercise of existing warrants after the Business Combination.

As a result of the Redomestication Merger and Business Combination, China Cablecom Holdings succeeded to the registration of Jaguar’s common stock under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Joint Venture with Binzhou Broadcasting and Television Information Network Co., Ltd.
and China Cablecom.

In September 2007, China Cablecom entered into an operating partnership to purchase a 49% equity interest and 60% economic benefit in a newly created joint venture, Binzhou Broadcasting and Television Information Network Co., Ltd. (“Binzhou Broadcasting”). The local state-owned enterprise, Binzhou Broadcasting and Television Network Co., Ltd. (“Binzhou SOE”), agreed to contribute certain assets and businesses for a 51% equity interest in Binzhou Broadcasting. Binzhou SOE was organized in 2006 to aggregate various local state-owned cable assets and businesses within the city of Binzhou, China. Prior to the formation of Binzhou Broadcasting, Binzhou SOE consolidated the following five cable operating companies and networks:

•    Binzhou Guang Shi Network Co., Ltd.

•    Huming Cable Network Co., Ltd.

•    Boxing Dian Guang Media Co., Ltd.

•    Zouping Cable Network Center

•    Binzhou Guang Dian Cable Network Center

In order to comply with current PRC laws limiting foreign ownership in the cable industry, Binzhou Broadcasting operates in a joint venture and China Cablecom manages its interest in the joint venture through direct ownership of wholly foreign owned entities and affiliated companies wholly owned by PRC citizens. China Cablecom entered into contractual arrangements, through these affiliated PRC companies, to provide marketing, strategic consulting and technical support and services to Binzhou Broadcasting for a fee of 11% of the net profits of the joint venture. In addition, in the Framework Agreement between JYNT and the Binzhou SOE, JYNT has the ability to control certain aspects of the financing and management of Binzhou Broadcasting arising from a veto right it holds regarding the appointment of the general manager of Binzhou Broadcasting, the right to appoint the chief financial officer of Binzhou Broadcasting and an obligation to provide continued financial resources for investment and capital expenditure for the future expansion of the joint venture’s operations. As a result, China Cablecom has the ability to substantially influence the joint venture’s daily operations and financial affairs, appoint their senior executives and approve all matters requiring shareholder vote. In addition, China Cablecom enjoys 60% of the economics benefits of the joint venture through its 11% fee of net profit combined with its 49% ownership interest. The other provisions of the Framework Agreement (including an appraisal of the assets of Binzhou Broadcasting, the initial capitalization of Binzhou Broadcasting and a prohibition on the Binzhou SOE establishing a competing network in the cooperation area) have either been performed in full or are contained in the formal agreement entered into subsequent thereto.

The PRC Cable Industry

China is the world’s largest cable television market in subscriber volume. As of December 31, 2006, China had 139 million cable households, or 38% of television-viewing households, nearly twice that of the U.S. and over one-third of the global cable user base. However, cable industry revenues in the PRC are less than 3% of the U.S. cable industry and based on widely available industry information digital cable penetration rates are reported to be very low compared to all television-viewing households.

Products and Service Offerings

Currently, China Cablecom operates one cable network, Binzhou Broadcasting, and offers the following products and services to its customers: (i) basic analog and digital cable subscription services (including installation), referred to as video subscription services, (ii) landing service for satellite TV broadcasters, (iii) network leasing, (iv) broadband Internet, and (v) other services, including premium content and interactive.

Corporate Information

China Cablecom Holdings, Ltd., a British Virgin Islands company was incorporated on October 25, 2007. Our principal offices are located at Unit 3309-3310, 1 Grand Gateway, 1 Hongqian Road, Shanghai, 200030, People’s Republic of China. Our telephone number is (86) 21 6207-9731 and our website address is www.chinacablecom.net. Information contained on or accessible through our website is not a part of this prospectus.

The Offering

Ordinary Shares offered by the Selling Shareholders	2,066,680 shares

Ordinary Shares to be outstanding after this offering	7,775,106 shares

Use of proceeds	We will not receive any proceeds of the shares offered by the Selling Shareholders.

Risk factors	You should carefully read and consider the information set forth in “Risk Factors” beginning on page 5 of this prospectus before investing in our common stock.

OTCBB symbol	CCCHF

The number of Ordinary Shares to be issued and outstanding after the offering is based on 7,775,106 Ordinary Shares issued and outstanding as of April 16, 2008. Unless we specifically state otherwise, the information contained in this prospectus:

•	excludes 9,433,334 Ordinary Shares issuable upon exercise of outstanding warrants, which have an exercise price of $5.00 per share; and

•	excludes 1,050,000 Ordinary Shares issuable upon exercise of a unit purchase option, which has an exercise price of $9.10 per unit.

Financial Information

The selected summary historical financial data presented on page 14 summarizes certain financial data which has been derived from and should be read in conjunction with our consolidated financial statements and footnotes thereto included in the section beginning on page F-1.

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this prospectus, before you decide whether to vote or direct your vote to be cast to approve the acquisition. You should carefully consider the risks described below and the other information included in this prospectus before making any investment. The market price of our Ordinary Shares could decline due to any of these risks, in which case you could lose all or part of your investment. In assessing these risks, you should also refer to the other information included in this prospectus, including our consolidated financial statements and the accompanying notes. We are subject to legal and regulatory environments that differ in many respects from those of the U.S. Our business, financial condition or results of operations could be affected materially and adversely by any of the risks discussed below.

Risks Relating to Our Business

We have a very limited operating history, which may make it difficult for you to evaluate our business and prospects.

We acquired Binzhou Broadcasting in September 2007 − as a result our operating history is very limited and, accordingly, the revenue and income potential of its business and markets are unproven. Binzhou Broadcasting’s historical operating results may not provide a meaningful basis for evaluating our business, financial performance and prospects, particularly in view of the fact that the networks comprising the operations of Binzhou Broadcasting have historically been operated independently.

We also face numerous risks, uncertainties, expenses and difficulties frequently encountered by companies at an early stage of development. Some of these risks and uncertainties relate to its ability to:

•    develop new customers or new business from existing customers;

•    expand the technical sophistication of the products it offers;

•    respond effectively to competitive pressures; and

•    attract and retain qualified management and employees.

We may not meet internal or external expectations regarding our future performance. If we are not successful in addressing these risks and uncertainties, our business, operating results and financial condition may be materially adversely affected.

We must make significant intercompany loans to Binzhou Broadcasting to preserve its consolidation of the operating results of Binzhou Broadcasting for financial reporting purposes.

Although we are currently entitled to consolidate the financial position and operating results of Binzhou Broadcasting in our financial statements under US GAAP, this is the result of the ratio of risk and rewards borne by us regarding the operations of Binzhou Broadcasting, which in turn is dependent on the significant level of intercompany debt we have extended to Binzhou Broadcasting. Pursuant to the terms of the Asset Transfer Agreement with the Binzhou SOE, Binzhou Broadcasting must complete the payment for all assets to be transferred not later than August 2008. To the extent the financing for such payment is not in the form of an intercompany loan from us, our ability to preserve the accounting treatment of Binzhou Broadcasting will be jeopardized. Our obligations under the bridge financing we entered into in September 2007 and our obligations to make intercompany loans in sufficient amount to preserve the consolidation of the financial position and operating results of Binzhou Broadcasting exceed available cash by between $3.6 million and $8.9 million. In order to meet all of these obligations, We may be required to seek additional financing or to amend or modify the terms of its bridge financing to the extent cash flow from operations are insufficient to meet this shortfall and there can be no assurance that any such additional financing will be available on acceptable terms or at all or that such lenders will be willing to amend or modify the terms of the outstanding notes. Any such failure to secure additional financing will create a default under the terms of the joint venture agreement between JYNT and the Binzhou SOE and likely result in us no longer being entitled to consolidate the financial position and results of operations of Binzhou Broadcasting.

The PRC television broadcasting industry may not digitalize as quickly as we expect, as a result of which our revenues would be materially adversely affected.

Our future success depends upon the pace at which PRC television network operators switch from analog to digital transmission. Various factors may cause PRC television network operators to convert from analog to digital transmission at a slow pace. The PRC government, which has strongly encouraged television network operators to digitalize their networks and has set a target of 2015 for all, except for up to six, analog channels to be switched off, may relax or cancel the 2015 target. PRC television viewers may fail to subscribe to digital television services in sufficient numbers to support wide-scale digitalization.

Existing and emerging alternative platforms for delivering television programs, including terrestrial networks, Internet protocol television and satellite broadcasting networks present a significant competitive risk to our business.

We compete with traditional terrestrial television networks for the same pool of viewers. As technologies develop, other means of delivering information and entertainment to television viewers are evolving. For example, some telecommunications companies in the PRC are seeking to compete with terrestrial broadcasters and cable television network operators by offering Internet protocol television, or IPTV, which allows telecommunications companies to stream television programs through telephone lines. While the PRC Ministry of Information Industry, or the MII, so far has issued only five IPTV licenses, it may issue significantly more licenses in the future. In addition, the SARFT issued a broadcast license last year to the PRC’s first direct satellite broadcast company, which is expected to begin commercial operation this year. To the extent that the terrestrial television networks, telecommunications companies and direct satellite television network operators compete successfully with us for viewers, its ability to attract and retain subscribers may be adversely affected.

Changes in the regulatory environment of, and government policies towards, the PRC television network industry could materially adversely affect our revenues.

Strong PRC government support has been a significant driver of the PRC television broadcasting industry’s transition from analog to digital transmission. Although the PRC government has set a target of 2015 for all television networks to switch to digital transmissions, terminating all analog transmissions except for up to six channels that will continue in service for the benefit of those unable to afford digital television, there is no assurance that the government will not change or adjust its digitalization policies at any time, including canceling or relaxing the target for digitalization. If the digitalization process in the PRC were to be slowed down or otherwise adversely affected by any government action or inaction, we may not be able to develop new customers or attract new business from existing customers, and its revenues would be materially adversely affected.

Furthermore, the television broadcasting industry in the PRC is a highly regulated industry. Government regulations with respect to television broadcasting content, the amount and content of advertising, the pricing of pay-television subscriptions, the role of private-sector investment and the role of foreign investment significantly influence the business strategies and operating results of our customers. Among other things, the SARFT must approve the creation of new premium content channels and has the power to order television network operators to stop airing programs or advertising that it considers illegal or inappropriate. Any of such adverse government actions against television network operators could in turn cause us to lose existing or potential subscribers.

In China, the basic subscription fee for cable television is regulated, municipal cable television operators have to apply for approval at local Price Bureau, who will then arrange public hearings to approve any subscription price changes. Although Binzhou Broadcasting has applied and has acquired approval for subscription fee raise from Price Bureau in year 2006, there is no guarantee that any future partnership networks will succeed in getting approval for subscription fee raises for digital television services.

If significant numbers of television viewers in the PRC are unwilling to pay for digital television or value-added services, we may not be able to sustain our current revenue level.

We expect a substantial majority of our future revenue growth to be derived from the introduction of digital television subscriptions to viewers. However, we may be unsuccessful in promoting digital television or value-added services. In 2007, we expected 21,000 existing subscribers to upgrade to digital television, whereas only 4,000 subscribers actually upgraded their service. While we believe that this reduced rate of migration was due in part to transition issues and the lack of an effective marketing and rollout plan, television viewers in the PRC are accustomed to receiving television for free or for a very low price. Even viewers who are accustomed to paying for cable television subscriptions have historically paid very low rates and may not be willing to pay significantly higher rates for digital television services, or additional fees for value-added services. If we are unable to carry unique and compelling content to differentiate itself from direct satellite TV service providers and telecom companies, or offer digital cable TV value-added services that meet viewers’ needs at an affordable price, it may find it difficult to persuade viewers to accept the pay-television model or pay more for digital cable television or value-added services than viewers have historically paid for analog cable television. In that event, our customers’ digital subscriber numbers may not grow and we may be unable to sustain our current revenue level.

Our officers and directors may allocate their time to other businesses, and are or may be affiliated with entities that may cause conflicts of interest. In particular, our principal shareholder and Executive Chairman is subject to potentially conflicting duties to another company he established to pursue business opportunities in the PRC.

Messrs. Ng and Pu and certain of our other officers and directors have the ability to allocate their time to other businesses and activities, thereby causing possible conflicts of interest in their determination as to how much time to devote to our affairs.

These individuals are engaged in several other business endeavors and are not obligated to devote any specific number of hours to our affairs. If other business affairs require them to devote more substantial amounts of time to such affairs, it could limit their ability to devote time to our affairs and could have a negative impact on our ongoing business. Certain of our officers and directors are now, and all of them may in the future become, affiliated with entities engaged in business activities similar to those intended to be conducted by us or otherwise, and accordingly, may have conflicts of interest in allocating their time and determining to which entity a particular investment or business opportunity should be presented. Moreover, in light of our officers’ and directors’ existing affiliations with other entities, they may have fiduciary obligations to present potential investment and business opportunities to those entities in addition to presenting them to us, which could cause additional conflicts of interest. While we do not believe that any of our officers or directors has a conflict of interest in terms of presenting to entities other than our investment and business opportunities that may be suitable for it, conflicts of interest may arise in the future in determining to which entity a particular business opportunity should be presented. We cannot assure you that any conflicts will be resolved in our favor. These possible conflicts may inhibit the activities of such officers and directors in seeking acquisition candidates to expand our geographic reach or broaden our service offerings. For a complete description of our management’s other affiliations, see “Directors and Management.” In any event, it cannot be predicted with any degree of certainty as to whether or not Mr. Ng, Mr. Pu or our other officers or directors will have a conflict of interest with respect to a particular transaction as such determination would be dependent upon the specific facts and circumstances surrounding such transaction at the time.

Mr. Ng, our Executive Chairman, has recently entered into a settlement agreement with China Broadband, Inc., another company he organized to pursue broadband cable opportunities in the PRC, and certain of its shareholders and consultants, relating to possible claims that China Broadband and such shareholders and consultants suggested might be brought by China Broadband against Mr. Ng for his activities in forming China Cablecom. If the parties to the settlement agreement fail to observe the terms of the agreement, China Cablecom Holdings may be involved in burdensome and time-consuming litigation in order to establish clear entitlement to the Binzhou Broadcasting operations.

In particular, notwithstanding the terms of the settlement and the amendment to Mr. Ng’s employment agreement with China Broadband, Ltd., Mr. Ng’s continuing relationship with China Broadband could lead to future claims of violation of his duties to China Broadband in the event future acquisitions in the PRC are offered to us rather than China Broadband, notwithstanding the express terms of the revised employment agreement and provisions of the settlement agreement. Mr. Ng’s revised employment agreement with China Broadband contains an express provision permitting Mr. Ng to resign from China Broadband in the event an acquisition arises that involves the business of China Cablecom, which is how Mr. Ng currently intends to handle opportunities in the future that could create a situation similar to that which led to the settlement agreement.

The settlement agreement contains a provision recognizing that the provision of integrated cable television services in the People’s Republic of China and related activities is our business and the provision of stand-alone independent broadband services is the business of China Broadband. However, notwithstanding the terms of the settlement agreement and the amendment to Mr. Ng’s employment agreement with China Broadband, Mr. Ng’s continuing relationship with China Broadband could lead to future claims of violation of his duties to China Broadband in the event future acquisitions in the PRC are offered to China Cablecom Holdings rather than China Broadband, notwithstanding his current intention to resign in such circumstances.

If shareholders sought to sue our officers or directors, it may be difficult to obtain jurisdiction over the parties and access to the assets located in the PRC.

Because most of our officers and directors will reside outside of the U.S., it may be difficult, if not impossible, to acquire jurisdiction over these persons in the event a lawsuit is initiated against such officers and directors by shareholders in the U.S. It also is unclear if extradition treaties now in effect between the U.S. and the PRC would permit effective enforcement of criminal penalties of the federal securities laws. Furthermore, because substantially all of our assets are located in the PRC, it would also be extremely difficult to access those assets to satisfy an award entered against us in U.S. court. Moreover, we have been advised that the PRC does not have treaties with the U.S. providing for the reciprocal recognition and enforcement of judgments of courts. As a result, it may not be possible for investors in the U.S. to enforce their legal rights, to effect service of process upon our directors or officers or to enforce judgments of U.S. courts predicated upon civil liabilities and criminal penalties of our directors and officers under Federal securities laws.

The Chinese government could change its policies toward, or even nationalize, private enterprise, which could reduce or eliminate our interests.

Over the past several years, the Chinese government has pursued economic reform policies, including the encouragement of private economic activities and decentralization of economic regulation. The Chinese government may not continue to pursue these policies or may significantly alter them to our detriment from time to time without notice. Changes in policies by the Chinese government that result in a change of laws, regulations, their interpretation, or the imposition of high levels of taxation, restrictions on currency conversion or imports and sources of supply could materially and adversely affect our business and operating results. The nationalization or other expropriation of private enterprises by the Chinese government could result in the total loss of our investment in China.

Foreign exchange regulations in the PRC may affect our ability to pay dividends in foreign currency or conduct other foreign exchange business.

Renminbi, or RMB, is not presently a freely convertible currency, and the restrictions on currency exchanges may limit our ability to use revenues generated in RMB or to make dividends or other payments in U.S. dollars. The PRC government, through the State Administration for Foreign Exchange (“SAFE”), regulates conversion of RMB into foreign currencies. Currently, Foreign Invested Enterprises (such as China Cablecom) are required to apply for “Foreign Exchange Registration Certificates” and to renew those certificates annually. However, even with that certification, conversion of currency in the “capital account” (e.g. for capital items such as direct investments or loans) still requires the approval of SAFE. There is no assurance that SAFE approval will be obtained, and if it is not, it could impede our business activities.

We may have difficulty establishing adequate management, legal and financial controls in the PRC, which could result in misconduct and difficulty in complying with applicable laws and requirements.

As a quasi-governmental business in the PRC, our networks have not historically focused on establishing Western-style management and financial reporting concepts and practices, as well as modern banking, computer and other internal control systems. We may have difficulty in hiring and retaining a sufficient number of qualified internal control employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards, especially on the operation level of our joint ventures with municipal cable TV network operators.

Being a foreign private issuer may exempt us from certain Securities and Exchange Commission requirements that provide shareholders the protection of information that must be made available to shareholders of United States public companies.

We may become a foreign private issuer within the meaning of the rules promulgated under the Securities Exchange Act of 1934, depending upon the composition of its shareholder base. As such, we would be exempt from certain provisions applicable to United States public companies including:

•	The rules requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•	The sections of the Securities Exchange Act regulating the solicitation of proxies, consents or authorizations with respect to a security registered under the Securities Exchange Act;

•	Provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information; and

•
The sections of the Securities Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short swing” trading transactions (i.e., a purchase and sale, or a sale and purchase, of the issuer’s equity securities within less than six months).

Because of these exemptions, our shareholders may not be afforded the same protections or information generally available to investors holding shares in public companies organized in the United States.

Risks Relating to our Corporate Structure

We exercise voting and economic control over Jinan Youxiantong Network Technology Co., Ltd. pursuant to contractual agreements with the shareholders of Jinan Youxiantong Network Technology Co., Ltd. that may not be as effective as direct ownership.

As a result of the contractual agreements entered into between our indirect subsidiary Heze Cablecom Network Technology Co., Ltd., a PRC company (“HZNT”), and the shareholders of Jinan Youxiantong Network Technology Co., Ltd. (“JYNT”), we control and are considered the primary beneficiary of JYNT, and is entitled to consolidate the financial results of JYNT, which includes JYNT’s 60% economic interest in the financial results of Binzhou Broadcasting. While the terms of these contractual agreements are designed to minimize the operational impact of governmental regulation of the media, cultural and telecommunications industries in the PRC, and provide us with voting control and the economic interests associated with the shareholders’ equity interest in JYNT, they are not accorded the same status at law as direct ownership of JYNT and may not be as effective in providing and maintaining control over JYNT as direct ownership. For example, we may not be able to take control of JYNT upon the occurrence of certain events, such as the imposition of statutory liens, judgments, court orders, death or capacity. If the PRC government proposes new laws or amends current laws that are detrimental to the contractual agreements with JYNT, such changes may effectively eliminate our control over the JYNT and our ability to consolidate the financial results of Binzhou Broadcasing, JYNT’s sole operational asset. In addition, if the shareholders of JYNT fail to perform as required under those contractual agreements, we will have to rely on the PRC legal system to enforce those agreements and there is no guarantee that it will be successful in an enforcement action.

Furthermore, if we, or HZNT, were found to be in violation of any existing PRC laws or regulations, the relevant regulatory authorities would have broad discretion to deal with such violation, including, but not limited to the following:

•    levying fines;

•    confiscating income; and/or

•    requiring a restructure of ownership or operations.

JYNT has a 49% equity interest in Binzhou Broadcasting and the failure by the Binzhou SOE to perform its obligations under the joint venture agreement and services agreements may negatively impact our ability to consolidate the financial operations of Binzhou Broadcasting.

JYNT has entered into a joint venture agreement and a series of services agreements that, pursuant to applicable accounting principles, entitles JYNT to consolidate 60% of the operating results of Binzhou Broadcasting, although JYNT only has a 49% equity interest and the Binzhou SOE has retained control of the joint venture. Because JYNT lacks actual control over Binzhou Broadcasting, JYNT, and us through our contractual arrangements with the shareholders of JYNT, are protected in their dealings with the Binzhou SOE only to the extent provided for in the joint venture agreement and the services agreements. If the Binzhou SOE fails to observe the requirements of the joint venture agreement and other services agreements with JYNT, we may have to incur substantial costs and resources to enforce such arrangement, and rely on legal remedies under PRC law, including seeking specific performance or injunctive relief, and claiming damages, which may not be effective. If the shareholders of JYNT and us are unable to compel the Binzhou SOE to observe the requirements of the joint venture agreement and the services agreements, we may be forced to account for the financial results and position of Binzhou Broadcasting pursuant to different accounting principles, effectively eliminating its sole operational asset.

The agreements that establish the structure for operating our business may result in the relevant PRC government regulators revoking or refusing to renew Binzhou Broadcasting’s operating permit.

Binzhou Broadcasting obtains exclusive operating rights by entering into exclusive service agreement with Binzhou SOEs who are 100% owned by different levels of branches of SARFT in Binzhou Municipality. Binzhou SOEs enjoy the right to provide cable access services in its territories. Any foreign-invested enterprise incorporated in the PRC, such as our subsidiary, HZNT, is prohibited from conducting a business that involving the transmission of broadcast television or the provision of cable access services. Our contractual arrangements with JYNT and its shareholders provide us with the economic benefits of Binzhou Broadcasting. If SARFT determines that our control over JYNT, or relationship with Binzhou Broadcasting through those contractual arrangements is contrary to their generally restrictive approach towards foreign participation in the PRC cable television industry, there can be no assurance that SARFT will not reconsider Binzhou Broadcasting’s eligibility to hold exclusive rights to provide operating services on cable access services to Binzhou SOEs. If that were to happen, we might have to discontinue all or a substantial portion of its business pending the approval of exclusive service and operating rights on the required operating permit held by Binzhou SOEs. In addition, if we are found to be in violation of any existing or futures PRC laws or regulations, the relevant regulatory authorities, including the SARFT, would have broad discretion in dealing with such violation, including levying fines, confiscating our income, revoking the business licenses or operating licenses of our PRC affiliates and Binzhou SOE, requiring us to restructure the relevant ownership structure or operations, and requiring us to discontinue all or any portion of our operations. Any of these actions could cause significant disruption to our business operations and may materially and adversely affect our business, financial condition and results of operations.

Risks Relating to the People’s Republic of China

Adverse changes in economic policies of the PRC government could have a material adverse effect on the overall economic growth of the PRC, which could reduce the demand for our services and materially adversely affect its business.

All of our assets are located in and all of its revenue is sourced from the PRC. Accordingly, our business, financial condition, results of operations and prospects will be influenced to a significant degree by political, economic and social conditions in the PRC generally and by continued economic growth in the PRC as a whole.

The PRC economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the PRC government has implemented measures since the late 1970s emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in the PRC is still owned by the PRC government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over the PRC’s economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

While the PRC economy has experienced significant growth over the past decade, growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall PRC economy, but may also have a negative effect on us. For example, our operating results and financial condition may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to it. The PRC government has implemented certain measures, including recent interest rate increases, to control the pace of economic growth. These measures may cause decreased economic activity in the PRC, including a slowing or decline in investment in cable television networks, which in turn could adversely affect our operating results and financial condition.

Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us.

The PRC legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which legal decisions have limited value as precedents. In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past three decades has significantly increased the protections afforded to various forms of foreign or private-sector investment in the PRC. These laws and regulations change frequently, and their interpretation and enforcement involve uncertainties. For example, we may have to resort to administrative and court proceedings to enforce the legal protections that we enjoy either by law or contract. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. These uncertainties may also impede our ability to enforce the contracts we have entered into. As a result, these uncertainties could materially adversely affect our business and operations.

We are a British Virgin Islands company and, because the rights of shareholders under British Virgin Islands law differ from those under U.S. law, you may have fewer protections as a shareholder.

Our corporate affairs are governed by our Amended and Restated Memorandum and Articles of Association, the BVI Business Companies Act, 2004 (as amended) of the British Virgin Islands (the “Act”) and the common law of the British Virgin Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibility of the directors under British Virgin Islands law are governed by the Act and the common law of the British Virgin Islands. The common law of the British Virgin Islands is derived in part from comparatively limited judicial precedent in the British Virgin Islands as well as from English common law, which has persuasive, but not binding, authority on a court in the British Virgin Islands. The rights of shareholders and the fiduciary responsibilities of directors under British Virgin Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the British Virgin Islands has a less developed body of securities laws as compared to the United States, and some states (such as Delaware) have more fully developed and judicially interpreted bodies of corporate law.

British Virgin Islands companies may not be able to initiate shareholder derivative actions, thereby depriving shareholders of the ability to protect their interests.

British Virgin Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States. The circumstances in which any such action may be brought, and the procedures and defenses that may be available in respect to any such action, may result in the rights of shareholders of a British Virgin Islands company being more limited than those of shareholders of a company organized in the United States. Accordingly, shareholders may have fewer alternatives available to them if they believe that corporate wrongdoing has occurred. The British Virgin Islands courts are also unlikely to recognize or enforce against us judgments of courts in the United States based on certain liability provisions of U.S. securities law; and to impose liabilities against us, in original actions brought in the British Virgin Islands, based on certain liability provisions of U.S. securities laws that are penal in nature.

The laws of the British Virgin Islands provide little protection for minority shareholders, so minority shareholders will have little or no recourse if the shareholders are dissatisfied with the conduct of the affairs of China Cablecom.

Under the laws of the British Virgin Islands, there is some statutory law for the protection of minority shareholders under the Act. The principal protection under statutory law is that shareholders may bring an action to enforce our Amended and Restated Memorandum and Articles of Association. The Act sets forth the procedure to bring such a claim. Shareholders are entitled to have the affairs of the company conducted in accordance with the general law and the Amended and Restated Memorandum and Amended and Restated Articles of Association. Companies are not obligated to appoint an independent auditor and shareholders are not entitled to receive the audited financial statements of the company.

There are common law rights for the protection of shareholders that may be invoked (such rights have also now been given statutory footing under the Act), largely dependent on English company law, since the common law of the British Virgin Islands for business companies is limited. Under the general rule pursuant to English company law known as the rule in Foss v. Harbottle, a court will generally refuse to interfere with the management of a company at the insistence of a minority of its shareholders who express dissatisfaction with the conduct of the company’s affairs by the majority or the board of directors. However, every shareholder is entitled to have the affairs of the company conducted properly according to law and the constituent documents of the corporation. As such, if those who control the company have persistently disregarded the requirements of company law or the provisions of the company’s memorandum or articles of association, then the courts will grant relief. Generally, the areas in which the courts will intervene are the following: (i) an act complained of which is outside the scope of the authorized business or is illegal or not capable of ratification by the majority, (ii) acts that constitute fraud on the minority where the wrongdoers control the company, (iii) acts that infringe on the personal rights of the shareholders, such as the right to vote, and (iv) where the company has not complied with provisions requiring approval of a special or extraordinary majority of shareholders, which are more limited than the rights afforded minority shareholders under the laws of many states in the U.S.

If outstanding warrants are exercised, the underlying Ordinary Shares will be eligible for future resale in the public market. “Market overhang” from the warrants results in dilution and has an adverse effect on the Ordinary Shares’ market price.

We have outstanding warrants and unit purchase options to purchase an aggregate of up to 10,483,834 Ordinary Shares. If they are exercised, a substantial number of additional Ordinary Shares of will be eligible for resale in the public market, which could adversely affect the market price.

Because we do not intend to pay dividends shareholders will benefit from an investment in our Ordinary Shares only if they appreciate in value.

We have never declared or paid any cash dividends on our Ordinary Shares. We currently intend to retain all future earnings, if any, for use in the operations and expansion of the business. As a result, we do not anticipate paying cash dividends in the foreseeable future. Any future determination as to the declaration and payment of cash dividends will be at the discretion of our Board of Directors and will depend on factors our Board of Directors deems relevant, including among others, our results of operations, financial condition and cash requirements, business prospects, and the terms of China Cablecom Holdings’ credit facilities, if any, and any other financing arrangements. Accordingly, realization of a gain on shareholders’ investments will depend on the appreciation of the price of the Ordinary Shares. There is no guarantee that our Ordinary Shares will appreciate in value.

Our securities are quoted on the Over-the-Counter Bulletin Board, which may limit the liquidity and price of its securities more than if the securities were quoted or listed on the Nasdaq stock market.

Our securities are quoted on the Over-the-Counter Bulletin Board (“OTC BB”), a FINRA-sponsored and operated inter-dealer automated quotation system. Quotation of our securities on the OTC BB will limit the liquidity and price of its securities more than if the securities were quoted or listed on the Nasdaq stock market.

There is a risk that we could be treated as a U.S. domestic corporation for U.S. federal income tax purposes, which could result in significantly greater U.S. federal income tax liability to us.

Section 7874(b) (“Section 7874(b)”) of the Internal Revenue Code of 1986, as amended, (the “Code”) generally provides that a corporation organized outside the United States which acquires, directly or indirectly, pursuant to a plan or series of related transactions substantially all of the assets of a corporation organized in the United States will be treated as a domestic corporation for U.S. federal income tax purposes if (among other things) shareholders of the acquired corporation own at least 80% (of either the voting power or the value) of the stock of the acquiring corporation after the acquisition. If Section 7874(b) were to apply to the Redomestication Merger, then we would be subject to U.S. federal income tax on our worldwide taxable income following the Redomestication Merger and Business Combination as if we were a U.S. domestic corporation. Although it is not expected that Section 7874(b) will apply to treat us as a domestic corporation for U.S. federal income tax purposes, this result is not entirely free from doubt. As a result, shareholders are urged to consult their own tax advisors on this issue. The balance of this discussion (including the discussion below in “Material United States Federal Income Tax Considerations”) assumes that we will be treated as a foreign corporation for U.S. federal income tax purposes.

There is a risk that we will be classified as a passive foreign investment company, or “PFIC,’’ which could result in adverse U.S. federal income tax consequences to U.S. holders of our Ordinary Shares.

We will be treated as a PFIC for any taxable year in which either (1) at least 75% of our gross income (looking through certain corporate subsidiaries) is passive income or (2) at least 50% of the average value of our assets (looking through certain corporate subsidiaries) produce, or are held for the production of, passive income. Passive income generally includes, without limitation, dividends, interest, rents, royalties, and gains from the disposition of passive assets. If we are a PFIC for any taxable year during which a U.S. Holder (as such term is defined below in “Material United States Federal Income Tax Considerations – General”) held its Ordinary Shares, the U.S. Holder may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements. Based on the expected composition of our assets and income, it is not anticipated that we will be treated as a PFIC. Our actual PFIC status for any taxable year, however, will not be determinable until after the end of such taxable year, and accordingly there can be no assurance as to our status as a PFIC for the current taxable year or any future taxable year. We urge U.S. Holders to consult their own tax advisors regarding the possible application of the PFIC rules. For a more detailed explanation of the tax consequences of PFIC classification to U.S. Holders, see ‘‘Material United States Federal Income Tax Considerations – Tax Consequences to U.S. Holders of Ordinary Shares – Passive Foreign Investment Company Rules.”

SELECTED SUMMARY HISTORICAL FINANCIAL INFORMATION

Our historical, stand-alone results of operations prior to the acquisition of Binzhou Broadcasting are insignificant and not reflective of the results of operations it anticipates immediately following the consummation of the proposed transactions included in this prospectus. Accordingly, selected summary historical financial information relating to Binzhou Broadcasting has been provided to assist investors in evaluating the historical performance of these businesses.

Our balance sheet data as of December 31, 2007 and the statement of operations data for the year ended December 31, 2007 are derived from our financial statements audited by UHY ZTHZ HK CPA Limited, independent registered public accountants, which are included elsewhere in this prospectus.

Our balance sheet data as of December 31, 2006 and the statement of operations data for the period from October 6, 2006 (inception) to December 31, 2006 are derived from our financial statements audited by UHY LLP, independent registered public accountants, which are included elsewhere in this prospectus.

Binzhou SOE’s balance sheet data as of December 31, 2007, 2006 and 2005 and the statement of operations data for the nine months ended September 30, 2007 and for the years ended December 31, 2006 and 2005, are derived from Binzhou SOE’s financial statements audited by UHY ZTHZ HK CPA Limited, independent registered public accountants, which are included elsewhere in this prospectus.

Historical financial information for Binzhou SOE for the years ended December 31, 2004 and 2003 has not been provided as the underlying businesses of Binzhou SOE have been operated principally as five autonomous companies that were directly or indirectly owned by state-owned entities of different branches of SARFT. In connection with a consolidation effort, various network assets and businesses related to the entities we acquired were aggregated into a single legal entity by local branches of SARFT. Historically, the various network assets and businesses operated autonomously and they employed their own financial staff and accounted for their day-to-day operations independently. Financial information and records of these entities were not maintained on a consistent basis and depended largely on the understanding and management of the local financial and accounting staff. None of our current senior financial managers and accountants was a member of our financial staff between 2002 and 2004, and as a result, its current senior financial management members are unfamiliar with the records and record keeping practices of the affiliated entities in these periods. Therefore, we are unable to prepare reliable selected financial data as of and for the years ended December 31, 2004 and 2003 without significant additional effort and expense.

The selected financial information of China Cablecom and Binzhou SOE is only a summary and should be read in conjunction with each company’s historical financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and contained elsewhere in this prospectus. The information presented may not be indicative of future performance of China Cablecom or Binzhou SOE.

CHINA CABLECOM HISTORICAL FINANCIAL INFORMATION
(in thousands, except per share amounts)

	For the period from October 6, 2006 (inception) to December 31, 2006	Year ended December 31, 2007(1)

Income Statement Data:

Revenue	$—	$1,995

Cost of revenue	—	(1,017)

Gross profit	—	978

Operating expenses	73	(1,660)

Loss from operations	(73)	(682)

Interest (expense) income, net	—	(1,408)

Other income (expense), net	—	(4)

Loss before income taxes	(73)	(2,094)

Income tax expense	—	(40)

Loss before noncontrolling interest	(73)	(2,134)

Noncontrolling interest	—	(21)

Net loss	$(73)	$(2,155)

Net loss per share	$(73.11)	$(1.13)

Weighted average number of shares - basic and full diluted	1	1,900

	As of
	December 31, 2006	December 31, 2007

Balance Sheet Data:

Total assets	$56	$69,496

Long-term debt, including current portion	—	51,361

Stockholders’ equity (deficit)	(72)	1,702

(1)	The operations of Binzhou Broadcasting for the three months ended December 31, 2007 are reflected in the historical financial statements of China Cablecom for the year ended December 31, 2007.

BINZHOU SOE HISTORICAL FINANCIAL INFORMATION
(in thousands)

	Nine months ended September 30,	Year ended December 31,
	2007(1)	2006	2005

Income Statement Data:

Revenues	$5,020	$8,288	$7,804

Cost of revenues	(2,680)	(2,803)	(2,738)

Gross profit	2,340	5,485	5,066

Operating expenses	(1,807)	(1,712)	(1,438)

Income from operations	533	3,773	3,628

Interest expense	(717)	(721)	(703)

Other income (expense), net	406	103	59

Income before income tax expense	222	3,155	2,984

Income tax expense	(198)	(230)	(122)

Net income	$24	$2,925	$2,862

	As of
	September 30, 2007(1)	December 31, 2006	December 31, 2005

Balance Sheet Data:

Total assets	$24,812	$23,840	$23,998

Long-term debt, including current portion	—	—	—

Stockholders’ equity	10,917	11,297	9,056

(1)	Derived from the audited financial statements of Binzhou SOE as of and for the nine months ended September 30, 2007, prior to the formation Binzhou Broadcasting which occurred on October 1, 2007.

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The Business Combination will be accounted for under the purchase method of accounting as a reverse acquisition in accordance with US GAAP for accounting and financial reporting purposes since the former controlling shareholder of China Cablecom has effective control of the Board of Directors of China Cablecom Holdings after the Business Combination and the Redomestication Merger through (i) the ability to initially appoint a majority of the post-merger board of directors under the Merger Agreement (representing effective voting control over 22% of China Cablecom's outstanding shares upon the consummation of the Business Combination), and (ii) the benefit of voting agreements that the current holders of approximately 15% of Jaguar's shares of common stock have entered into to vote in favor of future board of director nominees of such controlling shareholder of China Cablecom, resulting in significant influence in the election of directors at future shareholder meetings, and day-to-day control of post-merger China Cablecom Holdings, being controlled by this individual after the consummation of the Business Combination and the Redomestication Merger. As a group, the former Jaguar shareholders currently retain the largest voting interest in the combined entity after the consummation of the Business Combination. However, if the Performance Shares are earned by Mr. Clive Ng, then the former shareholders of China Cablecom would retain the largest voting interest in the combined entity. Under this method of accounting, Jaguar will be treated as the "acquired" company for financial reporting purposes. In accordance with guidance applicable to these circumstances, the Business Combination will be considered to be a capital transaction in substance. Accordingly, for accounting purposes, the business combination will be treated as the equivalent of China Cablecom issuing shares for the net monetary assets of Jaguar, accompanied by a recapitalization. The net monetary assets of Jaguar will be stated as their fair value, essentially equivalent to historical costs, with no goodwill or other intangible assets anticipated to be recorded. The accumulated earnings deficit of China Cablecom have been carried forward after the Business Combination and the Redomestication Merger. Operations prior to the Business Combination and the Redomestication Merger will be those of China Cablecom.

The acquisition of Binzhou Broadcasting by China Cablecom will be accounted for under the purchase method of accounting. The purchase price allocation, including the valuation of Binzhou Broadcasting’s assets to be acquired and their respective liabilities to be assumed, is preliminary and will be subject to a final determination upon our closing of the respective acquisitions. The final determination of the purchase price allocation may result in material allocation differences when compared to this preliminary allocation and the impact of the revised allocation may have a material effect on the actual results of operations and financial position of the combined entities. As a result of the application of purchase accounting, the accounts in the stockholders’ equity section of the balance sheet of Binzhou Broadcasting were eliminated.

The unaudited pro forma combined financial information presented below reflects the merger as a recapitalization of China Cablecom. The following selected unaudited pro forma combined financial information has been derived from, and should be read in conjunction with, the unaudited pro forma combined balance sheet and related notes thereto included elsewhere in this prospectus.

Pro Forma Condensed Combined Statements of Operations Data
(in thousands, except per share amounts)

Year ended December 31, 2007
Revenues	$7,015
Income (loss) from operations	$(1,498)
Net loss	$(6,425)
Net loss per share – basic and diluted	$(0.94)
Shares used in computation of basic and diluted net income per share	6,864

Pro Forma Condensed Combined Balance Sheet Data
(in thousands)

At December 31, 2007
Total assets	$73,397
Long-term debt	41,366
Stockholders’ equity	27,516

PRICE RANGE OF SECURITIES AND DIVIDENDS

Our Ordinary Shares, warrants and units are quoted on the OTC BB under the symbols CCCHF, CCCZF and CCCWF, respectively. The closing price for the securities on April 16, 2008, the most recent trading day practicable before the date of this prospectus, was $6.25, $1.85 and $10.00, respectively.

Prior to the Business Combination, Jaguar’s units commenced public trading on April 6, 2006, and common stock and warrants commenced public trading on June 26, 2006. The Business Combination occurred on April 9, 2008 and we began trading as China Cablecom Holdings, Ltd. on April 10, 2008.

The table below sets forth, for the calendar quarters indicated, the high and low bid prices for the securities as reported on the OTC BB in U.S. dollars. These quotations reflect inter-dealer prices, without markup, markdown or commissions, and may not represent actual transactions.

	Common Stock/Ordinary Shares		Warrants		Units
	High	Low	High	Low	High	Low
	(US$)
2006	$5.52	$5.10	$0.94	$0.47	$8.00	$6.17

Second Quarter*	5.10	5.10	0.60	0.47	8.00	6.17

Third Quarter	5.40	5.10	0.94	0.48	7.25	6.17

Fourth Quarter	5.52	5.25	0.94	0.65	7.30	6.50

2007	7.40	5.35	1.20	0.80	7.83	7.10

First Quarter	5.57	5.35	1.20	0.80	7.83	7.10

Second Quarter	5.90	5.53	1.22	1.04	8.35	7.65

Third Quarter	6.00	5.63	1.65	1.00	9.37	7.70

Fourth Quarter	7.44	6.00	2.59	1.67	12.44	9.25

2008

First Quarter	7.45	6.43	2.67	1.70	12.70	10.55

Second Quarter (through April 16, 2008)	6.35	5.90	2.00	1.46	10.00	8.90

*	The share prices from the Second Quarter of 2006 begin on the dates which our securities first commenced trading.

Holders of Ordinary Shares, warrants and units should obtain current market quotations for their securities. There can be no assurance that a trading market will develop for these securities.

Status of Outstanding Ordinary Shares. As of April 16, 2008, we had a total of 7,775,106 Ordinary Shares issued and outstanding.

Units, Options and Warrants. We have issued and outstanding warrants to purchase 9,433,334 Ordinary Shares. In addition, we have issued a unit purchase option issued and outstanding which is exercisable for 350,000 units, consisting of one ordinary share and two warrants to purchase one ordinary share at an exercise price of $9.10 per unit. The securities underlying the representative’s unit purchase option and underlying securities have registration rights and may be sold pursuant to Rule 144. Therefore, there are an aggregate of 10,483,834 Ordinary Shares that may be issued in the future upon exercise of outstanding warrants and options.

Holders. As of April 16, 2008 there were, of record, 193 holders of Ordinary Shares, 216 holders of warrants, and 20 holders of units. We believe the number of beneficial holders of each of these securities is significantly greater than the number of record holders.

Dividends. We have not paid any dividends on our Ordinary Shares to date. The payment of dividends in the future will be contingent upon revenues and earnings, if any, capital requirements and our general financial condition. The payment of any dividends subsequent to that time will be within the discretion of the Board of Directors serving at that time. It is the present intention of the Board to retain all earnings, if any, for use in business operations and, accordingly, it does not anticipate declaring any dividends in the foreseeable future. Loans or credit facilities may also limit our ability to pay dividends.

INFORMATION ABOUT CHINA CABLECOM

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This prospectus contains or incorporates by reference certain forward-looking statements and information relating to China Cablecom that are based on the beliefs of management as well as assumptions made by China Cablecom and information currently available to China Cablecom. Forward-looking statements include statements concerning projected financial data, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical fact. When used in this prospectus, the words “anticipate,” “believe,” “estimate,” “expect,” “plan,” “intend,” “project,” “predict,” “may,” and “should” and similar expressions, are intended to identify forward-looking statements. These statements are based on current expectations of China Cablecom and are naturally subject to uncertainty and change in circumstances. Actual results may vary materially from the expectations contained in this document. The following factors, among others, could cause results to differ materially from those described in this prospectus: any economic, business, competitive and/or regulatory factors affecting China Cablecom’s business generally. Unless required by law, China Cablecom undertakes no obligation to update publicly any forward-looking statements set forth in prospectus, whether as a result of new information, future events or otherwise.

Overview

We are a joint-venture provider of cable television services in the PRC, operating in partnership with a local state-owned enterprise authorized by the PRC government to control the distribution of cable TV services (“SOE”). We acquired the network it currently operates in Binzhou, Shandong Province in September 2007 by entering into a series of asset purchase and services agreements with a company organized by SOEs owned directly or indirectly by local branches of SARFT in five different municipalities to serve as a holding company of the relevant businesses. Due to restrictions on foreign ownership of PRC media and broadcasting entities, our 49% joint venture interest is held through a series of contractual arrangements intended to result in the risks and benefits of Binzhou Broadcasting’s operations being primarily borne by us, rather than through a direct ownership of equity securities. In addition to seeking to avoid a violation of PRC law, these arrangements provide, under relevant principles of US GAAP, for the consolidation of 60% of the results of operations, financial position and cash flows of Binzhou Broadcasting by us. These contractual arrangements each have an initial term of 20 years. The parties may mutually seek to extend these agreements upon the expiry of the current term. We are not aware of any legal impediments that may affect the renewal of these agreements under current PRC laws. In order for us to continue to derive the economic benefits from the operation of Binzhou Broadcasting, it must renew these agreements. Binzhou Broadcasting operates a cable network with 411,246 paying subscribers as of December 31, 2007. China Cablecom’s strategy is to replicate the acquisition by operating partnership model in other municipalities in Shandong Province in the PRC and then introduce operating efficiencies and increase service offerings in the networks it has acquired.

The PRC Cable Industry

China is the world’s largest cable television market in subscriber volume. As of December 31, 2006, China had 139 million cable households, or 38% of television-viewing households, nearly twice that of the U.S. and over one-third of the global cable user base. However, cable industry revenues in the PRC are less than 3% of the U.S. cable industry and based on widely available industry information digital cable penetration rates are reported to be very low compared to all television-viewing households. We expect to benefit from the following additional trends affecting the PRC and the Chinese cable TV industry:

•
Rising household incomes in the PRC. According to a report by the McKinsey Global Institute, over the next 20 years more people will migrate to China’s cities for higher-paying jobs. These working consumers will create a new and significant middle class. McKinsey also notes that the trend in China is toward a younger middle class.

•
Government mandates ensure proliferation of digital cable. SARFT has mandated that China’s well-developed coastal areas must deploy digital cable by 2008. This will result in cable networks switching off their analog transmissions; the government has set a target of 2015 for operators nationwide to complete the digital transition. The government has placed further emphasis in major urban areas to complete the digitalization conversion in time for the 2008 Beijing Olympics.

•
New and dynamic product offerings. The transition to digital cable benefits cable operators by expanding their market for premium product and service offerings to their customers. Examples that are more fully describe below, include broadband Internet access; premium content subscription; electronic programming guide, or EPG; video on-demand, VOD; personal video recorder, or PVR; and others.

•
Higher ARPU. Digital cable offers cable network operators an opportunity to create new revenue streams. In addition, SARFT has authorized cable operators to apply for rate increases to cover the costs associated with digitalization. Recently, the government approved rate increase in excess of 70%. On average, subscribers in the PRC pay $1.50 per month for basic cable service compared to digital cable which averages $3.50 per month.

The following chart summarizes two recent studies on the impact of selected cable operators throughout the PRC and the impact on ARPU after the digitalization conversion. The average increase in ARPU for these 15 locations was 72%.

Examples of basic subscription fee increases after digitalization

	Monthly subscription fee before and after digitalization (USD)

City/Location	Analog	Digital	% Increase

Chongqing	1.57	2.88	83%

Dalian	1.57	3.14	100%

Foshan	1.83	2.22	21%

Fuzhou	1.83	3.40	86%

Guangxi Province	1.70	3.40	100%

Guangzhou	2.22	3.46	56%

Hainan Province	2.09	3.40	63%

Hangzhou	1.83	1.83	0%

Hunan Province	2.16	3.27	52%

Jinan	1.70	3.66	115%

Qingdao	1.57	2.88	83%

Shaanxi Province	1.83	3.14	71%

Shenzhen	2.09	3.66	75%

Taiyuan	1.57	3.01	92%

Zibo	1.70	3.66	115%

Average	1.83	3.14	72%

Source: SYWG Consulting and Research, 2007; Skillnet MI, 2007

Products and Service Offerings

Currently, we operate one cable network, Binzhou Broadcasting, and offers the following products and services to its customers: (i) basic analog and digital cable subscription services (including installation), referred to as video subscription services, (ii) landing service for satellite TV broadcasters, (iii) network leasing, (iv) broadband Internet, and (v) other services, including premium content and interactive.

Video subscription services. The majority of Binzhou Broadcasting’s revenues are currently generated from video subscription services and related installation fees. As of December 31, 2007, the network served 634,860 homes passed and 411,246 paying subscribers. Subscribers typically pay Binzhou Broadcasting on an annual basis and generally may discontinue services at any time. Monthly subscription rates, programming availability, and related charges vary according to the type of service selected, the type of equipment used by subscribers and the local cable operators product and service offerings. Following is general information regarding our video services and a general programming guide.

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Basic Video Service. Basic video service of up to 40 channels includes local broadcast channels, provincial TV channels, limited satellite-delivered programming from other provincial broadcasters and several channels provided by Central China Television Station, or CCTV. The monthly fee for the basic subscription varies depending on the geographic location of the subscriber.

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Extended Basic Video Service. Extended basic service is divided into two packages. Package one includes up to 11 satellite channels, including Hunan TV, Oriental TV and others. Package two includes up to 7 channels, including movie and sports channel from CCTV. Currently, Binzhou Broadcasting is offering its extended basic video service for free under a program designed to accelerate adoption rates.

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Digital Video Service. Customers who subscribe to digital video service receive up to 80 digital channels including digital basic channels, extended basic channels, pay TV channels, digital radio, EPG, local news and government access channels. Customers pay a monthly fee for digital video service, which varies according to the level of service and the number of set-top boxes, or STB, in the home. The first STB is free; however, the customer must prepay the subscription fee for one year. Advanced interactive STBs with DVR and cable broadband access are available for a premium charge. As of December 31, 2007, Binzhou Broadcasting had 4,112 digital customers, representing less than 1.0% penetration of its basic video subscribers.

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Pay TV Service. Pay TV service is offered through three separate packages. Package one subscribers receive 14 channels including a cartoon channel. Package two subscribers receive one movie channel, CHO. Package three subscribes receive 10 channels including the golf and tennis channel and Weiqi channel. Pay TV in China operates on revenue sharing model with the monthly pay TV fee generally shared as follows: 50% to the cable operator, 40% to the content provider and 10% to the channel integrator.

A programming guide for the cable channels offered by Binzhou Broadcasting is shown below:

Landing service for satellite TV broadcasters. Satellite broadcasters in China have no network and must pay a “landing fee” to local cable operators. The landing fee for satellite TV to reach one household is approximately $0.04 per channel per year. Binzhou Broadcasting offers 11 satellite stations under its extended basic video service.

Network leasing. Local enterprises in the PRC, such as hospitals, schools, financial institutions and telecommunications companies, do not have complete coverage within the region for their own local network. Accordingly, they rent network bandwidth from local cable companies to operate their internal communication networks among their subsidiaries and branches.

Broadband Internet. Binzhou Broadcasting offers to residential, commercial and governmental packages of cable modem-based services with varied speeds of 1Mbps to 10Mbps FTTL (fiber-to-the-loop). Key customers for cable Internet access include new buildings and the government. As of December 31, 2007, Binzhou Broadcasting had 3,290 broadband households, representing 2% of service penetration. Binzhou Broadcasting faces strong competition from local monopolistic telecommunication companies and therefore has been forced to offer its cable modem service at discounted rates to compete with local telecommunication companies.

Competition and Threats of Substitution

Cable operators in the PRC are local monopolies, similar to the U.S. in the past where only one cable network operates in one municipal city or one county. We believe it is possible that current cable network operators may ultimately lose their single monopoly status. Additionally, there are other private sector investors seeking to explore the cable industry in the Shandong province, including CITIC Group, a publicly traded company listed in Hong Kong. CITIC Group currently owns a 49% interest in Weihai Cable Network, which serves approximately 200,000 subscribers. There are a total of 17 municipal cable network companies in Shandong province with an estimated subscriber base of over 11 million households.

There are, however, emerging threats to traditional cable, such as Internet Protocol TV, or IPTV, and Direct Broadcast Satellite, or DBS. Since media and media content are strongly controlled by the PRC government, new entrants to the market will face significant hurdles that are heavily government policy oriented and not market-oriented. Foreign IPTV models cannot be copied in the PRC due to the strict control by the government for censorship purposes. As a consequence, cable operators will continue to be the dominant market force for the foreseeable future. For example, industry experts forecast that in five years cable network operators will still maintain 70% market share in the financially lucrative pay TV content distribution market.

IPTV rollout in the PRC has also been hampered by high service fees, which are $8.00 per month, as well as conflict of interest issues between local SARFT and local telecommunications operators, which has slowed the licensing process for IPTV operators. China Cablecom believes that these new entrants will not pose significant threats of substitution to cable network operators in the foreseeable future.

Similar to the U.S., DBS poses even less of a threat to cable operators than IPTV. There are very few DBS households in the PRC. Due to PRC policies, DBS typically cannot be directly received into households; requiring retransmission through terrestrial or cable networks. The transition to digital cable greatly diminishes the competitive threat to cable from DBS.

Other threats of substitution, such as mobile TV, are in the early stages of development and customer acceptance of this technology is unknown. We believe mobile TV does not represent a competitive threat.

Currently, there are several large cable operators in the PRC. The cable market is highly fragmented and the large operators are geographically centered. For example, Beijing GeHau, a cable operator with 3.2 million households, focuses its efforts in Beijing. Hangzhou Wasu, a cable operator with 1.0 million households, focuses its efforts in Hangzhou. The largest consolidator in the PRC is CITIC Guoan, or CITIC, with 6.4 million households. CITIC is a publicly listed company on the Shenzhen stock exchange and is diversified across several industries, including cable TV, real estate, energy and others. CITIC has focused its efforts in the Hunan and Jiangxi provinces; however, they do operate one local cable network, Weihai, in Shandong. China Cablecom believes that there are many attractive acquisition targets, particularly in the Shandong province, and the presence of other cable operators in the PRC does not pose a competitive threat, given the inherent monopolistic nature of the cable business in the PRC.

The Shandong Province is the second most populous province of China with approximately 92 million inhabitants. Moreover, it is the second largest economic region (GDP) in China.

Within the Shandong Province, 45 percent of the population lives in urban areas, and as a result, have a higher cable TV penetration than rural areas. As reported by the China Statistics Bureau, Shandong has $5,212 USD annual income per household, of which $4,821 is the annual disposable income per household.

The cable TV market in Shandong Province covers approximately 10.18 million households that are serviced by seventeen municipal cable operators and 57 county-level cable operators. The largest cable operator in the Shandong Province, Qingdao Cable Network Company, accounts for less than 10 percent of the market.

Marketing and Sales

Our sales and marketing strategy depends heavily on the monopolistic situation of cable in the PRC. We do not intend on spending significant dollar amounts on marketing and sales efforts other than for converting the analog signal to a digital signal. The cost of marketing programs associated with premium content service offerings will be mostly borne by the content providers and integrators.

PRC Corporate Structure

China Cablecom conducts substantially all of its business in the PRC through HZNT, and Jinan Youxiantong Network Technology Co., Ltd. (“JYNT”), a PRC company and a domestic variable interest entity (“VIE”). JYNT is controlled by the Company through contractual arrangements. China Cablecom also owns 100% of the equity interest of Hong Kong Zhongyouxiantong Co., Ltd. (“HKZ”), a Hong Kong holding company that, in turn, directly owns 100% of the equity interest of HZNT.

In order to comply with the PRC’s regulations on private investment in the cable industry, China Cablecom operates its cable business in a joint venture with a local state-owned enterprise. China Cablecom’s operations are conducted through direct ownership of HKZ and HZNT and contractual arrangements with JYNT. China Cablecom does not have an equity interest in JYNT, but instead enjoys the economic benefits derived from JYNT through a series of contractual arrangements. JYNT is owned 95% by Pu Yue (95%), China Cablecom’s Chief Executive Officer and 5% by Liang Yuejing, his spouse.

China Cablecom operates its cable business in a joint venture, Binzhou Broadcasting and Television Information Network, Co., Ltd. (“Binzhou Broadcasting”), which is 49% owned by JYNT and 51% by Binzhou Broadcasting and Television Network, Co., Ltd. (“Binzhou SOE”), a PRC state-owned enterprise.

We do not directly or indirectly have an equity interest in JYNT, but HZNT and HKZ, our wholly owned subsidiaries, have entered into a series of contractual arrangements with JYNT and its shareholders. As a result of the following contractual arrangements, control and we considered the primary beneficiary of JYNT and, accordingly, it consolidates JYNT’s results of operations in its financial statements.

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the shareholders of JYNT have jointly granted HZNT an exclusive and irrevocable option to purchase all or part of their equity interests in JYNT at any time; This option may only be terminated by mutual consent or at the direction of HZNT.

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without HKZ’s consent, the shareholders of JYNT may not (i) transfer or pledge their equity interests in JYNT, (ii) receive any dividends, loan interest or other benefits from JYNT, or (iv) make any material adjustment or change to JYNT’s business or operations;

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the shareholders of JYNT agreed to (i) accept the policies and guidelines furnished by HKZ with respect to the hiring and dismissal of employees, or the operational management and financial system of JYNT, and (ii) appoint the candidates recommended by HKZ as directors of JYNT;

•	each shareholder of JYNT has appointed HKZ’s designee as their attorneys-in-fact to exercise all its voting rights as shareholders of JYNT. This power of attorney is effective until 2027; and

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each shareholder of JYNT has pledged all of its respective equity interests in JYNT to HZNT to secure the payment obligations of JYNT under certain contractual arrangements between JYNT and HKZ, and HZNT and JYNT. This pledge is effective until the later of the date on which the last surviving of the Service Agreements, the Loan Agreement and the Equity Option Agreement terminates and (2) the date on which all outstanding Secured Obligations are paid in full or otherwise satisfied.

In addition, JYNT, Binzhou Broadcasting and Binzhou SOE have entered into the following contractual arrangements that provide JYNT with the ability to control and consolidate the results of operations of Binzhou Broadcasting. Also as a result of these agreements, Binzhou Broadcasting controls and consolidates Binzhou SOE in its financial statements.

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a technical services agreement, pursuant to which JYNT exclusively performs the following for Binzhou Broadcasting: (i) management, operation and maintenance of relevant networks and equipment; (ii) consulting services for operation, business development, sales and planning, market research, data collection and analysis; (iii) training for management personnel; (iv) international developments and advanced technology regarding the cable business; (v) provide developed systems and financial support software; and (vi) provide other technology troubleshooting plans, related software and technical services. JYNT is paid a fee of 11% of the net profits of Binzhou Broadcasting, which brings its effective economic interest in Binzhou Broadcasting to 60%. The term of this technical services agreement is 20 years. JYNT and Binzhou Broadcast may mutually seek to extend this agreement upon the expiry of the current term, and we are not aware of any legal impediments that may affect the renewal of this agreement under current PRC laws. This agreement further provides that any non-breaching party may early terminate this agreement in the event that a breaching party has not made rectification 30 days after receipt of the breaching notice from the non-breaching party.

•	an exclusive services agreement, pursuant to which Binzhou Broadcasting exclusively performs marketing, strategic consulting and technical support and services for Binzhou SOE.

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under PRC law, Binzhou SOE must maintain ownership of the broadcasting licenses related to the assets that were contributed to Binzhou Broadcasting for a 51% equity interest. As a result and pursuant to an exclusive services agreement, Binzhou Broadcasting will provide the following services in operating the Binzhou SOE contributed assets: (i) collecting all cash related to revenues generated including subscription fees, installation fees, and channel landing fees; (ii) the marketing, promotion and sales of digital TV set-top boxes; (iii) the building and maintenance of the cable TV network; (iv) the marketing, promotion and sales of businesses in relation to broadcast and television network broadband access; (v) the operation of businesses in relation to wireless network transmission and cable TV; (vi) various troubleshooting, software support and other technology services; (vii) developments, updates and upgrades in relation to the provider application software and user application software; (viii) training services for technology staff and technology consulting services in relation to the business; and (ix) other applicable technology services. As the license holder, Binzhou SOE will collect all revenues from customers and, in turn, remit the cash flows, net of business taxes, to Binzhou Broadcasting. Binzhou Broadcasting will provide the necessary resources including employees and other costs necessary to operate the cable business. The term of the agreement is 20 years with an option to extend for another 10 years. Binzhou SOE and Binzhou Broadcasting may mutually seek to extend this agreement upon the expiry of the current term, and we are not aware of any legal impediments that may affect the renewal of this agreement under current PRC laws. This agreement further provides that Binzhou SOE and Binzhou Broadcasting may early terminate this agreement with the mutual written consent of the parties.

Employees and Facilities

Binzhou Broadcasting has 258 employees working in one headquarter facility and 5 operating subsidiary facilities located in Boxin, Huiming and Zoupin counties and in Binzhou city.

Governmental Regulation

The media, cultural and telecommunications industries in China are highly regulated by the PRC government, even though the past several years have seen liberalization in this regard. Many foreign and domestic industry participants operate by means of establishing flexible corporate and commercial relationships that allow them to avoid regulatory restrictions while at the same time achieving their business goals. As a result, in order to comply with current PRC laws limiting foreign ownership in the cable industry, Binzhou Broadcasting operates in a joint venture and we manage our interest in the joint venture through direct ownership of wholly foreign owned entities and affiliated companies wholly owned by PRC citizens. This organization structure is designed to minimize the operational impact of governmental regulation in the PRC, although the contractual arrangements required in this regard are not accorded the same status at law as direct ownership, which may affect our ability to secure future financing and pursue its strategic growth plans. The effectiveness of the current contractual arrangement is more dependent on there being no change (or at least no substantial change) in the current PRC regulations, rather than direct ownership. There is the possibility that the relevant PRC authorities could, at any time, decide that this contractual arrangement violates existing or future PRC laws, regulations or policies.

Cable TV

Overall responsibility for the administration of the cable TV sector is divided between the Chinese Communist Party (“CCP”) and the central government. The CCP Central Committee is responsible for censorship; the State Council, in co-operation with the National People’s Congress (“NPC”), is the government body responsible for promulgating new laws and regulations for the cable TV industry. Responsibility for enforcing policies and laws set out by the CCP and State Council at the local level lies with the relevant department of the State Administration of Radio, Film and Television (“SARFT”).

Investments in cable TV companies are subject to the supervision of the SARFT and other relevant government agencies. The primary restrictions in this regards are as follows:

•	Transmission Network

•	Foreign Investment – Prohibited– Foreign investors are prohibited from investing in all levels of radio and TV transmission networks.

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Domestic Private Investment – Limited Access– Private investors may invest in the construction and operation of cable TV transmission networks and participate in the reconstruction of digitalization of the receiving terminals of cable TV, subject to a 49% shareholding ceiling. However, private investors are allowed to hold majority shares in companies which only operate the community access portion (terminal connection) of the cable TV transmission networks.

•	TV Stations and Channels

•	Foreign Investment/Domestic Private Investment – Prohibited– Foreign and domestic private investors are prohibited from investing in radio stations and TV stations and channels.

Notwithstanding the recent attempts at liberalization, the cable TV industry is still primarily State owned. At the central government level, the SARFT is responsible for approving the establishment of cable, radio and TV stations, the nationwide administration of cable, radio and TV services, and developing and promulgating policies, standards and regulations. At the local level, the radio and TV administrative departments and bureau of provinces, municipalities and counties are in charge of the administration of radio and TV services and of implementing policies, standards and regulations within their jurisdiction. In accordance with the Interim Measures on Administration of Fees for Basic Receipt and Maintenance of Cable TV (jointly promulgated by the SARFT and the National Development and Reform Commission on December 2, 2004 and effective as of January 1, 2005), the standards governing the fees for basic receipt and maintenance of cable TV shall be set by the authorities in charge of pricing. A prior hearing is required before the authorities set or adjust the fees. Any changes to the fee standards must comply with the principles of equality, fairness, transparency, and efficiency. In addition, the service costs incurred by providers, as well as the feasibility of the consumer market are considered in making any changes.

As a result of the above restrictions on foreign investment, we rely on the contractual arrangements with these affiliated PRC companies to hold and maintain the licenses necessary to operate our cable TV business in China.

The chart below reflects the division of authority.

Assets of different SARFT

	Central SARFT	Province SARFT (e.g. Shandong)	City SARFT (e.g. Binzhou, Jining)	District & county SARFT (e.g. Boxing/Binzhou)

Character	No direct access to Households but strong power due to central authorities	No direct access to Households	Direct access to Households in its network	Direct access to Households in its network

Networks	Backbone connected with province backbone	Backbone in the province, from city to city	Backbone in the city	Small networks

Channels – Broadcasters	CCTV	Province channels, satellite channels	Local channels, network center	Local channels, network center

As a result of the control arrangements established by us through affiliated PRC companies wholly owned by PRC citizens, we believe that it is in compliance with the above prohibitions. As set forth in the chart above, however, there are different authorities within the PRC that could seek to regulate the operations of Binzhou Broadcasting, and the fact that one such authority does not impose restrictions on Binzhou Broadcasting’s operations does not mean that any other authority is foreclosed from doing so.

The Measures for the Administration of Radio and Television Program Transmission Services (promulgated on July 6, 2004 by the SARFT as Decree No. 33 and effective as of August 10, 2004), require entities that wish to provide TV program transmission and cable access services to obtain an operating permit for Radio and Television Program Transmission Services.

Only the following entities may apply for an Operating Permit: (i) radio and television broadcasting entities which have been established with the permission of the SARFT; (ii) radio, film and television groups and their affiliates which have been established with the permission of the SARFT; and (iii) state-owned entities that have the right to operate radio and television cable networks.

The Operating Permit contains information about inter alia the transmission content, transmission range, transmission technology and transmission methods. The entity holding the Operating Permit must operate in accordance with the details set forth on the permit.

Legal Proceedings

We are not a party to any material legal proceedings nor are we aware of any circumstance that may reasonably lead a third party to initiate legal proceedings against us.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

China Cablecom Limited, a British Virgin Islands company, was incorporated on October 6, 2006.

The Company’s operating activity from October 6, 2006 (inception date) to September 30, 2007, was limited and related to its formation, and professional fees and expenses associated with its acquisition activities.

On September 20, 2007, China Cablecom entered into a Purchase Agreement with several accredited investors (the “Purchase Agreement”), and consummated the private placement of 20,000,000 units, each unit consisting of (i) a promissory note in the face amount of $499,808, bearing interest at the rate of 10% per annum (the “Note”), and (ii) 19,167 detachable shares of the China Cablecom’s Class A Preferred Stock (the “Units”). As security for the repayments Notes, Mr. Clive Ng pledged and granted to the investors, on a pro rata basis, a first priority lien on 50.1% of the ordinary shares of China Cablecom owned by him. The proceeds of the sale and issuance of the Units were used in the following manner: (i) $12.0 million was used to finance the acquisition through contractual arrangements of Binzhou Broadcasting and (ii) $8 million was used for working capital, including payment of certain administrative, legal, investment banking and accounting fees, repayment of loans in the aggregate amount of $720,000 owed to Mr. Ng and a $475,000 loan made to Jaguar. Jaguar intends to use the proceeds of this note for working capital expenses associated with completing the acquisition of China Cablecom, including directors’ and officers’ insurance premiums through April 2008, payment of remaining due diligence expenses, accounting fees and printing costs. Since Jaguar will cease to exist immediately prior to the Business Combination pursuant to the Redomestication Merger, the note will be assumed by China Cablecom Holdings and continue in effect as an intercompany obligation.

Joint Venture with Binzhou Broadcasting and Television Information Network Co., Ltd. and China Cablecom.

In September 2007, China Cablecom entered into an operating partnership to purchase a 49% equity interest and 60% economic benefit in a newly created joint venture, Binzhou Broadcasting and Television Information Network Co., Ltd. (“Binzhou Broadcasting”). The local state-owned enterprise, Binzhou Broadcasting and Television Network Co., Ltd. (“Binzhou SOE”), agreed to contribute certain assets and businesses for a 51% equity interest in Binzhou Broadcasting. Binzhou SOE was organized in 2006 to aggregate various local state-owned cable assets and businesses within the city of Binzhou, China. Prior to the formation of Binzhou Broadcasting, Binzhou SOE consolidated the following five cable operating companies and networks:

•	Binzhou Guang Shi Network Co., Ltd.

•	Huming Cable Network Co., Ltd.

•	Boxing Dian Guang Media Co., Ltd.

•	Zouping Cable Network Center

•	Binzhou Guang Dian Cable Network Center

In order to comply with current PRC laws limiting foreign ownership in the cable industry, Binzhou Broadcasting operates in a joint venture and China Cablecom manages its interest in the joint venture through direct ownership of wholly foreign owned entities and affiliated companies wholly owned by PRC citizens. China Cablecom entered into contractual arrangements, through these affiliated PRC companies, to provide marketing, strategic consulting and technical support and services to Binzhou Broadcasting for a fee of 11% of the net profits of the joint venture. In addition, in the Framework Agreement between JYNT and the Binzhou SOE, JYNT has the ability to control certain aspects of the financing and management of Binzhou Broadcasting arising from a veto right it holds regarding the appointment of the general manager of Binzhou Broadcasting, the right to appoint the chief financial officer of Binzhou Broadcasting and an obligation to provide continued financial resources for investment and capital expenditure for the future expansion of the joint venture’s operations. As a result, China Cablecom has the ability to substantially influence the joint venture’s daily operations and financial affairs, appoint their senior executives and approve all matters requiring shareholder vote. In addition, China Cablecom enjoys 60% of the economics benefits of the joint venture through its 11% fee of net profit combined with its 49% ownership interest. The other provisions of the Framework Agreement (including an appraisal of the assets of Binzhou Broadcasting, the initial capitalization of Binzhou Broadcasting and a prohibition on the Binzhou SOE establishing a competing network in the cooperation area) have either been performed in full or are contained in the formal agreement entered into subsequent thereto.

On January 17, 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46: Consolidation of Variable Interest Entities, an interpretation of ARB 51 (“FIN 46”), which was superseded by a revised interpretation (“FIN 46R”). These interpretations address financial reporting for entities over which control is achieved through a means other than voting rights. According to the requirements of FIN 46R, China Cablecom has evaluated its relationships with Binzhou Broadcasting.

China Cablecom consolidates the affiliated companies and Binzhou Broadcasting pursuant to FIN 46R. The affiliated companies and Binzhou Broadcasting as considered variable interest entities (“VIEs”) as defined by FIN 46R. Through ownership interest and certain contractual arrangements, China Cablecom is considered the primary beneficiary of the affiliated companies and Binzhou Broadcasting as China Cablecom absorbs a majority of the risk and rewards of those entities.

Exclusive Services Agreement. Pursuant to the exclusive services agreement between Binzhou Broadcasting and Binzhou SOE, Binzhou SOE has the exclusive right to provide to Binzhou Broadcasting consulting services related to design, construction, operation and maintenance of cable TV projects and networks (including but not limited to TV fee collection of distribution net and network leases); any business with respect to the management of construction, marketing and operation of the analog and digital TV networks and digital TVs (including but not limited to sale of set-top Boxes, sale of pay-per-program and digital TV fee collection); and value-added network business (including but not limited to the cable and wireless broadband access, video-on-demand business, interactive TV-shopping, digital electronic form services, operation services of digital video tape recorder, TV-marketing, publication of electronic information and interactive TV advertisements). Under the terms of this agreement, Binzhou Broadcasting agrees to pay Binzhou SOE the service fees which are an amount equal to the revenue, before any applicable taxes (not including any applicable business taxes), that is accrued by Binzhou Broadcasting during the term of the Agreement and the first renewal period. Binzhou SOE agrees to pay all costs in relation to the operation of the Business and the provision of services to Binzhou Broadcasting.

Technical Services Agreement. Pursuant to the technical services agreement between Binzhou Broadcasting and JYNT, JYNT has the exclusive right to provide to Binzhou Broadcasting services related management, operation and maintenance of relevant networks and equipment; consulting services for operation, business development, sales and planning, market research, data collection and analysis; training for management personnel; report to Binzhou Broadcasting on international developments and advanced technology; provide developed systems and financial support software; and provide financing for the services, and any related troubleshooting plans, software and technical services. Under the terms of this agreement, Binzhou Broadcasting agrees to pay JYNT a service fee that is equivalent to 11% of Binzhou Broadcasting’s profit.

Asset Transfer Agreement. Pursuant to the asset transfer agreement between Binzhou Broadcasting and Binzhou SOE, Binzhou SOE agreed to sell to Binzhou Broadcasting the assets of Binzhou SOE valued at approximately $39.8 million. The assets are related to the design, construction, operation and maintenance of cable TV projects and networks, and the management of construction, marketing and operation of the analog and digital TV networks and digital TVs, including but not limited to, the tangible and intangible assets. The assets are to be transferred in installments.

Binzhou Broadcasting’s total payment obligations to Binzhou SOE under the asset transfer agreement are $27.5 million, which are expected to be entirely paid by China Cablecom’s JYNT affiliate. The terms of the loans that JYNT will enter into are anticipated to be twenty years bearing interest at five percent per annum, subject to documentation of such arrangements. Of that amount, $5.3 million will be retained by Binzhou Broadcasting for working capital purposes and $675,000 will be credited as registered capital for JYNT’s 49% equity interest in Binzhou Broadcasting with the remaining $21.5 million payable to Binzhou SOE.

There is no established schedule for the asset installments to be transferred, and China Cablecom expects that such installments will be transferred when related intercompany loans are extended to Binzhou Broadcasting by JYNT. In October 2007, $4.1 million of assets were transferred to Binzhou Broadcasting and paid for through a loan extended by JYNT. Binzhou Broadcasting’s remaining payment obligations under the asset transfer agreement total $23.3 million and are due by August 8, 2008. The amount payable at the respective transfer date shall be proportionate to the value of the assets transferred. Pursuant to the asset transfer agreement, an agreed valuation report has been prepared regarding such assets, and amount of assets that will be transferred will therefore be selected in proportion to the amount of the purchase price paid following the provision of the intercompany loan. As the benefits of operating such assets have previously been transferred to Binzhou Broadcasting, the nominal transfers of the ownership of such assets in accordance with the asset transfer agreement are not expected to have any practical effect on the operations of Binzhou Broadcasting. To the extent assets are contributed to Binzhou Broadcasting by the Binzhou SOE in excess of payments made under the asset transfer agreement, a shareholder loan is created in favor of the Binzhou SOE. The terms of the shareholder loan are twenty years bearing interest at five percent per annum, subject to documentation of such arrangements.

Pursuant to the Exclusive Services Agreement described above, Binzhou Broadcasting has the exclusive right to provide to Binzhou SOE consulting services related to the operations of the cable TV business being contributed to the joint venture. Under the terms of this agreement, Binzhou SOE has agreed to pay Binzhou Broadcasting a fee equal to the revenue that is generated by Binzhou SOE. Binzhou Broadcasting agreed to pay all costs in relation to the operation of the business and the provision of services to Binzhou SOE. Effectively, Binzhou Broadcasting provides all the resources and incurs all the expenses required to operate the assets, and all the benefits of the assets have been transferred to it. Binzhou SOE has no cash flow other than receipt of the revenues, payment of the business tax and then the pass through of the net cash flow to Binzhou Broadcasting. All required governmental, statutory and other approvals for the transfer of assets have been obtained as of the date of transfer of the first installment transfer in October 2007. No further approvals are required for the remaining transfers. Furthermore, all assets will be transferred at their appraised values as determined in October 2007; there will be no further adjustments to the original appraised value. The asset transfer agreement can only be terminated by either party for the following reasons: material breaches of the asset transfer agreement without remedy, bankruptcy of either party, or either party does not discharge its obligations under the asset transfer agreement or force majeure.

Binzhou Broadcasting revenue sources and costs and expenses.

Revenues. Binzhou Broadcasting earns substantially all of its revenues from the delivery of basic analog cable TV subscription services, including installation fees. Binzhou Broadcasting charges a monthly fee to its customers for the cable TV service which averages $1.60 per subscriber. Binzhou Broadcasting had 634,860 homes passed and 411,246 paying subscribers as of December 31, 2007. “Homes passed” represents the number of households with the ability to receive cable service whether or not they actually subscribe, or all the homes in the community passed by the cable system that could conceivably connect to it.

The Binzhou Broadcasting cable service currently offers up to 40 channels in its basic and extended channel lineup. Monthly rates vary depending on the geographic location of the subscriber from a low of $1.05 in rural areas to a high of $1.70 in city districts. Under a program to promote adoption of digital cable, Binzhou Broadcasting is currently offering its extended channels for free. Installation fees range from $24.00 to $39.00, depending on geographic location.

Cost of revenues. Cost of revenues includes maintenance costs; depreciation expense related to network property, plant and equipment; and costs associated with maintenance and construction projects including replacing cable TV boxes at subscriber’s homes, troubleshooting cable TV problems, and occasionally digging up cable lines to determine network problems. Also included in cost of revenues are salaries and related employee costs for the maintenance employees, including temporary staff.

Selling expenses. Selling and marketing expenses are not significant to the operations of Binzhou Broadcasting because of the public utility nature of cable TV in the PRC. Binzhou Broadcasting currently does not have any viable competitors. Selling expenses are primarily comprised of promotional materials distributed to home owners describing the benefits of digital TV and broadband Internet. The increase was due to a modest increase in marketing efforts related to the anticipated conversion to digital TV.

General and administrative expenses. General and administrative costs include salaries and related employee costs for the following departments: back office administration including accounting, finance, and billing & collections; engineering; and customer service and call centers. General and administrative also includes costs and expenses associated with utilities, transportation, temporary staff, travel and other costs. In connection with China Cablecom’s transition to a public company, post consummation of the business combination, it expects to incur incremental general and administrative costs including full-time employees related to legal, accounting and SEC reporting as well as transfer agent fees, shareholder communication costs and other costs associated with regulatory filings which are estimated to exceed $1.0 million on an annualized basis.

Interest expense. Interest expense relates to interest charges on a short-term bank loan at the Huiming subsidiary. Also included in interest expense is interest charges related to employee loans across all subsidiaries.

Non-operating income. Non-operating income comprises miscellaneous income such as rental income on subleased office space and penalty income on households and public places that connect to CATV without paying.

Revenue and product offering trends affecting Binzhou Broadcasting.

Currently, substantially all of Binzhou Broadcasting’s revenues are generated from basic subscription and installation fees. However, Binzhou Broadcasting expects revenues sources over the next five years to expand to include the following: (i) digital cable subscription services, (ii) landing service for satellite TV broadcasters, (iii) network leasing, (iv) broadband Internet, and (v) other services, including premium content and interactive.

Expanded cable subscription services. Binzhou Broadcasting expects the average subscription fee to increase due to an expected increase in the number of households converting to digital cable which carries a higher monthly fee than analog cable. Binzhou Broadcasting also anticipates an increase in the number of households subscribing to cable service due to efforts by SARFT to deploy cable to 100% of villages with more than 50 households. Additionally, Binzhou Broadcasting is planning the deployment of digital cable to 120,000 additional households in 2008. Once deployed, Binzhou Broadcasting expects annualized revenue to increase by approximately $2.8 million from these 120,000 households as a result of higher digital cable monthly subscription fees associated with digital cable. It is anticipated that digital cable subscribers will pay an average of $3.33 per month, an increase from an average of $1.42 per month currently paid for analog cable. Households in the cities pay more for cable TV than those in rural areas. The conversion to digital cable will also increase the number of paying subscribers since digital set top boxes (“STB’s”) minimize piracy and allow for the cable operator to charge per TV instead of per household. In 2007, the number of subscribers that moved to digital service was approximately 4,000 in contrast to 21,000 digital subscribers that were anticipated to have upgraded their service. China Cablecom believes that this reduced migration of subscribers from analog to digital was due primarily to the fact that management and employees of Binzhou Broadcasting had insufficient time and resources to implement an effective marketing and rollout plan, mostly as a result of the demands of creating the joint venture with China Cablecom. China Cablecom management believes that there are sufficient resources to accomplish 2008’s objective of migrating an additional 120,000 subscribers to digital for a total of 124,000 subscribers migrated in 2007 and 2008.

Landing service for satellite TV broadcasters. In China, satellite broadcasters have no network and must pay a landing fee to local cable operators. The landing fee for satellite TV to reach one household is approximately $0.04 per channel per year. Binzhou Broadcasting offers 11 satellite stations under its extended basic video service. Binzhou Broadcasting intends to work with AC Nielson to install TV ratings infrastructure in the Binzhou region, which will serve to increase the importance of channel landing and consequently, result in an anticipated increase in landing fees paid by satellite TV broadcasters.

Pay TV. Pay TV works on a revenue share model in the PRC, with the monthly pay TV fee generally shared as follows: 50% to the cable operator, 40% to the content provider and 10% to the channel integrator. Pay TV began in China in 2004 with the launch of digital pay TV on 18 channels. By 2006, 130 digital pay channels have been approved, of which 108 are already in operation. Pay TV monthly rates vary from $1.05 per month for a package with one movie channel to $4.71 per month for the most expensive movie package. Binzhou Broadcasting offers 25 premium channels. Binzhou Broadcasting has embarked on a transition to digitization of its cable network.

Broadband Internet. Key customers for Binzhou Broadcasting’s cable Internet access include new buildings and the government. The basic cable modem monthly service fee for a household ranges from $7.80 to $14.30 per month depending on the length of service contract. For enterprise customers, fees range from $39.00 to $131.00 per month depending on the speed of the cable service purchased. Binzhou Broadcasting also charges installation fees to enterprises ranging from $65.00 to $131.00. As of December 31, 2007, Binzhou Broadcasting had 3,290 broadband households, representing less than 2% of service penetration.

General trends. Binzhou Broadcasting expects its average subscription fee per subscriber to increase by as much as 70% over the next five years as a result of the incremental revenue sources outline above. Factors contributing to the increase in the average subscription fee per subscriber include the following: 1) changes in the mix of paying subscribers to digital cable service which carries a higher monthly subscription fee, 2) the adoption of broadband Internet and 3) the proliferation of premium value-added services as a result of the adoption of digital cable.

In 2007, Binzhou SOE experienced controls and procedures issues that prevented it from billing and recognizing revenues from certain subscribers prior to the acquisition by China Cablecom. See “Controls and Procedures Issues” below for a more detailed explanation. Since the acquisition of Binzhou Broadcasting by China Cablecom these issues have been addressed and China Cablecom does not anticipate they will recur due to actions taken. The following table outlines the subscriber base of Binzhou Broadcasting:

	2006	2007	2008 (estimated)

Homes passed(1)	574,860	634,860	641,544

Paying subscribers(2)	442,200	411,246	493,495

(1)
Homes passed are the number of households with the ability to receive cable service whether or not they actually subscribe; it represents all the homes in the community passed by the cable system that could conceivably connect to it.

(2)
As more fully described in the results of operations of Binzhou SOE below, paying subscribers decreased to 384,510 as of September 30, 2007 due to billing issues. In addition to the billing issues encountered during 2007, overall operations at the cable companies were impacted by the transition to Binzhou SOE, including a change in management; financial and accounting processes; capital expenditure decisions; and a change in management at the operating company level. The process was significant and distracting and during the first nine months of 2007, temporarily prevented the efforts to expand the network in terms of homes passed.

In the fourth quarter of 2007, under China Cablecom management, the Binzhou Broadcasting network increased by 60,000 in terms of homes passed. Historically, in excess of 50% of homes passed are converted into paying subscribers within one year. China Cablecom anticipates that of the 60,000 homes passed in the fourth quarter of 2007, that at least 30,000 will become paying subscribers in 2008. China Cablecom anticipates expending significant management resources in 2008 on converting existing homes passed into paying subscribers. Beyond 2008, China Cablecom anticipates that the network will continue to expand, in terms of homes passed and paying subscribers, by 10% annually. A significant factor contributing to the growth in homes passes includes efforts by SARFT to deploy cable to 100% of villages with more than 50 households. The proliferation of digital cable will also drive increases in the number of paying subscribers due to the ability of digital set top boxes to minimize piracy and charge per television set as opposed to per household with analog cable service.

Overview of historical financial information presented

China Cablecom’s operating activity from October 6, 2006 (inception date) to September 30, 2007, was limited and related to its formation, and professional fees and expenses associated with its acquisition activities. Through September 30, 2007, China Cablecom’s historical results of operations were insignificant and not reflective of the results of operations they anticipate following the partnership operation with Binzhou Broadcasting. As a result, the following historical results of operations and financial operations related to China Cablecom’s recently completed joint venture with Binzhou SOE have been provided to assist investors in evaluating the historical performance of this business in addition to China Cablecom’s other activities:

•
China Cablecom for the period from October 6, 2006 (inception) to December 31, 2006 and the year ended December 31, 2007. The operations of Binzhou Broadcasting for the three months ended December 31, 2007 are reflected in the historical financial statements of China Cablecom for the year ended December 31, 2007

•	Binzhou SOE for the year ended December 31, 2006 as compared to the year ended December 31, 2005

•	Binzhou SOE for the nine months ended September 30, 2007 as compared to the nine months ended September 30, 2006

Controls and Procedures Issues

The Binzhou SOE group has to date experienced internal accounting control deficiencies, including: (1) lack of sufficient personnel with significant US GAAP reporting experience necessary to identify and resolve certain complex US GAAP matters in a timely manner, and (2) deficiencies in the billing and collection processes resulting in an inability to recognize revenue in accordance with US GAAP. These deficiencies have existed since Binzhou SOE was formed due to the nature of it being a consolidated group of five independently operated state-owed entities in the PRC with the lack of traditional resource control in the finance function which are often associated with entities that lack a profit motive.

To address the immediate concerns resulting from the deficiencies identified, China Cablecom has already taken the following actions: (1) a formal review of the billing and collection processes to assess and record revenue according to US GAAP has been put in place; (2) a Chief Financial Officer with significant US GAAP reporting experience was hired in February 2008; (3) a financial controller with significant US GAAP reporting experience was hired in February 2008; and (4) accounting internal control procedures are being consolidated and streamlined to improve controls on a daily basis, which are planned to be completed by the end of 2008.

Significant Accounting Policies and Estimates

China Cablecom’s discussion and analysis of its financial condition and results of operations are based upon its consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles (“GAAP”) in the United States. The preparation of these financial statements requires China Cablecom to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. China Cablecom evaluates its estimates on an on-going basis based on historical experience and on various other assumptions it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

China Cablecom believes the following critical accounting policies affect its significant judgments and estimates used in the preparation of its financial statements.

Revenue recognition. Sales are recorded as services are provided to customers. China Cablecom recognizes all revenues in the period in which the service is rendered, provided that persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collection is reasonably assured. Provision for discounts and rebates to customers, estimate returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. Customer deposits received before services are recorded as receipts in advance in the balance sheet.

Accounts receivable. Accounts receivables are recorded at the invoiced amount after deduction of trade discounts, and allowance. China Cablecom considers accounts receivable to be fully collectable; accordingly, no allowance for doubtful accounts has been established. If accounts become uncollectible, they will be charged to statements of operations when that determination is made. Collections on accounts previously written off are included in other income as received.

Inventories. Inventories consist of raw material, parts and accessories. Inventories are stated at the lower of cost or market value. Cost is determined using the first-in, first-out (FIFO) method.

Cash and cash equivalents. China Cablecom considers all cash on hand and in banks to be cash equivalents.

Property, plant and equipment. Property, plant and equipment are stated at cost less accumulated depreciation. Expenditures for major renewals and betterments, which extend the original estimated economic useful lives or applicable assets, are capitalized. Expenditures for normal repairs and maintenance are charged to expense as incurred. The costs and related accumulated depreciation of assets sold or retired are removed from the accounts, and any gain or loss thereon is reflected in operations. Property, plant and equipment that is still undergoing development and have not been placed in service is shown on the balance sheet as construction-in-progress and is not depreciated. Depreciation of property, plant and equipment is computed using the straight-line method over the following estimated useful lives of the assets: Head-end facilities, fiber infrastructure and electric appliances – 5-30 years.

Foreign currency translation. China Cablecom’s business is currently conducted in and from China in Renminbi. In this report, all references to “Renminbi” and “RMB” are to the legal currency of China and all references to U.S. dollars, dollars, $ and US$ are to the legal currency of the United States. China Cablecom makes no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, the rates stated below, or at all. The Chinese government imposes control over its foreign currency reserves in part through direct regulation of the conversion of Renminbi into foreign exchange and through restrictions on foreign trade. China Cablecom uses the U.S. dollar as its reporting and functional currency. Translation adjustments are reported as other comprehensive income or expenses and accumulated as other comprehensive income in the equity section of combined interim balance sheet. Combined financial information is translated into U.S. dollars at prevailing or current rates respectively, except for revenues and expenses which are translated at average current rates during the reporting period. Exchange gains and losses resulting from retained profits are reported as a separate component of stockholders’ equity.

Goodwill and other intangible assets. China Cablecom follows the provisions of SFAS No. 142, Goodwill and Other Intangible Assets, which establishes the financial accounting and reporting for goodwill and other intangible assets and supersedes APB No. 17, Intangible Assets. SFAS No. 142 requires that goodwill and intangible assets that have indefinite useful lives not be amortized but, instead, tested at least annually for impairment. China Cablecom performs an annual impairment test at fiscal year end for goodwill and other indefinite-lived intangible assets. Goodwill is allocated to various reporting units, which are either the operating segment or one reporting level below the operating segment.

SFAS No. 142 requires that goodwill be tested for impairment using a two-step process. The first step requires a determination of the fair value of the reporting unit, which is compared to its carrying value. If the fair value exceeds the carrying value, the goodwill is not considered impaired. If the carrying value exceeds the fair value, impairment is measured as the excess of the carrying value of the reporting unit goodwill over the implied fair value of the goodwill. The implied fair value of the reporting unit goodwill is determined through a hypothetical purchase price allocation of fair value to all assets and liabilities of the reporting unit, where the hypothetical purchase price is assumed to be the fair value of the reporting unit. The process of evaluating the potential impairment of goodwill is highly subjective and requires the use of significant judgment. The Company’s future results could be adversely affected by an impairment charge if it is not able to materialize the expected net cash flow for these reporting units or there are significant changes to the discount rates. Based on the evaluations performed by China Cablecom no impairment charge was deemed necessary.

Impairment of long-lived assets and intangible assets. Long-lived assets and intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of asset may not be recoverable. China Cablecom assesses the recoverability of the long-lived assets and intangible assets by comparing the carrying amount to the estimated future undiscounted cash flow associated with the related assets. China Cablecom recognizes impairment of long-lived assets and intangible assets in the event that the net book value of such assets exceeds the estimated future undiscounted cash flow attributable to such assets. Changes in these estimates and assumptions could materially impact the Company’s financial position and results of operations.

Deferred financing costs. Deferred financing costs consist of legal, banking, and other related fees that were capitalized in connection with the obtaining of a debt financing and are being amortized by the effective interest method over the life of the related debt.

Off-balance sheet arrangements. We do not have any outstanding derivative financial instruments, off-balance sheet guarantees, interest rate swap transactions or foreign currency forward contracts. We do not engage in trading activities involving non-exchange traded contracts.

Income taxes. China Cablecom’s provision for income taxes, deferred tax assets and liabilities, and the extent to which deferred tax assets can be recognized, requires significant management judgment. China Cablecom makes its judgments, assumptions and estimates by taking into account current PRC tax laws and its interpretation of current PRC tax laws. Changes in tax laws or the Company’s interpretation of tax laws could significantly impact its provision for income taxes.

China Cablecom makes a valuation allowance to reduce its deferred tax assets to the amount that is more likely than not to be realized based on its estimate of future taxable income and prudent and feasible tax planning strategies. Actual taxable income in future years may differ from its current estimates and cause its valuation allowance to be inaccurate and thus materially impact its financial position and operating results.

Period from October 6, 2006 (Inception) to December 31, 2006 and Year Ended December 31, 2007

Results of Operations of China Cablecom Ltd.

China Cablecom’s operating activity from October 6, 2006 (inception date) to September 30, 2007, was limited and related to its formation, and professional fees and expenses associated with its acquisition activities. Through September 30, 2007, China Cablecom’s historical results of operations were insignificant and not reflective of the results of operations they anticipate immediately following the consummation of the proposed transactions included in this prospectus.

For the period from October 6, 2006 (inception) to December 31, 2006, China Cablecom had a net loss of $73,000 and generated no revenues. Expenses primarily consisted of fees associated with forming legal entities and travel.

For the nine months ended September 30, 2007, China Cablecom’s operating activities were limited and related to its formation, and professional fees and expenses associated with it acquisition activities. For the year ended December 31, 2007, China Cablecom’s operating activities include the operating results of Binzhou Broadcasting, effective October 1, 2007. The discussion below therefore primarily consists of a review the results of operation of Binzhou Broadcasting for the three months ended December 31, 2007.

Net sales. In excess of 95% of Binzhou SOE’s net sales represent basic subscription and installation fees for cable service. Net sales for the year ended December 31, 2007 were $1.99 million, an increase of $1.99 million from the year ended December 31, 2006. This is due to the closing of the acquisition and consolidation of three months operating results ending December 31, 2007 of the five combined entities that entered into joint venture operation with China Cablecom’s affiliates in China. The total amount of home passed reached 634,860 as of December 31, 2007. Home passed refers to the number of households with the ability to receive cable service whether or not they actually subscribe. Cable television systems are generally measured in terms of both the number of home passed and current subscribers. Out of the total homes passed, China Cablecom has 411,246 paying subscribers which pay on average $1.40 to $1.60 per month.

Cost of revenues. Cost of sales for the year ended December 31, 2007 were $1.0 million, representing 51% of the net sales. The cost of sales is mainly depreciation of $.52 million or 52% of the total cost of sales. The other costs of sales consist of maintenance costs for cable television and installation associated costs for digital television services.

Gross profit. As a percentage of net sales, the gross margin was 49% for the year ended December 31, 2007.

Selling expenses. Selling expenses for the year ended December 31, 2007 were $67,000 which consist primarily of the salary and welfare expenses of China Cablecom’s sales and support team which is responsible for sales and marketing activities, such as travel, entertainment, and cost of promotion materials distributed to home owners describing the benefit of digital television and broadband internet. Selling and marketing expenses are generally not significant in this industry because of the monopolistic nature of cable television in the PRC.

General and administrative expenses. General and administrative expenses for the year ended December 31, 2007 were $1.6 million, an increase of $1.5 million from $73,000 for the year ended December 31, 2006. General and administrative expenses consist primarily amortization of intangible assets and deferred offering costs, and salary and welfare expenses in administrative functions such as human resources, finance and senior management. The increase was due to increased general administration expenses associated with three months of operations in Binzhou of $592,000 and increase of general administration expenses associated with the set-up and maintenance of all China Cablecom Ltd. entities in U.S and in the PRC.

Amortization expenses for the year ended December 31, 2007 were $650,000, including amortization of intangible assets of $375,000 and amortization of deferred offering costs of $275,000. Intangible assets with a definite useful life are amortized using the straight line method over the estimated economic life of the intangible assets. For the subscriber base, the useful life is 10 years while the cable operating license is 20 years. Amortization of deferred offering costs for the year ended December 31, 2007 was approximately $275,000. The deferred offering costs are the costs directly attributed to China Cablecom’s financing of anticipated business acquisition activities. Deferred offering costs related to the China Cablecom’s Bridge Financing approximated $1,463,000. The costs are being amortized using the effective interest method over the life of the related notes payable in 18 months.

Interest income. Interest income was $67,000 for the year ended December 31, 2007. Interest income was not significant because China Cablecom maintained a low average bank balance throughout the year, as the majority of proceeds from issuance of the bridge financing notes was received near the year end.

Interest expense. Interest expense for the year ended December 31, 2007 was $1.5 million and is primarily comprised of (1) interest at 10% on the promissory notes issued in connection with the bridge financing in the amount of $564,000, (2) amortization of deferred financing costs associated with the bridge financing in the amount of $671,000, (3) bank charges of $61,000 and (4) and other interest charges of $178,000.

Income tax expense. Income tax expense for the year ended December 31, 2007 was $40,000.

Loss from operations before non-controlling interest. Loss from operations before non-controlling interest for the year ended December 31, 2007 was $2.13 million. China Cablecom suffered a loss mainly due to the amortization expenses of $650,000 and interest expense of $1.47 million.

Noncontrolling (“minority”) interest in income. Noncontrolling (“minority”) interest in income for the year ended December 31, 2007 was $20,551, representing the 40% noncontrolling (“minority”) interest on Binzhou SOE’s share of the net income of Binzhou Broadcasting.

Nine Months Ended September 30, 2007 Compared to
Nine Months Ended September 30, 2006

Results of Operations of Binzhou SOE

Net sales. Net sales for the nine months ended September 30, 2007 were $5.0 million, a decrease of $1.3 million or 20%, from $6.3 million for the nine months ended September 30, 2006.

In excess of 95% of Binzhou SOE’s net sales represent basic subscription and installation fees for cable service. The decrease in revenues was primarily driven by a reduction of paying subscribers from 438,377 for the nine months ended September 30, 2006 to 384,510 for the nine months ended September 30, 2007. The reduction in paying subscribers occurred at Zouping Cable Network Center (“Zouping”). The monthly fee charged per subscriber for basic cable subscription services remained the same at approximately $1.60.

The reduction in paying subscribers relates to a billing and collection process that did not allow for Zouping to recognize revenue because collectibility was not reasonably assured. Legacy billing and collection systems at Zouping are manually intensive and require a laborious monthly process by Zouping personnel to bill for its services. The process includes a manual monitoring of the delivery of cable services that results in a monthly bill issued to the subscriber. During 2007, the process of transitioning to a subsidiary of Binzhou SOE required competing demands on employee’s time and resources. The distraction prevented Zouping personnel from billing and recognizing revenue consistent with past practices. The reduction in paying subscribers at Zouping is a temporary billing issue that prevented the recognition of revenue; the total number of households receiving cable TV service has not decreased.

In connection with the formation of Binzhou Broadcasting, China Cablecom is upgrading the network-wide billing and collection systems and processes to address the manual processes currently in use at Zouping. Additionally, the implementation of digital cable will immediately stabilize a PRC-wide issue of non-paying cable TV subscribers. Similar piracy issues existed in the U.S. in the early days of cable TV; however, the delivery of cable TV over a digital network allows the network operator to turn off services for non-payment.

Subsequent to the issuance of the interim unaudited financial statements for Binzhou SOE as of and for the nine months ended September 30, 2007, revenue was restated to reduce the balance by approximately $517,000. The reduction was necessary as a result of amortizing upfront cash payments by subscribers over the twelve month period of cable subscription service.

Cost of revenues. Cost of revenues for the nine months ended September 30, 2007 were $2.7 million, an increase of $1.6 million or 139%, from $1.1 million for the nine months ended September 30, 2006.

Cost of revenues includes maintenance costs; depreciation expense related to network property, plant and equipment; and costs associated with maintenance and construction projects including replacing cable TV boxes at subscriber’s homes, troubleshooting cable TV problems, and occasionally digging up cable lines to determine network problems.

The increase in cost of revenues was primarily attributable to increased depreciation expense and increased maintenance costs. In connection with the consolidation of the five operating cable entities by Binzhou SOE, Zouping’s assets were revalued through an internal appraisal. The result was incremental depreciation expense in 2007 of approximately $1.1 million. In addition, the rural areas of Zouping had increased maintenance costs of approximately $120,000 relating to replacement of fiber optic cable. Also contributing to the increase was installation costs associated with digital TV services in the amount of $50,000 at Binzhou Guangshi as well as increased maintenance staff and related costs at Boxing in the amount of $80,000. Also contributing to the increased cost of revenues across all subsidiaries was an increase in utilities and fuel costs related to maintenance and engineering associated with rising energy prices in 2007, resulting in an overall increase of approximately $100,000 compared to 2006.

Gross profit. As a percentage of net sales, the gross margin was 47% for the nine months ended September 30, 2007 compared to 82% for the nine months ended September 30, 2006.

The decrease in gross profit percentage is primarily due to a reduction in revenues as described above combined with an increase in depreciation and maintenance costs also described above. The fixed nature of depreciation and maintenance expenses results is a decrease in gross profit percentage when revenue targets originally budgeted are not attained.

Selling expenses. Selling expenses for the nine months ended September 30, 2007 were $202,000, an increase of $80,000 or 66%, from $121,000 for the nine months ended September 30, 2006.

Selling and marketing expenses are not significant to the operations of Binzhou SOE because of the monopolistic nature of cable TV in the PRC. Binzhou SOE currently does not have any viable competitors. Selling expenses are primarily comprised of promotional materials distributed to home owners describing the benefits of digital TV and broadband Internet. The increase was due to a modest increase in marketing efforts related to the anticipated conversion to digital TV.

General and administrative expenses. General and administrative expenses for the nine months ended September 30, 2007 were $1.6 million, an increase of $148,000 or 10%, from $1.5 million for the nine months ended September 30, 2006.

While general and administrative expenses remained relatively constant from a nominal dollar standpoint, as a percentage of revenues, G&A increased by 9% of revenue. The increase is primarily related to increased general and administrative costs at Zouping and Huiming related to one-time costs employee costs associated with downsizing during the consolidation process of Binzhou SOE. In addition, Binzhou SOE incurred non-recurring expenses, such as appraisal fees, of approximately $100,000 related to the formation of Binzhou Broadcasting and the associated contribution of assets to the newly formed joint venture.

Subsequent to the issuance of the interim unaudited financial statements for Binzhou SOE as of and for the nine months ended September 30, 2007, general and administrative expenses were restated to increase the balance by approximately $152,000. The increase was necessary as a result of recording closing balance sheet accruals immediately prior to the formation of the joint venture, Binzhou Broadcasting. These accruals related to utilities, staff welfare benefits and other administrative costs.

Non-operating income. Non-operating income for the nine months ended September 30, 2007 was $411,000, an increase of $43,000 or 12%, from $368,000 for the nine months ended September 30, 2006.

Non-operating income comprises miscellaneous income such as rental and penalty income on households and public places that connect to CATV without paying. The increase was due to increased rental income.

Subsequent to the issuance of the interim unaudited financial statements for Binzhou SOE as of and for the nine months ended September 30, 2007, non-operating income was restated to increase the balance by approximately $129,000. The increase was necessary as a result of applying closing balance sheet accruals immediately prior to the formation of the joint venture, Binzhou Broadcasting. These accruals related to cable leasing revenue and interest income.

Interest expense. Interest expense for the nine months ended September 30, 2007 was $743,000, an increase of $24,000 or 3%, from $718,000 for the nine months ended September 30, 2006.

The increase in interest expense is primarily attributable to higher average short-term loan balances.

Subsequent to the issuance of the interim unaudited financial statements for Binzhou SOE as of and for the nine months ended September 30, 2007, interest expense was restated to increase the balance by approximately $418,000. The increase was necessary as a result of applying closing balance sheet accruals immediately prior to the formation of the joint venture, Binzhou Broadcasting. These accruals related to interest accrued at 10% at Zouping for employee loans outstanding for the nine months ended September 30, 2007.

Income tax expense. Income tax expense for the nine months ended September 30, 2007 was $198,000, an increase of $65,000 or 49%, from $133,000 for the nine months ended September 30, 2006.

With the formation of Binzhou SOE, certain subsidiaries of Binzhou SOE received less favorable tax rates in 2007 as compared to 2006, resulting in a higher effective tax rate.

Net income.Net income for the nine months ended September 30, 2007 was $24,000, a decrease of $3.1 million or 99%, from $3.1 million for the nine months ended September 30, 2006.

The decrease in net income was due to the inability of Zouping to recognize revenue on certain subscribers due to the transition to Binzhou SOE. Additionally, the fixed nature of depreciation expense and maintenance costs included in cost of revenues contributed to the decrease in net income as well as incremental depreciation expense associated with the revaluation of assets at the formation of Binzhou SOE.

The restatements described above to: (1) reduce revenue by $517,000, (2) increase general and administrative expenses by $152,000, (3) increase non-operating income by $129,000 and (4) increase interest expense by $418,000 reduced net income by approximately $1.0 million from the amount that was previously presented in the unaudited financial statements for Binzhou SOE as of and for the nine months ended September 30, 2007.

Year Ended December 31, 2006 Compared to
Year Ended December 31, 2005

Results of Operations of Binzhou Broadcasting

Net sales. Net sales for the year ended December 31, 2006 were $8.3 million, an increase of $500,000 or 6%, from $7.8 million for the year ended December 31, 2005.

In excess of 95% of Binzhou SOE’s net sales represent basic subscription and installation fees for cable service. The increase was due to an increase in the total number of subscribers from 412,000 in 2005 to 442,900 in 2006, which represents a $443,000, or 8%, increase in subscription fees. The monthly fee charged per subscriber for basic cable subscription services remained constant over the period at approximately $1.60.

Cost of revenues. Cost of revenues for the year ended December 31, 2006 were $2.8 million, an increase of $65,000 or 2%, from $2.7 million for the year ended December 31, 2005.

Cost of revenues includes maintenance costs; depreciation expense related to network property, plant and equipment; and costs associated with maintenance and construction projects including replacing cable TV boxes at subscriber’s homes, troubleshooting cable TV problems, and occasionally digging up cable lines to determine network problems. For the period from 2005 to 2006, utility and fuel prices increased approximately 30%, which is the primary contributor to increased cost of revenues.

Gross profit. As a percentage of net sales, the gross margin was 66% for the year ended December 31, 2006 compared to 65% for the year ended December 31, 2005.

The gross profit percentage remained relatively constant with a modest impact on gross profit percentage associated with increased revenue offset by increased utility and fuel prices affecting the maintenance costs and expenses as described above in cost of revenues.

Selling expenses. Selling expenses for the year ended December 31, 2006 were $90,000, a decrease of $41,000 or 32%, from $131,000 for the year ended December 31, 2005.

Selling expenses are primarily comprised of promotional materials distributed to home owners describing the benefits of digital TV and broadband Internet. The decrease was primarily attributable to decreased selling expenses at the Boxing subsidiary relating to the change in sales incentive model.

General and administrative expenses. General and administrative expenses for the year ended December 31, 2006 were $1.6 million, an increase of $340,000 or 27%, from $1.3 million for the year ended December 31, 2005.

The increase was due to the accrual of general bonus allowances of $100,000 at Huiming and $120,000 at Zouping. These general bonus allowances related to the anticipation of consolidation efforts by Binzhou SOE.

Non-operating income. Non-operating income for the year ended December 31, 2006 were $149,000, an increase of $86,000 or 145%, from $59,000 for the year ended December 31, 2005.

Non-operating income comprises miscellaneous income such as rental and penalty income on households and public places that connect to CATV without paying. The increase was due to increase in rental income at Zouping.

Non-operating expenses. Non-operating expenses for the year ended December 31, 2006 were $46,000 as compared to $150 for the year ended December 31, 2005.

Non-operating expenses related to costs associated with the generation of the above non-operating income. The increase was due to increased costs associated with an effort to identify and minimize piracy of cable TV service. The increased expenses related to costs associated with patrol teams.

Interest expense. Interest expense for the year ended December 31, 2006 was $721,000, an increase of $18,000 or 3%, from $703,000 for the year ended December 31, 2005.

The increase was due to nominal interest increases on long-term debt at Zouping.

Income tax expense. Income tax expense for the year ended December 31, 2006 was $230,000, an increase of $107,000 or 16%, from $122,000 for the year ended December 31, 2005.

With the formation of Binzhou SOE, certain subsidiaries of Binzhou SOE received less favorable tax rates in 2006 as compared to 2005, resulting in a higher effective tax rate.

Net income. Net income for the year ended December 31, 2006 were $2.92 million, an increase of $63,000 or 2%, from $2.86 million for the year ended December 31, 2005.

Revenue increases described above is the primary driver to increased net income, offset by one-time expenses general and administrative expenses associated with the consolidation of Binzhou SOE.

Liquidity and Capital Resources

As of December 31, 2007, China Cablecom had cash and cash equivalents in the amount of $12.6 million. Historically, China Cablecom’s sole shareholder funded its operations, which included advancement of payments related to its formation as well as professional fees and expenses associated with its acquisition activities. In September 2007, China Cablecom completed a debt and equity bridge financing as described below to finance the initial payments due related to its acquisition of Binzhou Broadcasting. Historically, Binzhou Broadcasting has relied on the operating cash flows generated from the individual cable network operating companies comprising Binzhou SOE.

China Cablecom has cash and cash equivalents of approximately $39.4 million and the following obligations totaling $43.0 million due under the bridge financing and the asset transfer agreement:

•	$10.0 million related to the debt and equity bridge financing is due within 10 days following a successful merger between China Cablecom and Jaguar

•	$23.0 million related to JYNT’s payment obligations under the asset transfer agreement is due by August 8, 2008

•	The remaining $10.0 million related to the debt and equity bridge financing is due on the first anniversary of the consummation of the merger between China Cablecom and Jaguar

Since its obligations exceed its available cash balances by approximately $3.6 million, China Cablecom will likely require financings in the next twelve months. Management has not determined the exact financing strategies; however, it believes it will have sufficient financing sources available to it to fund these obligations, although that cannot be assured. It is possible that its cash requirement could increase beyond current forecasts as a result of a number of factors, including unfavorable timing of cash collections of accounts receivable and cash payments for costs and expenses, the decision to increase the rate of deployment of digital cable TV or the use of cash for the acquisition of one or more of cable operating networks to accelerate its rate of growth. To the extent future financings are required, China Cablecom may issue additional ordinary shares for cash in public or private offerings either in the U.S. or internationally or, depending upon its need, incur indebtedness in the form of bank loans, bonds or secured and unsecured financing.

Debt and equity bridge financing. On September 20, 2007, China Cablecom issued an aggregate of $19.99 million in promissory notes and 766,680 Class A Preferred Shares with a par value of $0.0005 par value to 11 investors in exchange for proceeds of $20 million. Each share of preferred stock is convertible into 1 share of China Cablecom’s common stock. The proceeds from the bridge financing were used to fund the initial acquisition payment for Binzhou Broadcasting makes certain payments in respect of transaction expenses and for working capital purposes. The promissory notes are secured by a pledge of 50.1% of the outstanding common stock of China Cablecom.

One-half of the principal outstanding plus accrued interest is due 10 days following the consummation of the Business Combination and the remaining one-half of the principal outstanding plus accrued interest is due on the first anniversary of the consummation of the merger. If the merger between China Cablecom and Jaguar is not consummated by April 5, 2008, one-half of the principal outstanding plus accrued interest is due on the first anniversary of the issuance of the promissory notes and the remaining one-half of the principal outstanding plus accrued interest is due on the second anniversary date of the issuance of the promissory notes.

In accordance with Emerging Issues Task Force (“EITF”) No. 00-27, China Cablecom identified the fact that the closing price of Jaguar’s common stock was $5.68 per share on September 20, 2007 and believed that this price was the most objective indicator of the fair value of the 766,680 Class A Preferred Shares. Using the relative fair value method, China Cablecom allocated the $20.0 million proceeds between the $19.99 million promissory notes and the 766,680 preferred shares, resulting in a discount of $3.6 million to the $19.99 million promissory notes. China Cablecom estimated that the life of these promissory notes will be about 18 months with the expectation that the contemplated merger between China Cablecom and Jaguar will be approved by the stockholders of Jaguar before April 8, 2008. With such estimated life of the bridge loan, China Cablecom adopted the effective interest rate method to amortize the debt discount over the 18 month period.

Capital expenditures. China Cablecom and Binzhou Broadcasting have no contractual commitments relating to capital expenditures, lease obligations or purchase obligations. However, in connection with the Binzhou Broadcasting’s deployment of digital cable at its partnership cable operators, its capital expenditures will increase over the next five years. The amount and timing of capital expenditures will vary depending on the rate at which China Cablecom’s operating partnerships deploys digital cable. China Cablecom and Binzhou Broadcasting may require additional funding for future capital expenditures.

Capital expenditures for 2007, 2006 and 2005 were approximately $1.7 million, $1.4 million and $2.6 million, respectively. The vast majority of these expenditures related to underground fiber cable and related distribution equipment necessary to decode and send electric signals to household TV sets.

Future capital expenditures will be required for continued network maintenance and upgrades inherent in any cable TV operation as well as for the deployment of digital cable TV. Binzhou Broadcasting expects to convert 120,000 households to digital cable TV over the next twelve or so months. The estimated capital required to convert these household to digital cable TV is approximately $5.4 million. In connection with the formation of the joint venture, Binzhou Broadcasting, approximately $5.9 million in cash will be retained for working capital and capital expenditure purposes. Binzhou Broadcasting’s management believes that current operational cash flow and its available cash balances will be sufficient to fund the deployment of digital cable TV over the next twelve or so months. Beyond the next twelve months, China Cablecom and Binzhou Broadcasting believe that incremental cash flow generated from increased monthly subscription fees charged to digital cable TV subscribers will be a significant contributing factor to it continuing the network-wide deployment of digital cable TV. For example, based on Binzhou Broadcasting estimates, incremental cash flow from the deployment of the initial 120,000 households will support the deployment of digital cable TV to an incremental 60,000 households in the second year. Furthermore, by the third year of deployment, the incremental cash flow generated from a total of 180,000 digital cable TV households will be sufficient to support digital cable TV deployment to an incremental 100,000 households. Additionally, available cash balances will be available to support the continued deployment of digital cable TV.

Although China Cablecom cannot provide any assurance, assuming successful implementation of its digital cable strategy, including future revenues generated from higher priced value-added services and the realization of anticipated cash flows, management of China Cablecom believes that cash flows from operations and the balance of unrestricted cash after the merger with Jaguar will be sufficient to satisfy its budgeted capital expenditures, working capital and debt service obligations for the next five years, at a minimum.

Anticipated partnership program. In the future, China Cablecom may partner with additional cable operating networks utilizing the cash obtained from Jaguar’s trust fund and other sources if available on acceptable terms. As noted above, China Cablecom has begun researching other municipal regions within Shandong, which it believes may have attractive partnership targets.

The consideration paid by the Company for acquisitions may consist of cash, common stock, warrants and/or debentures, including convertible debentures. The common stock, convertible debentures and/or the warrants (and any shares of common stock underlying such debentures and/or warrants) will only be issued in accordance with applicable federal and state securities laws.

Quantitative and Qualitative Disclosures about Market Risk

Substantially all China Cablecom’s revenues and expenses are denominated in Renminbi, but a substantial portion of its cash is kept in U.S. dollars. Although China Cablecom believes that, in general, its exposure to foreign exchange risks should be limited, its cash flows and revenues will be affected by the foreign exchange rate between U.S. dollars and Renminbi. It is possible that the Chinese government may elect to loosen further its current controls over the extent to which the Renminbi is allowed to fluctuate in value in relation to foreign currencies. China Cablecom’s business and the price of its ordinary shares could be negatively affected by a revaluation of the Renminbi against the U.S. dollar or by other fluctuations in prevailing Renminbi-U.S. dollar exchange rates. For example, to the extent that China Cablecom need to convert funds expected to be released from the Jaguar trust account or from its debt and equity bridge financing from U.S. dollars into Renminbi for its operational or acquisition needs and should the Renminbi appreciate against the U.S. dollar at that time, its cash flows would be reduced which could materially adversely affect China Cablecom’s business. Conversely, if China Cablecom decides to convert its Renminbi balances into U.S. dollars for the purpose of declaring dividends on its ordinary shares or for other business purposes and the U.S. dollar appreciates against the Renminbi, the U.S. dollar equivalent of China Cablecom’s earnings from its subsidiaries, including its VIE affiliates, in China would be reduced.

The following table sets forth the average buying rate for Renminbi expressed as per one U.S. dollar for the years 2003, 2004, 2005, 2006 and 2007.

Year	Renminbi Average (1)

2003	8.2771
2004	8.2768
2005	8.1826
2006	7.9579
2007	7.6172

(1)	Determined by averaging the rates on the last business day of each month during the relevant period.

The following table sets forth the high and low exchange rates for Renminbi expressed as per one U.S. dollar for the periods indicated.

	Renminbi Average

Month Ended	High	Low

July 31, 2007	7.558	7.556
August 31, 2007	7.541	7.533
September 30, 2007	7.504	7.496
October 31, 2007	7.465	7.452
November 30, 2007	7.373	7.371
December 31, 2007	7.294	7.294

The value of our investment will be affected by the foreign exchange rate between U.S. dollars and Renminbi. From 1994 to July 21, 2005, the conversion of Renminbi into foreign currencies, including U.S. dollars, was based on exchange rates published by the People’s Bank of China, which was set daily based on the previous day’s interbank foreign exchange market rates in China and current exchange rates on the world financial markets. During that period, the official exchange rate for the conversion of Renminbi to U.S. dollars was generally stable. However, on July 21, 2005, as a result of the Renminbi being re-pegged to a basket of currencies, the Renminbi was revalued and appreciated against the U.S. dollar. There can be no assurance that such exchange rate will continue to remain stable in the future. Our investment could be negatively affected by a revaluation of the Renminbi against the U.S. dollar or by other fluctuations in prevailing Renminbi-U.S. dollar exchange rates. For example, to the extent that China Cablecom needs to convert U.S. dollars into Renminbi for its investment and should the Renminbi appreciate against the U.S. dollar at that time, its financial position and the costs of finance may be adversely affected.

Recent Accounting Pronouncements

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”. This Statement permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. China Cablecom is currently assessing the impact of SFAS No. 159 on its financial position and results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measures”. This Statement defines fair value, establishes a framework for measuring fair value in GAAP, expands disclosures about fair value measurements, and applies under other accounting pronouncements that require or permit fair value measurements. SFAS No. 157 does not require any new fair value measurements. However, the FASB anticipates that for some entities, the application of SFAS No. 157 will change current practice. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, which for the Company would be the fiscal year beginning January 1, 2008. China Cablecom is currently evaluating the impact of SFAS No. 157 but does not expect that it will have a material impact on its financial statements.

In July 2006, the FASB issued Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of SFAS No. 109”. FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with SFAS No. 109 and prescribes a recognition threshold and measurement attribute for financial statement disclosure of tax positions taken or expected to be taken on a tax return. Additionally, FIN No. 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN No. 48 is effective for fiscal years beginning after December 15, 2006, with early adoption permitted. Effective January 1, 2007, China Cablecom adopted FIN No. 48 which did not have a material effect on its financial statements.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (revised 2007), “Business Combinations” (“FAS 141R”). FAS 141R replaces Statement of Financial Accounting Standards No. 141, “Business Combinations” (“FAS 141”), although it retains the fundamental requirement in FAS 141 that the acquisition method of accounting be used for all business combinations. FAS 141R establishes principles and requirements for how the acquirer in a business combination (a) recognizes and measures the assets acquired, liabilities assumed and any noncontrolling interest in the acquiror, (b) recognizes and measures the goodwill acquired in a business combination or a gain from a bargain purchase and (c) determines what information to disclose regarding the business combination. FAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the Company’s 2009 fiscal year. The Company is currently assessing the potential effect of FAS 141R on its financial statements.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (“FAS 160”). FAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary, commonly referred to as minority interest. Among other matters, FAS 160 requires (a) the noncontrolling interest be reported within equity in the balance sheet and (b) the amount of consolidated net income attributable to the parent and to the noncontrolling interest to be clearly presented in the statement of income. FAS 160 is effective for the Company’s 2009 fiscal year. FAS 160 is to be applied prospectively, except for the presentation and disclosure requirements, which shall be applied retrospectively for all periods presented. The Company is currently assessing the potential effect of FAS 160 on its financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined statements of operations for the year ended December 31, 2007, gives effect to: (1) the merger of China Cablecom and Jaguar and (2) the acquisition of Binzhou Broadcasting by China Cablecom as if they occurred on January 1, 2007. The following unaudited pro forma condensed combined balance sheets as of December 31, 2007 give effect to the transactions above as if they occurred on December 31, 2007.

Merger of China Cablecom and Jaguar

The Business Combination has been accounted for under the purchase method of accounting as a reverse acquisition in accordance with US GAAP for accounting and financial reporting purposes since the former controlling shareholder of China Cablecom has effective control of the Board of Directors of China Cablecom Holdings after the Business Combination and the Redomestication Merger through (i) the ability to initially appoint a majority of the post-merger board of directors under the Merger Agreement (representing effective voting control over 22% of China Cablecom's outstanding shares upon the consummation of the Business Combination), and (ii) the benefit of voting agreements that the current holders of approximately 15% of Jaguar’s shares of common stock have entered into to vote in favor of future board of director nominees of such controlling shareholder of China Cablecom, resulting in significant influence in the election of directions at future shareholder meetings, and day-to-day control of post-merger China Cablecom Holdings, being controlled by this individual after the consummation of the Business Combination and the Redomestication Merger. As a group, the former Jaguar shareholders retain the largest voting interest in the combined entity after the consummation of the Business Combination. However, if the Performance Shares are earned by Mr. Clive Ng, then the former shareholders of China Cablecom would retain the largest voting interest in the combined entity. Under this method of accounting, Jaguar will be treated as the ‘‘acquired’’ company for financial reporting purposes. In accordance with guidance applicable to these circumstances, the business combination will be considered to be a capital transaction in substance. Accordingly, for accounting purposes, the business combination will be treated as the equivalent of China Cablecom issuing stock for the net monetary assets of Jaguar, accompanied by a recapitalization. The net monetary assets of Jaguar will be stated as their fair value, essentially equivalent to historical costs, with no goodwill or other intangible assets anticipated to be recorded. The accumulated earnings deficit of China Cablecom have been carried forward after the Business Combination and the Redomestication Merger. Operations prior to the Business Combination and the Redomestication Merger are those of China Cablecom.

Acquisition of Binzhou Broadcasting by China Cablecom

In September 2007, China Cablecom entered into a series of asset purchase and services agreements with Binzhou Broadcasting and Television Network Co., Ltd. (‘‘Binzhou SOE’’), a company organized by SOEs to serve as a holding company of local operating cable TV businesses in Binzhou, Shandong Province. The audited financial statements of Binzhou SOE are included elsewhere in this prospectus under the name Binzhou Guangdian Network Co., Ltd.

China Cablecom, through affiliated PRC companies, entered into a joint venture agreement with Binzhou SOE to purchase a 49% equity interest and 60% economic benefit for $26.3 million in a newly created entity, Binzhou Broadcasting. Binzhou SOE contributed certain assets and businesses for a 51% equity interest in Binzhou Broadcasting.

Binzhou Broadcasting operates in a joint venture and China Cablecom manages its interest in the joint venture through affiliated companies wholly owned by PRC citizens in order to comply with current PRC laws limiting foreign ownership in the cable industry. China Cablecom will consolidate the PRC affiliated companies, Binzhou Broadcasting and Binzhou SOE pursuant to FIN46R, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51. China Cablecom will be considered the primary beneficiary of the joint venture and Binzhou SOE as it absorbs a majority of the risks and rewards.

Pursuant to the asset transfer agreement, Binzhou SOE agreed to transfer tangible and intangible assets worth approximately $39.1 million to Binzhou Broadcasting in installments. The following unaudited pro forma condensed combined financial information reflect the transfer of 100% of the assets to Binzhou Broadcasting as if they occurred as of the beginning of the period for the statements of operations and as of December 31, 2007 for the balance sheet.

The acquisition of the cable TV assets will be recorded at fair value using the purchase method of accounting. The allocation of the excess of fair value over the historical carrying value of the assets contributed by Binzhou SOE is based on a final valuation. As a result of the application of initial formation of the joint venture the stockholders’ equity section of the balance sheet of Binzhou SOE was eliminated.

China Cablecom, through affiliated PRC companies, also entered into contractual arrangements to provide marketing, strategic consulting and technical support and services to Binzhou Broadcasting for an allocation of 11% of the net profits of the joint venture. As a result of its 49% equity interest and these contractual agreements, China Cablecom has the ability to substantially influence the joint venture’s daily operations and financial affairs, appoint their senior executives and approve all matters requiring shareholder vote, and accordingly, consolidates 60% of Binzhou Broadcasting.

This information has been derived from the audited financial statements of China Cablecom, Binzhou Broadcasting, and Jaguar as of and for the year ended December 31, 2007. The pro forma adjustments are based on available information and assumptions that are believed to be are reasonable. The unaudited pro forma condensed financial information does not purport to represent the results of operations that would have occurred had such transactions been consummated on the dates indicated or the financial position for any future date or period. China Cablecom, Binzhou Broadcasting, and Jaguar do not assume any responsibility for the accuracy or completeness of the information provided by the other party. This information should be read together with the China Cablecom, Binzhou Broadcasting, and Jaguar audited financial statements and related notes included elsewhere in this prospectus.

Unaudited Pro Forma Condensed Combined Balance Sheets
At December 31, 2007
(in thousands)

	China Cablecom	Adjustments			Pro Forma China Cablecom	Jaguar	Adjustments		Pro Forma
Assets
Cash and cash equivalents	$12,639	$			$12,639	$137	$16,693	(2)	$29,469
Cash and cash equivalents held in Trust Fund	—					26,689	(26,689	)(3)	—
Assets to be used by noncontrolling interest	1,884		(1,884	)(1)	—		—		—
Other assets	1,671				1,671	7	(238	)(4)	1,440
Total current assets	16,194		(1,884)		14,310	26,833	(10,234)		30,909
Net property, plant and equipment	20,722				20,722				20,722
Intangible assets	18,363				18,363				18,363
Deemed receivable from noncontrolling interest for settlement of certain net liabilities	10,577		(10,577	)(1)	—				—
Other assets	3,640				3,640	789	(789	)(5)	3,403
							(237	)(4)
Total assets	$69,496		$(12,461)		$57,035	$27,622	$(11,260)		$73,397
Liabilities and stockholders’ equity
Total current liabilities, excluding current portion of long-term debt	$3,949				$3,949	$1,019	(475	)(4)	$4,493
Long-term debt (net of debt discount), including current portion	17,096				17,096		(9,996	)(6)	7,100
Liabilities to be settled by noncontrolling interest	12,461		(12,461	) (1)	—	—			—
Note payable – noncontrolling interest, including current portion	34,266				34,266				34,266
Noncontrolling interest	22				22				22
Common stock, subject to possible conversion	—				—	5,330	(5,330	)(7)	—
Preferred stock	3,576				3,576		(3,576	)(8)	—
Common stock	1				1	1			2
Additional paid-in capital	46				46	20,320	5,330	(7)	29,435
							3,576	(8)
							952	(9)
							(789	)(5)
Retained earnings accumulated during development stage	—				—	952	(952	)(9)	—
Retained earnings (deficit)	(2,275)				(2,275)				(2,275)
Accumulated other comprehensive income	354				354				354
Stockholders’ equity	1,702		—		1,702	21,273	4,541		27,516
Total liabilities and stockholders’ equity	$69,496		$(12,461)		$57,035	$27,622	$(11,260)		$73,397

Notes to Unaudited Pro Forma Condensed Combined Balance Sheets

(1)	(1,884) (12,461) (10,577)
In accordance with FIN 46-R, China Cablecom's consolidated balance sheet at December 31, 2007 includes the assets and liabilities of the five operating entities comprising Binzhou SOE. However, pursuant to the framework agreement, only certain assets and no liabilities are to be transferred to Binzhou Broadcasting. The assets and liabilities that will not be transferred to Binzhou Broadcasting are reported in the historical financial statements of China Cablecom under the captions "assets held for disposition by transfer" and "liabilities held for disposition by transfer." The following table summarizes the individual assets held for disposition by transfer and liabilities held for disposition by transfer reported on China Cablecom's balance sheet as of December 31, 2007. The pro forma adjustment assumes the installment transfer of the assets is completed and the assets of five operating entities comprising Binzhou SOE will no longer be consolidated and, accordingly, eliminates the following assets and liabilities:

Cash and cash equivalents	$540
Restricted cash	684
Accounts receivable	24
Prepaid expenses and other receivables	636
Total assets to be used by noncontrolling interest	$1,884
Accounts payable	$1,820
Dividend payable	74
Due to related parties	6,856
Other current liabilities	1,934
Notes payable-bank	1,777
Total liabilities to be settled by noncontrolling interest	$12,461
Deemed receivable from noncontrolling interest for settlement of certain net liabilities	$10,577

(2)	26,689	Conversion of securities held in Trust Fund into unrestricted cash
	(9,996)	Repayment of one-half of bridge financing
	16,693	Total adjustments to cash
(3)	(26,689)	Conversion of securities held in Trust Fund into unrestricted cash
(4)	(238)	Elimination of current portion of promissory note between Jaguar and China Cablecom
	(237)	Elimination of long-term portion of promissory note between Jaguar and China Cablecom
	(475)	Elimination of promissory note between Jaguar and China Cablecom
(5)	(789)	Elimination of deferred acquisition costs incurred in connection with the China Cablecom and Jaguar merger
	(789)	Elimination of deferred acquisition costs incurred in connection with the China Cablecom and Jaguar merger
(6)	(9,996)	Repayment of one-half of bridge financing
(7)	(5,330)	Reclassification of common stock subject to possible conversion to paid-in capital
	5,330	Reclassification of common stock subject to possible conversion to paid-in capital
(8)	(3,576)	Conversion of China Cablecom Class A preferred stock into Jaguar common stock
	3,576	Conversion of China Cablecom Class A preferred stock into Jaguar common stock
(9)	(952)	Transfer from earnings accumulated during development stage
	952	Additional paid-in capital

Unaudited Pro Forma Condensed Combined Statement of Operations
Year Ended December 31, 2007
(in thousands, except per share amounts)

	China Cablecom (a)	Binzhou (b)	Adjustments			Pro Forma China Cablecom	Jaguar (c)	Adjustments			Pro Forma
Revenues	$1,995	$5,020	$			$7,015	$—	$			$7,015
Cost of revenues	1,017	2,680				3,697					3,697
Gross profit	978	2,340				3,318	—				3,318
Selling, general and administrative expense	1,660	1,807		1,088	(1)	4,555	261				4,816
Income (loss) from operations	(682)	533		(1,088)		(1,237)	(261)				(1,498)
Interest (expense) income, net	(1,408)	(717)		(4,554)	(2)	(6,679)	686		(699)	(5)	(6,692)
Other (expense) income, net	(4)	406				402	—				402
Income (loss) before income taxes and noncontrolling interest	(2,094)	222		(5,642)		(7,514)	425		(699)		(7,788)
Provision (benefit) for income taxes	40	198		(705)	(3)	(467)	54				(413)
Income (loss) before noncontrolling interest	(2,134)	24		(4,937)		(7,047)	371		(699)		(7,375)
Noncontrolling interest	(21)			971	(4)	950	—				950
Net income (loss)	$(2,155)	$24		$(3,966)		$(6,097)	$371		$(699)		(6,425)
Accretion of Trust Account relating to common stock subject to possible conversion	—	—		—		—	(140)		140	(6)	—
Net income (loss) attributable to common stockholders	$(2,155)	$24		$(3,966)		$(6,097)	$231		$(559)		$(6,425)
Pro forma weighted average number of common shares outstanding – basic and diluted							4,797		2,067	(7)	6,864
Pro forma net income (loss) per share – basic and diluted							$0.05				$(0.94)

(a)	The operations of Binzhou Broadcasting for the three months ended December 31, 2007 are reflected in the historical financial statements of China Cablecom for the year ended December 31, 2007.

(b)	For the nine months ended September 30, 2007.

(c)	For the nine months ended December 31, 2007.

Notes to Unaudited Pro Forma Condensed Combined Statement of Operations
Year Ended December 31, 2007

(1)	$1,088
Nine months of amortization of intangible assets on a straight-line basis over 20 years for cable operating license ($7.5 million) and 10 years for subscriber base ($11.2 million); the remaining three months of expense is included in the historical financial statements of China Cablecom since the acquisition closed on October 1, 2007

(2)	(1,706)
Nine months of amortization of debt discount ($3,567) over estimated life of promissory notes of 18 months; the remaining three months of expense is included in the historical financial statements of China Cablecom since the acquisition closed on October 1, 2007

	(1,714)	Interest expense on loans issued by Binzhou SOE at 5%
	(435)
The historical financial statements of China Cablecom for the year ended December 31, 2007 reflect actual interest accrued at 10% of approximately $564,000 on $20.0 million of promissory notes. However, the pro forma financial information assumes that one-half of the promissory notes or $10.0 million is repaid at the closing of the Business Combination. Consequently, for purposes of the pro forma financial information interest expense has been calculated on $10.0 million in promissory notes at 10% less the $564,000 reflected in the historical financial statements.

	(699)
Nine months of amortization of deferred offering costs ($1,463) over estimated life of promissory notes of 18 months, which are included in other non-current assets; the remaining three months of expense is included in the historical financial statements of China Cablecom since the acquisition closed on October 1, 2007

	(4,554)	Total adjustments to interest (expense) income
(3)	(705)	Income tax effect of pro forma adjustments at 12.5%
(4)	971	Minority interest related to Binzhou SOE’s ownership calculated as follows:
Binzhou net income	$24
Pro forma adjustments:
Interest expense on note payable – noncontrolling interest	(1,714)
Amortization	(1,088)
Income tax effect at 12.5%	350
Binzhou net income after pro forma adjustments	(2,428)
Noncontrolling interest at 40%	$971
(5)	(699)
As the trust account would have been converted to cash, this adjustment eliminates interest income; no tax impact since substantially all the investments in the trust account are invested in non-taxable securities

(6)	140	As the trust account would have been converted to cash, this adjustment eliminates accretion relating to common stock subject to possible conversion
(7)	2,067	Additional shares of common stock issued to acquire China Cablecom

DIRECTORS AND MANAGEMENT

Directors, Management and Key Employees

Our board of directors and executive officers are as follows:

Name	Age	Position
Clive Ng	45	Executive Chairman
Pu Yue	35	Chief Executive Officer
Colin Sung	43	President and Chief Financial Officer
Jonathan Kalman	46	Director
Kerry Propper	32	Director
Simon Bax	48	Director
Shan Li	44	Director
Alejandro Zubillaga	38	Director

Clive Ng has served as Executive Chairman of the board of China Cablecom since its inception on October 6, 2006 and as a director and Executive Chairman of China Cablecom Holdings since October 2007. From 2000 to 2003, he was the Chief Executive Officer of Pacific Media PMC, a home shopping company, Mr. Ng co-founded TVB Superchannel Europe in 1992, which has grown to become Europe’s leading Chinese language broadcaster. He also owned a 50% stake in HongKong SuperNet, the first Hong Kong based ISP which was then sold to Pacific Internet (NASDAQ:PCNTF). He was Chairman and founder of Asia content (NASDAQ:IASIA), one of the first Asian internet companies to list in the United States, that has been a joint venture partner with NBCi, MTVi, C-NET, CBS Sportsline and DoubleClick in Asia. Mr. Ng was also one of the initial investors and founder of E*TRADE Asia, a partnership with E*TRADE Financial Corp (NYSE: ET). He is also a founding shareholder of MTV Japan, with H&Q Asia Pacific and MTV Networks (a division of Viacom Inc). Currently he serves as a Senior Advisor to Warner Music Group Inc. (NYSE: WMG) and as Chairman and a director of China Broadband, Inc., a company that operates a broadband cable internet company based in the city of Jinan in the Shandong region of China pursuant to contractual arrangements similar to those between JZNT and China Cablecom.

Pu Yue has served as general manager and Chief Executive Officer of China Cablecom since its inception in 2006 and Chief Executive Officer of China Cablecom Holdings since October 2007. Mr. Pu also serves as Chief Executive Officer and a director of China Broadband, Inc., a company that operates a broadband cable internet company based in the city of Jinan in the Shandong region of China pursuant to contractual arrangements similar to those between JZNT and China Cablecom. Mr. Pu was an intelligence officer with China’s National Security Service from 1993 to 1995. He then worked as a logistics specialist with the joint venture between Crown Cork & Seal and John Swire & Sons in Beijing. In 1997, he joined Economic Daily, where he spent a two-year journalism career with China Entrepreneur Magazine. From 1999 to 2000, he oversaw the inception of Macau 5-Star Satellite TV, a mainland China satellite TV channel venture in which his family took significant investment. From 2004 to 2006, Mr. Pu was in charge of business development for a TV advertising consolidation venture under HC International. Mr. Pu holds MBA from Jesse H. Jones Graduate School of Management of Rice University, and Bachelor of Law from University of International Relations in Beijing, China.

Colin Sung has been the President and Chief Financial Officer of China Cablecom Holdings since February 2008 where he had been a director since January 2008. From 2004 through January 2008, Mr. Sung served as Chief Financial Officer for Linktone Ltd. (NASDAQ: LTON), one of the leading providers of wireless interactive entertainment services to consumers and a provider of advertising services through new and traditional media channels in China. Prior to joining Linktone, from 2004 to 2005, Mr. Sung served as Corporate Controller of UTi, United States, Inc., a subsidiary of UTi Worldwide Inc. (NASDAQ: UTIW), a global integrated logistics company. From 2001 until 2004, he was Vice President of Finance and Corporate Controller at USF Worldwide, Inc., a subsidiary of USF Corporation (NASDAQ: USFC), a transportation industry leader. Mr. Sung is a Certified Public Accountant and has a Bachelor of Science degree in Accounting from William Paterson University and a Master of Business Administration degree from American InterContinental University.

Jonathan Kalman has served as chairman of the board and chief executive officer of Jaguar since its inception and a director of China Cablecom Holdings since October 2007. Mr. Kalman is managing partner of Jaguar Capital Partners, a private equity investment firm. Mr. Kalman has served as chairman of the board and chief executive officer of Katalyst LLC, a cross-border investment banking and advisory firm, since he founded the firm in September 1999. Mr. Kalman is also the founder of Internet Katalyst Investment Partners, and co-founder of Katalyst Venture Partners, both affiliates of Katalyst. Mr. Kalman has served on the investment committee of Katalyst Venture Partners since December 1999 and sat on the investment committee of Internet Katalyst Investment Partners from June 1999 to December 2000. From January 1999 to September 1999, Mr. Kalman served as chairman of the board and chief executive officer of iVenture Capital Group, an investment advisory firm providing business strategy, capital raising and merger and acquisition services to emerging growth companies and venture capital firms. From June 1995 through May 1998, he was managing director of Naviant Technology Solutions, a consumer profile and e-marketing company acquired by Equifax Inc. in August 2002. Mr. Kalman began his career at IBM in June 1985 and remained with IBM through June 1995. While at IBM, he worked with clients in the payments industry, as well as led an advanced semiconductor technology team. Mr. Kalman received a Bachelor of Science in Applied Physics from Cornell University and an M.B.A. from Northwestern University’s Kellogg School.

Kerry Propper has been a director of China Cablecom Holdings since October 2007 and the chief financial officer, secretary and a member of the board of directors of Chardan North China Acquisition Corporation and has been the chief executive officer, secretary and a member of the board of directors of Chardan South China Acquisition Corp. since their inception in March 2005. Chardan North China Acquisition Corp. and Chardan South China Acquisition Corp. are blank check companies seeking to acquire an operating business north and south, respectively, of the Yangtze River in the People’s Republic of China. Mr. Propper has been the owner and chief executive officer of Chardan Capital Markets LLC, a New York based broker/dealer, since July 2003. He has also been a managing director of SUJG, Inc., an investment company, since April 2005. From its inception in December 2003 until November 2005, Mr. Propper served as the executive vice president and a member of the board of directors of Chardan China Acquisition Corp., an OTC Bulletin Board listed blank check company that was seeking to acquire an operating business in the People’s Republic of China. In November 2005, Chardan China Acquisition Corp. completed its business combination with State Harvest Holdings Ltd. and changed its name to Origin Agritech Ltd. Mr. Propper has continued to serve as a member of the board of directors of Origin Agritech since its merger. Mr. Propper also sits on the board of directors of Source Atlantic Inc., a health care consulting company based in Massachusetts. Mr. Propper was a founder, and from February 1999 to July 2003 owner and managing director of Windsor Capital Advisors, a full service brokerage firm also based in New York. Mr. Propper also founder The Private Capital Group LLC, a small private investment firm specializing in hard money loans and convertible preferred debt and equity offerings for small companies, in May 2000 and was affiliated with it until December 2003. From July 1997 until February 1999, Mr. Propper worked at Aegis Capital Corp., a broker dealer and member firm of NASD. Mr. Propper received his B.A. (with honors) in Economics and International Studies from Colby College and studied at the London School of Economics.

Simon Bax has been a director of China Cablecom Holdings since October 2007. Mr. Bax has extensive financial and operating experience primarily in the media and entertainment industry. From May 2004 to June 2006, he was Chief Financial Officer of Pixar Animation Studios. Between September 2001 and May 2004 he consulted and acted as a principal in two partnerships formed to raise funds to co-finance films with a major studio and acted as Chairman and a shareholder in Smartjog S.A., a technology startup with offices in Paris and Los Angeles. From 1994 to 2001, he served as Chief Financial Officer of Fox Filmed Entertainment and President of Studio Operations for Twentieth Century Fox. He is a member of the board of directors of Panmure Gordon & Co., a leading corporate and institutional stockbroker, which is a public company listed on AIM, and is also a director of several privately-held companies, including MobiTV, a mobile television and radio service provider and Docufide, the leading provider of educational records management services. Mr. Bax is a member of the Academy of Motion Picture Arts and Sciences, and the British Academy of Film and Television Arts. He also serves on several non-profit boards including the ODC/Dance Company, The Berkeley Art Museum and the Caius Foundation.

Shan Li has been a director of China Cablecom Holdings since October 2007. Mr. Li is a founding principal of San Shan Capital Partners, a Hong Kong-based private equity firm focusing on asset-based alternative investments in the Greater China region where he has been employed since November 2005. From April 2001 until October 2005, Dr. Li was the Chief Executive Officer of Bank of China International Holdings (“BOCI”). Prior to joining BOCI and from 1999, Dr. Li was the managing director and head of China investment banking at Lehman Brothers, from April 1998 to September 1999 he was the Deputy Head of the Investment Bank Preparation Committee at the China Development Bank. From November 1993 to April 1998, Dr. Li was the Executive Director of Investment Banking and Economic Research at Goldman Sachs and from April 1993 until October 1993, he was an Associate of Global Foreign exchange trading at Credit Suisse First Boston. Dr. Li is Vice Chairman of China Overseas-Educated Scholars Development Foundation and a regular commentator and author of various influential local and international mass media and publications on areas concerning China’s economic development policy. He is deputy head of the National Center of Economic Research and a member of the board of alumni at Tsinghua University in Beijing. Mr. Li holds a B.E. in management information systems from Tsinghua University, an M.A. in economics from University of California at Davis and a Ph.D. in economics from Massachusetts Institute of Technology.

Alejandro Zubillaga has been a director of China Cablecom Holdings since October 2007. Mr. Zubillaga is currently Executive Vice President, Digital Strategy and Business Development for Warner Music Group (“WMG”). Since joining WMG in March 2004, Zubillaga has aggressively developed new product and distribution opportunities for WMG in the mobile space and online music space. Before joining WMG and since 2004, Mr. Zubillaga served as managing director and co-founder of Lexa Partners LLC, a management venture capital group based in New York City. From 1995 until 2004, Mr. Zubillaga was founder and managing partner of E-Quest Partners, a venture capital firm focused on Latin America. Until 1995, Mr. Zubillaga served as founder, Chairman and Chief Executive Officer of NETUNO, a provider of broadband communication services in Venezuela. Mr. Zubillaga graduated from Babson College with a degree in Business Administration.

Director Independence

The Board of Directors has determined that Simon Bax, Shan Li and Alejandro Zubillaga are independent under the Nasdaq Marketplace Rules, because they do not currently own a significant percentage of our Ordinary Shares, are not currently employed by us, have not been actively involved in the management of China Cablecom and do not fall into any of the enumerated categories of people who cannot be considered independent under the Nasdaq Marketplace Rules. We do not have an audit committee, nominating committee or compensation committee. Until an audit committee is formed, the entire Board of Directors shall perform the functions of an audit committee and until the nominating and compensation committees are formed the independent directors shall perform such functions. The Board has determined that Messrs. Kalman, Propper and Ng are not independent directors.

Compensation Committee Interlocks and Insider Participation

During the last fiscal year, no officer and employee of China Cablecom Holdings, and no former officer of China Cablecom Holdings, during the last completed fiscal year, participated in deliberations of the Board of Directors concerning executive officer compensation.

Meetings and Committees of the Board of Directors

To date, the Board has only taken formal action solely by unanimous consent. Although we do not have any formal policy regarding director attendance at annual shareholder meetings, in the future we will attempt to schedule our annual meetings so that its directors can attend. In addition, we expects our directors to attend all Board and committee meetings and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities.

Audit Committee

In anticipation of being listed on a national securities exchange, we will establish an audit committee. As required by Nasdaq listing standards, our audit committee will be comprised of at least three independent directors who are also “financially literate.” The listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

Audit Committee Financial Expert. The Board will also attempt to select a director of the combined company to qualify as an “audit committee financial expert” within the meaning of all applicable rules.

Settlement with China Broadband

Following Jaguar’s original filing, on October 31, 2007, of the prospectus/proxy statement on Form S-4 with the Securities and Exchange Commission relating to the Redomestication Merger and Business Combination, investors in China Broadband informed Mr. Ng that they viewed our activities as violative of Mr. Ng’s employment agreement with China Broadband. China Broadband is another company organized by Mr. Ng to pursue broadband cable opportunities in the PRC. Currently, it operates a broadband cable internet company that is pursuing opportunities in stand-alone, independent broadband services, including electronic program/television program-type publications, and is based in the city of Jinan in the Shandong province of the PRC.

Although Mr. Ng disagreed that our activities violated his employment agreement with China Broadband, in order to avoid the possibility of time consuming and costly litigation, Mr. Ng, Mr. Pu, China Broadband, Jaguar, us and certain of China Broadband’s shareholders and consultants entered into a settlement agreement dated as of January 11, 2008, pursuant to which the potential claims were resolved. As a result of this settlement, the parties agreed, among other things, as follows:

•
Each of Mr. Ng and Mr. Pu agreed with a subsidiary of China Broadband to modifications to his employment agreement to reflect the original intent of the parties, and allow them to continue as executives and directors of China Cablecom Holdings. In addition, the amendment to Mr. Ng’s employment agreement provides that (i) until such time as China Broadband hires a new Chief Executive Officer, Mr. Ng would remain an executive of China Broadband and take commercially reasonable efforts to assure that his activities with us would not materially interfere with his obligations to China Broadband and (ii) when China Broadband hires a new Chief Executive Officer, Mr. Ng’s work requirements for China Broadband would be appropriately reduced and he would no longer be an executive of China Broadband, although he will remain the non-executive Chairman and a member of the board of directors of China Broadband until the expiration of the employment agreement in July 2009, and (iii) requiring that he assist the Chief Executive Officer, the Board and management of China Broadband in identifying, negotiating with and entering into agreements with potential acquisition candidates that are in the stand-alone, independent broadband business in the People’s Republic of China. A new Chief Executive Officer was appointed by China Broadband. The amendment to Mr. Pu’s employment agreement provides that when China Broadband hires a new Chief Financial Officer and Principal Financial Officer, Mr. Pu’s work requirements for China Broadband shall be appropriately reduced although he will remain Vice Chairman and a member of the board of directors of China Broadband. The settlement agreement contains a provision recognizing that the provision of integrated cable television services in the People’s Republic of China and related activities is our business and the provision of stand-alone independent broadband services is the business of China Broadband. Mr. Ng’s revised employment agreement contains an express provision permitting Mr. Ng to resign from China Broadband in the event an acquisition arises that involves our business, which is how Mr. Ng currently intends to handle opportunities in the future that could create a situation similar to that which led to the settlement agreement. (Mr. Pu’s revised employment agreement does not include a similar provision). The resignation of Mr. Ng under his revised employment agreement with China Broadband should not result in a violation of such agreement for actions occurring prior to his resignation provided he complies with the terms of such agreement. However, notwithstanding the terms of the settlement agreement and the amendment to Mr. Ng’s employment agreement with China Broadband, Mr. Ng’s continuing relationship with China Broadband could lead to future claims of violation of his duties to China Broadband in the event future acquisitions in the PRC are offered to us rather than China Broadband, notwithstanding his current intention to resign in such circumstances.

•
The revised China Broadband employment agreements with Messrs. Ng and Pu expressly allow for them to engage in certain “permitted activities”, including serving as an officer, director and/or board committee member or being a securityholder of us pursuant to an employment agreement or otherwise and all activities undertaken in connection with the business of acting as a joint venture provider of integrated cable television services in the PRC and related activities (not including the provision of stand-alone broadband services).

•
Mr. Ng agreed, subject to the terms of the settlement agreement, to transfer 390,000 of our Ordinary Shares and make certain transfers of shares of China Broadband to or for the benefit of certain securityholders of China Broadband.

•
China Broadband, for itself and on behalf of any person or entity claiming by or through China Broadband, together with the securityholders and consultant who are parties to the settlement agreement, Mr. Ng, Mr. Pu, Jaguar and us all agreed to mutual releases of claims against each other (except that no release was provided by Jaguar or us to Mr. Ng or Mr. Pu and that certain investors have been asked to provide releases subsequent to the settlement agreement having been entered into).

Nominating Committee Information

In anticipation of being listed on a national securities exchange, we will form a nominating committee in the next three months. The nominating committee will be responsible for overseeing the selection of persons to be nominated to replace those individuals selected to initially serve on our board. The nominating committee will consider persons identified by its members, management, shareholders, investment bankers and others.

We do not have any restrictions on shareholder nominations under its amended and restated certificate of incorporation or by-laws. The only restrictions are those applicable generally under British Virgin Islands corporate law and the federal proxy rules. Our board has not proposed any nominees for director. The board is not “independent.” Currently, the board will consider suggestions from individual shareholders, subject to evaluation of the person’s merits. Shareholders may communicate nominee suggestions directly to the board, accompanied by biographical details and a statement of support for the nominees. The suggested nominee must also provide a statement of consent to being considered for nomination. Although there are no formal criteria for nominees, our Board believes that persons should be actively engaged in business endeavors, have a financial background, and be familiar with acquisition strategies and money management.

Director Compensation

Our current directors do not currently receive any compensation for their services.

We are planning to put into place a compensation structure which is expected to include a per diem for each Board meeting attended, an annual fee, reimbursement of expenses incurred in attending meetings and equity awards pursuant to the 2007 Incentive Plan. The amounts of compensation, numbers of shares subject to awards and other terms of director compensation have not been finally determined.

Executive Compensation

Compensation Discussion and Analysis.

Our Board of Directors conducts reviews informally, and compensation is not typically changed on a regimented time-frame. Currently, all executives are involved in decisions relating to their compensation. At this time, no executives receive compensation for their work on behalf of Binzhou Broadcasting.

It is contemplated that our Board of Directors will conduct reviews informally, and that compensation will not be typically changed on a regimented time-frame. It is contemplated that our Board of Directors will base the salaries it pays its executive officers on the amounts other companies pay their executive officers for similar performance. In general, if an executive performs exceptionally well, the performance and, if applicable, the increase in responsibilities would also merit a salary increase.

Our Board of Directors conducts reviews informally, and compensation is not typically changed on a regimented time-frame.

All executives are involved in decisions relating to their compensation. China Cablecom believes that, for the most part, its executives believe they are fairly compensated.

Executive Officers. The following sets forth summary information concerning the compensation paid by China Cablecom to our chief executive officer and our other four most highly compensated officers during the last three fiscal years.

Summary Compensation Table

The following summary compensation table sets forth information concerning compensation for services in all capacities awarded to, earned by or paid to each person who served as our chief executive officer or chief financial officer at any time during the fiscal year ended December 31, 2006 and the five other most highly compensated executive officers who were serving as executive officers at the end of the fiscal year ended December 31, 2007:
		Annual Compensation						Long-Term Compensation Awards
Name and Principal Position	Year	Salary		Bonus		Other Annual Compensation(1)		Securities Underlying Options	All Other Compensation		Total
Pu Yue, Chief Executive Officer and Chief Financial Officer(2)	2005 2006 2007	$ $ $	0 0 0	$ $ $	0 0 0	$ $ $	0 0 0	0 0 0	$ $ $	0 0 0	$ $ $	0 0 0
Clive Ng, Executive Chairman	2005 2006 2007	$ $ $	0 0 0	$ $ $	0 0 0	$ $ $	0 0 0	0 0 0	$ $ $	0 0 0	$ $ $	0 0 0

___________
(1)
Other compensation in the form of perquisites and other personal benefits, securities or property have been omitted in those instances where such perquisites and other personal benefits, securities or property constituted less than the lesser of $25,000 or 10% of the total annual salary and bonus for the Named Executive Officer for the fiscal year.

(2)	Pu Yue was the acting Chief Financial Officer. In February 2008, we employed Mr. Colin Sung as full-time President and Chief Financial Officer.

The following table shows the outstanding equity awards for our named executive officers as of December 31, 2007.

Outstanding Equity Awards at Fiscal Year-End Table

	Stock Awards Market or Number of Unearned Shares, Shares, Units or Other Rights that Have Not Vested	Payout Value of Unearned Shares, Shares, Units or Other Rights that Have Not Vested
Pu Yue, Chief Executive Officer and Chief Financial Officer(1)	—	—
Clive Ng, Executive Chairman and President	—	—

(1) Pu Yue was the acting Chief Financial Officer. In February 2008, we employed Mr. Colin Sung as full-time President and Chief Financial Officer.

The following table sets forth aggregate information regarding our equity compensation plans in effect as of December 31, 2006:

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	—	—	—
Equity compensation plans not approved by security holders	—	—	—
Total	—	—	—

Employment Agreements

The following discussion summarizes the material terms of current employment agreements between us and our executive officers:

We have entered into an agreement with Clive Ng on the following terms:

•	Annual Salary – $500,000; minimum bonus of $250,000.

•
Principal Benefits will include Health Insurance, Life Insurance, Company Car, Tax Advisory Services, Annual Leave of Four Weeks and Stock Option Employment Commencement Package with vesting over ten (10) years.

•	Benefits Upon Termination For Cause or Resignation For Other Than Good Reason will include Earned Compensation, Earned Benefits, Vested Stock Options.

•
Severance Pay – The greater of six (6) times monthly compensation or twelve (12) months base salary less any compensation paid to the employee during the period between change of control and termination.

We have entered into an agreement with Pu Yue on the following terms:

•	Annual Salary – RMB 900,000.

•	Principal Benefits will include Health Insurance, Life Insurance, Annual Leave of Four Weeks.

•	Benefits Upon Termination For Cause or Resignation For Other Than Good Reason will include Earned Compensation, Earned Benefits.

•
Severance Pay – The greater of six (6) times monthly compensation or twelve (12) months base salary less any compensation paid to the employee during the period between change of control and termination.

Other than as described above for Mr. Ng and Mr. Pu, there have been no employment agreements negotiated or drafted between us and our executive officers of although it is anticipated that such agreements may be put in place with our executive offices.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We will reimburse our officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with our business activities. There is no limit on the amount of accountable out-of-pocket expenses reimbursable by us, which will be reviewed only by the board of directors or a court of competent jurisdiction if such reimbursement is challenged.

SECURITY OWNERSHIP OF THE COMPANY

The following table sets forth information with respect to the beneficial ownership of the Ordinary Shares as of April 16, 2008 by each person who beneficially owns more than 5% of Ordinary Shares and each officer, each director and all officers and directors as a group.

Ordinary Shares which an individual or group has a right to acquire within 60 days pursuant to the exercise or conversion of options, warrants or other similar convertible or derivative securities are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Approximate Percentage of Outstanding Ordinary Shares
Clive Ng(2)	910,000	(3)	11.7%
Pu Yue(4)	—		0.0%
Colin Sung(5)	—		0.0%
Jonathan Kalman	198,333	(6)	2.6%
Kerry Propper(7)	297,500	(8)	3.8%
Simon Bax(9)	—		0.0%
Shan Li(10)	—		0.0%
Alejandro Zubillaga(11)	—		0.0%
Craig Samuels(12)	1,367,000		17.6%
Jeffrey L. Feinberg(13)	703,503		9.0%
JLF Asset Management, L.L.C.(13)	703,503		9.0%
JLF Offshore Fund, Ltd(13)	384,071		4.9%
JLF Partners I, L.P.(13)	296,723		3.8%
Globis Capital Partners, L.P.(14)	408,967		5.3%
Globis Capital Advisors., L.L.C.(14)	408,967		5.3%
Globis Overseas Fund, Ltd.(14)	96,500		*
Globis Capital Management, L.P.(14)	505,467		6.5%
Globis Capital, L.L.C.(14)	505,467		6.5%
Paul Packer(14)	505,467		6.5%
Mitchell Metzman(15)	510,000		6.6%
Marnie Metzman(15)	510,000		6.6%
Steven M. Oliveira 1998 Charitable Unitrust(16)	318,300		4.1%
China Broadband, Inc. (17)	390,000		5.0%
All directors and executive officers as a group (eight individuals)	1,405,833	(18)	18.1%
____________
(1)	Unless otherwise indicated, the business address of each of the individuals is Unit 3309-3310, 1 Grand Gateway, 1 Hongqian Road, Shanghai, 200030, People’s Republic of China.

(2)	The business address for Mr. Ng is 17 State Street, Suite 1600, New York, NY 10004.

(3)
After giving effect to delivery of 390,000 Ordinary Shares by the shareholder pursuant to the terms of a settlement agreement. See “Settlement Agreement with China Broadband”. Excludes 1,136,668 Ordinary Shares which are subject to voting agreements China Cablecom Holdings and Mr. Ng entered into with certain shareholders who were issued shares of China Cablecom Holdings in connection with the Business Combination. Pursuant to the voting agreements, such shareholders agreed, for a period of three years following the Business Combination, to vote their shares in favor of the Board nominees presented at a meeting of stockholders. Mr. Ng. disclaims beneficial ownership of the shares held by such shareholders. Does not include up to 7,520,000 shares that can be earned in connection with the grant of the Performance Shares.

(4)	The business address for Mr. Pu is 17 State Street, Suite 1600, New York, NY 10004.

(5)	The business address for Mr. Sung is Unit 3309-3310, Floor 33, 1 Grand Gateway, 1 Hongqiao Road, 200030, PRC.

(6)
The business address for Mr. Kalman is 161 Washington Street, Suite 1050, Conshohocken, PA 19438. Represents (i) 116,667 shares held by Sapphire Canyon Investments LLC, (ii) 27,222 units, each consisting of one ordinary share and two warrants to purchase one ordinary share held by Jonathan Kalman IRA and (iii) 54,444 shares issuable upon exercise of warrants held by Jonathan Kalman IRA. Does not include 200,000 shares that can be earned by Mr. Kalman in connection with the grant of the Performance Shares.

(7)	The business address of Mr. Propper is Chardan Capital Markets, LLC, 17 State Street, Suite 2575, New York, New York 10004.

(8)	Includes 47,500 shares issuable upon exercise of warrants. Does not include 200,000 shares that can be earned in connection with the grant of the Performance Shares.

(9)	The business address of Mr. Bax is 22 Craig Avenue, Piedmont, CA 94611.

(10)	The business address of Mr. Li is Two IFC, 8 Finance Street, Central, Hong Kong.

(11)	The business address of Mr. Zubillaga is 75 Rockefeller Plaza, New York, NY 10019.

(12)
The business address of Mr. Samuels is 13990 Rancho Dorado Bend, San Diego, CA 92130. Includes 900,000 shares issuable upon exercise of warrants. The information was derived from a Schedule 13G/A filed with the SEC on February 13, 2007.

(13)
The business address of Mr. Feinberg, JLF Asset Management, L.L.C. and JLF Partners I, L.P. is 2775 Via de la Valle, Suite 204, Del Mar, CA 92014. The business address of JLF Offshore Fund, Ltd. is c/o Goldman Sachs (Cayman) Trust Limited, PO Box 896, Harbour Centre, 2nd Floor, North Church Street, Grand Cayman KY1-1103, Cayman Islands. Mr. Feinberg and JLF Asset Management, L.L.C each share voting and dispositive power over their shares and disclaim beneficial ownership except to the extent of their pecuniary interest therein. The information was derived from a Schedule 13G/A filed with the SEC on February 27, 2008 and a Form 4 filed on February 27, 2008.

(14)
The principal office and business address is 60 Broad Street, 38th floor, New York, NY 10004. The Schedule 13G, as amended, on February 11, 2008, was jointly filed by each of the following persons pursuant to Rule 13d-1 promulgated by the Securities and Exchange Commission pursuant to Section 13 of the Securities Exchange Act of 1934, as amended: (i) Globis Capital Partners, L.P., a Delaware limited partnership (“Globis Partners”), with respect to shares of Common Stock directly held by it; (ii) Globis Capital Advisors, L.L.C., a Delaware limited liability company (“Globis Advisors”), serves as the general partner of Globis Partners, with respect to shares of Common Stock directly held by Globis Partners; (iii) Globis Overseas Fund, Ltd., a Cayman Islands exempted company (“Globis Overseas”), with respect to shares of Common Stock directly held by it; (iv) Globis Capital Management, L.P., a Delaware limited partnership (the “Investment Manager”), which serves as investment manager to, and has investment discretion over the securities held by, Globis Partners and Globis Overseas, with respect to shares of Common Stock directly held by Globis Partners and Globis Overseas; (v) Globis Capital, L.L.C., a Delaware limited liability company (“GC”), which serves as the general partner of the Investment Manager, with respect to shares of Common Stock directly held by Globis Partners and Globis Overseas; and (vi) Mr. Paul Packer (“Mr. Packer”), who is the Managing Member of Globis Advisors, and GC, with respect to shares of Common Stock directly held by Globis Partners and Globis Overseas. The information was derived from a Schedule 13G filed on April 26, 2007.

(15)
Represents 510,000 shares issuable upon the exercise of outstanding warrants, as to which Mitchell Metzman and Marnie Metzman share dispositive control. This information was derived from a Schedule 13G filed on February 26, 2007.

(16)
The principal office and business address is 18 Fieldstone Court, New York, NY 10956. Represents 318,300 shares as to which Steven M. Oliveira and Bernadette Oliveira share dispositive control. The information was derived from a Schedule 13G filed with the SEC on November 15, 2007.

(17)
The principal office and business address is 1900 Ninth Street, 3rd Floor Boulder, Colorado 80302. Marc Urbach, President, or such other person as designated by the board of directors of China Broadband, Inc. has dispositive and voting power over the shares.

(18)	Includes 101,944 shares issuable upon exercise of warrants. Does not include 7,920,000 shares that can be earned in connection with the grant of the Performance Shares.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

The following is a summary of the material U.S. federal income tax consequences of the acquisition, ownership, and disposition of our Ordinary Shares. The discussion below of the U.S. federal income tax consequences to ‘‘U.S. Holders’’ will apply to a beneficial owner of our Ordinary Shares that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•
a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•
a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a beneficial owner of our Ordinary Shares is not described as a U.S. Holder and is not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, such owner will be considered a ‘‘Non-U.S. Holder.’’ The U.S. federal income tax consequences applicable Non-U.S. Holders of owning our Ordinary Shares are described below under the heading ‘‘– Tax Consequences to Non-U.S. Holders of Ordinary Shares.’’

This summary is based on the Internal Revenue Code of 1986, as amended (the ‘‘Code’’), its legislative history, Treasury regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a person’s decision to purchase our Ordinary Shares. In particular, this discussion considers only holders that own and hold our Ordinary Shares as capital assets within the meaning of Section 1221 of the Code and does not address the potential application of the alternative minimum tax or the U.S. federal income tax consequences to holders that are subject to special rules, including:

•	financial institutions or ‘‘financial services entities’’;

•	broker-dealers;

•	taxpayers who have elected mark-to-market accounting;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	certain expatriates or former long-term residents of the United States;

•	persons that actually or constructively own 10% or more of our voting shares;

•	persons that hold our Ordinary Shares as part of a straddle, constructive sale, hedging, conversion or other integrated transaction; or

•	persons whose functional currency is not the U.S. dollar.

This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, or state, local or non-U.S. tax laws. Additionally, the discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our Ordinary Shares through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our Ordinary Shares, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership.

We have not sought, and will not seek, a ruling from the Internal Revenue Service (‘‘IRS’’) or an opinion of counsel as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court.

BECAUSE OF THE COMPLEXITY OF THE TAX LAWS AND BECAUSE THE TAX CONSEQUENCES TO ANY PARTICULAR HOLDER OF OUR ORDINARY SHARES MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN, EACH PROSPECTIVE HOLDER OF OUR ORDINARY SHARES IS URGED TO CONSULT WITH ITS TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS.

Tax Consequences to U.S. Holders of Ordinary Shares

Taxation of Distributions Paid on Ordinary Shares

Subject to the passive foreign investment company (‘‘PFIC’’) rules discussed below, a U.S. Holder will be required to include in gross income as ordinary income the amount of any dividend paid on the Ordinary Shares. A distribution on the Ordinary Shares will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). Such dividend will not be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations. Distributions in excess of such earnings and profits will be applied against and reduce the U.S. Holder’s basis in its Ordinary Shares and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such Ordinary Shares.

With respect to non-corporate U.S. Holders for taxable years beginning before January 1, 2011, dividends may be taxed at the lower applicable long-term capital gains rate (see ‘‘– Taxation on the Disposition of Ordinary Shares’’ below) provided that (1) the Ordinary Shares are readily tradable on an established securities market in the United States, (2) we are not a PFIC, as discussed below, for either the taxable year in which the dividend was paid or the preceding taxable year, and (3) certain holding period requirements are met. For purposes of clause (1) above, under recently published IRS authority, the Ordinary Shares are considered to be readily tradable on an established securities market in the United States only if they are listed on certain exchanges, which presently do not include the OTC Bulletin Board (the only exchange on which the Ordinary Shares are currently listed and traded). Accordingly, any dividends paid on the Ordinary Shares are not currently expected to qualify for the lower rate. U.S. Holders should consult their own tax advisors regarding the availability of the lower rate for any dividends paid with respect to the Ordinary Shares.

Taxation on the Disposition of Ordinary Shares

Upon a sale or other taxable disposition of our Ordinary Shares, and subject to the PFIC rules discussed below, a U.S. Holder should recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the Ordinary Shares.

Capital gains recognized by U.S. Holders generally are subject to U.S. federal income tax at the same rate as ordinary income, except that long-term capital gains recognized by non-corporate U.S. Holders are generally subject to U.S. federal income tax at a maximum rate of 15% for taxable years beginning before January 1, 2011 (and 20% thereafter). Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the Ordinary Shares exceeds one year. The deductibility of capital losses is subject to various limitations.

Passive Foreign Investment Company Rules

A foreign corporation will be a passive foreign investment company, or PFIC, if at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any company in which it is considered to own at least 25% of the shares by value, is passive income. Alternatively, a foreign corporation will be a PFIC if at least 50% of its assets in a taxable year, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any company in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents, royalties, and gains from the disposition of passive assets.

Based on the expected composition of our assets and income, it is not anticipated that we will be treated as a PFIC. Our actual PFIC status for any taxable year, however, will not be determinable until after the end of such taxable year, and accordingly there can be no assurance with respect to our status as a PFIC for the current taxable year or any future taxable year.

If we are a PFIC for any taxable year during which a U.S. Holder held its Ordinary Shares, and the U.S. Holder did not make either a timely qualified electing fund (‘‘QEF’’) election for the first taxable year of its holding period for the Ordinary Shares, as described below, such holder will be subject to special rules with respect to:

•	any gain recognized (or deemed recognized) by the U.S. Holder on the sale or other disposition of its Ordinary Shares; and

•
any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Ordinary Shares during the three preceding taxable years or, if shorter, such U.S. Holder’s holding period for the Ordinary Shares).

Under these rules,

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Ordinary Shares;

•
the amount allocated to the taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to any taxable year prior to the first taxable year in which we are a PFIC, will be taxed as ordinary income;

•	the amount allocated to other taxable years will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year.

In addition, if we are a PFIC, a U.S. Holder who acquires our Ordinary Shares from a deceased U.S. Holder who dies before January 1, 2010 generally will be denied the step-up of U.S. federal income tax basis in such shares to their fair market value at the date of the deceased holder’s death. Instead, such U.S. Holder would have a tax basis in such shares equal to the deceased holder’s tax basis, if lower.

In general, a U.S. Holder may avoid the PFIC tax consequences described above in respect to its Ordinary Shares by making a timely QEF election to include in income its pro rata share of our net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed. A U.S. Holder may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

If the QEF election is not effective for each of the tax years in which we are a PFIC and the U.S. Holder holds (or is deemed to hold) Ordinary Shares, the special tax and interest charge rules described above will continue to apply to such shares unless the holder makes a “purging election.” The purging election creates a deemed sale of such shares at their fair market value. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will have a new basis and holding period in the Ordinary Shares for purposes of the PFIC rules.

The QEF election is made on a stockholder-by-stockholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive certain information from us. Upon request from a U.S. Holder, we will endeavor to provide to the U.S. Holder, no later than 90 days after the request, such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a QEF election. However, there is no assurance that we will have timely knowledge of our status as a PFIC in the future or of the required information to be provided.

If a U.S. Holder has elected the application of the QEF rules to its Ordinary Shares, and the special tax and interest charge rules do not apply to such stock (because of a timely QEF election for the first tax year of the U.S. Holder’s holding period for such shares or a purge of the PFIC taint pursuant to a purging election), any gain recognized on the appreciation of such shares should be taxable as capital gain and no interest charge will be imposed. As discussed above, U.S. Holders of a QEF are currently taxed on their pro rata shares of the QEF’s earnings and profits, whether or not distributed. In such case, a subsequent distribution of such earnings and profits that were previously included in income should not be taxable as a dividend. The tax basis of a U.S. Holder’s shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. Similar basis adjustments apply to property if by reason of holding such property the U.S. Holder is treated under the applicable attribution rules as owning shares in a QEF.

Although a determination as to our PFIC status will be made annually, an initial determination that we are a PFIC will generally apply for subsequent years to a U.S. Holder who held Ordinary Shares while we were a PFIC, whether or not it met the test for PFIC status in those years. A U.S. Holder who makes the QEF election discussed above for the first tax year in which the U.S. Holder holds (or is deemed to hold) Ordinary Shares and for which we are determined to be a PFIC, however, will not be subject to the PFIC tax and interest charge rules (or the denial of basis step-up at death) discussed above in respect to such shares. In addition, such U.S. Holder will not be subject to the QEF inclusion regime with respect to such shares for the tax years in which we are a PFIC. On the other hand, if the QEF election is not effective for each of the tax years in which we are a PFIC and the U.S. Holder holds (or is deemed to hold) Ordinary Shares, the PFIC rules discussed above will continue to apply to such shares unless the holder makes a purging election and pays the tax and interest charge with respect to the gain inherent in such shares attributable to the pre-QEF election period.

Alternatively, if a U.S. Holder owns ordinary shares in a PFIC that is treated as marketable stock, the U.S. Holder may make a mark-to-market election. If the U.S. Holder makes a valid mark-to-market election for the first tax year in which the U.S. Holder holds (or is deemed to hold) our Ordinary Shares and for which we are determined to be a PFIC, such holder generally will not be subject to the PFIC rules described above in respect to its ordinary shares. Instead, in general, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its Ordinary Shares at the end of its taxable year over the adjusted basis in its Ordinary Shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its ordinary shares over the fair market value of its ordinary shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the ordinary shares will be treated as ordinary income.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission or on Nasdaq, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. Since it is expected that the Ordinary Shares will be quoted and traded on the OTC Bulletin Board, such shares may not currently qualify as marketable stock for purposes of the election. As a result, U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect to our ordinary shares under their particular circumstances.

If we are a PFIC and, at any time, have a non-U.S. subsidiary that is classified as a PFIC, U.S. Holders generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if we receive a distribution from, or dispose of all or part of its interest in, the lower-tier PFIC. Upon request, we will endeavor to cause any lower-tier PFIC to provide to a U.S. Holder no later than 90 days after the request the information that may be required to make or maintain a QEF election with respect to the lower-tier PFIC. U.S. Holders are urged to consult their own tax advisors regarding the tax issues raised by lower-tier PFICs.

If a U.S. Holder owns (or is deemed to own) shares during any year in a PFIC, such holder may have to file an IRS Form 8621 (whether or not a QEF or mark-to-market election is made). The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of Ordinary Shares should consult their own tax advisors concerning the application of the PFIC rules to such Ordinary Shares under their particular circumstances.

Tax Consequences to Non-U.S. Holders of Ordinary Shares

Dividends paid to a Non-U.S. Holder in respect to its Ordinary Shares generally will not be subject to U.S. federal income tax, unless the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains in the United States).

In addition, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain attributable to a sale or other disposition of Ordinary Shares unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States) or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale or other disposition and certain other conditions are met (in which case, such gain from United States sources generally is subject to tax at a 30% rate or a lower applicable tax treaty rate).

Dividends and gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to tax in the same manner as for a U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Backup Withholding and Information Reporting

In general, information reporting for U.S. federal income tax purposes will apply to distributions made on the Ordinary Shares within the United States to a non-corporate U.S. Holder and to the proceeds from sales and other dispositions of Ordinary Shares to or through a U.S. office of a broker by a non-corporate U.S. Holder. Payments made (and sales and other dispositions effected at an office) outside the United States will be subject to information reporting in limited circumstances.

In addition, backup withholding of U.S. federal income tax, currently at a rate of 28%, generally will apply to dividends paid on the Ordinary Shares to a non-corporate U.S. Holder and the proceeds from sales and other dispositions of Ordinary Shares by a non-corporate U.S. Holder, in each case who:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the IRS that backup withholding is required; or

•	in certain circumstances, fails to comply with applicable certification requirements.

A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS.

DESCRIPTION OF CHINA CABLECOM HOLDINGS SECURITIES

The following description of the material terms of our Ordinary Shares includes a summary of specified provisions of our Amended and Restated Memorandum and Articles of Association. This description is subject to the relevant provisions of British Virgin Islands law and qualified by reference to China Cablecom Holdings’ Amended and Restated Memorandum and Articles of Association, copies of which are incorporated herein by reference.

General. We are authorized to issue 40,000,000 ordinary shares par value $.0005 and 1,000,000 preferred shares par value $.0005.

Ordinary Shares. Holders of our Ordinary Shares are entitled to one vote for each share on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Subject to the preferences and rights, if any, applicable to preferred shares, the holders of the Ordinary Shares are entitled to receive dividends if and when declared by the board of directors. Subject to the prior rights of the holders, if any, of the preferred shares, the holders of the Ordinary Shares are entitled to share ratably in any distribution of our assets upon liquidation, dissolution or winding-up, after satisfaction of all debts and other liabilities.

Preferred Shares. We currently have no preferred shares issued and outstanding.

Anti-Takeover Effect of Unissued Shares.

Ordinary Shares. We have issued and outstanding approximately 7,775,106 Ordinary Shares. The remaining shares of authorized and unissued Ordinary Shares will be available for future issuance without additional shareholder approval. While the additional Ordinary Shares are not designed to deter or prevent a change of control, under some circumstances we could use the additional Ordinary Shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing shares in private placements to purchasers who might side with our board of directors in opposing a hostile takeover bid.

Preferred Shares. The existence of authorized but unissued preferred shares could reduce our attractiveness as a target for an unsolicited takeover bid since it could, for example, issue preferred shares to parties who might oppose such a takeover bid or shares that contain terms potential acquirer may find unattractive. This may have the effect of delaying or preventing a change in control, discourage bids for the ordinary shares at a premium over market and adversely affect the market price of, and the voting and other rights of the holders of, ordinary shares.

Warrants. We have 9,433,334 warrants outstanding. Each warrant entitles the registered holder to purchase one share of our ordinary shares at a price of $5.00 per share, subject to adjustment as discussed below, at any time commencing on the completion of the business combination. The warrants will expire at 5:00 p.m., New York City time on April 4, 2010. We may call the warrants for redemption (a) in whole and not in part, (b) at a price of $.01 per warrant at any time after the warrants become exercisable, (c) upon not less than 30 days’ prior written notice of redemption to each warrantholder and (d) if, and only if, the reported last sale price of the ordinary shares equals or exceeds $8.50 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrantholders.

The exercise price and number of ordinary shares issuable on exercise of the warrants may be adjusted in certain circumstances, including in the event of a dividend payable in shares, recapitalization, reorganization, share purchase or consolidation of the company. However, the warrants will not be adjusted for issuances of ordinary shares at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. Warrantholders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive ordinary shares. After the issuance of shares of ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the ordinary shares issuable upon the exercise of the warrants is not current or if the ordinary shares are not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside. No fractional shares will be issued upon exercise of the warrants. However, if a warrantholder exercises all warrants then owned of record by him, her or it, we will pay to the warrantholder, in lieu of the issuance of any fractional share which is otherwise issuable to the warrantholder, an amount for such fractional share in cash based on the market value of the ordinary shares on the last trading day prior to the exercise date.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar our Ordinary Shares, warrants and units is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004, (212) 509-4000.

SELLING SHAREHOLDERS

The following table sets forth as of April 16, 2008, information regarding the current beneficial ownership of our Ordinary Shares by the persons identified, based on information provided to us by them, which we have not independently verified. Although we have assumed for purposes of the table that the Selling Shareholders will sell all of the shares offered by this prospectus, because they may from time to time offer all or some of their shares under this prospectus or in another manner, no assurance can be given as to the actual number of shares that will be resold by the Selling Shareholders (or any of them), or that will be held after completion of the resales. In addition, a Selling Shareholder may have sold or otherwise disposed of shares in transactions exempt from the registration requirements of the Securities Act or otherwise since the date he, she or it provided information to us. The Selling Shareholders are not making any representation that the shares covered by this prospectus will be offered for sale.

Except as set forth below, no Selling Shareholder has held any position nor had any material relationship with us or our affiliates during the past three years.

Name and Address of Selling Shareholder	Shares Beneficially Owned Prior to Offering	Maximum Number of Shares to be Sold	Number of Shares Beneficially Owned After Offering	Percentage Ownership After Offering
Atlas Master Fund, Ltd. (1) 135 E. 57th Street, 27th Floor New York, NY 10022	25,556	25,556	0	0

Longview Fund, L.P. (2) 600 Montgomery Street, 44th Floor San Francisco, CA 94111	63,890	63,890	0	0

New Value Partners (3) c/o Codar Trust Company (Cayman) Limited Century Yard, Cricket Square Hutching Drive P.O.Box 2681 George Town, Grand Cayman	25,556	25,556	0	0

Platinum Partners Value Arbitrage Fund L.P. (4) 152 W. 57th Street, 54th Floor New York, NY 10019	217,226	217,226	0	0

Nicole Kubin 1155 Park Avenue New York, NY 10128	12,778	12,778	0	0

MLR Capital Offshore Master Fund, Ltd. (5) 909 Third Avenue, 29th Floor New York, NY 10022	25,556	25,556	0	0

Pinnacle China Fund, L.P. (6) 4965 Preston Park Blvd., Suite 240 Plano, TX 75093	127,780	127,780	0	0

Oliveira Capital, LLC (7) 18 Fieldstone Ct. New City, NY 10956	76,668	76,668	0	0

Jayhawk Private Equity Fund, LP (8) 5410 West 61st Place, Suite 100 Mission, KS 66205	120,211	120,211	0	0

Jayhawk Private Equity Co-Invest Fund, LP (8) 5410 West 61st Place, Suite 100 Mission, KS 66205	7,569	7,569	0	0

The Gordon and Donna Crawford Trust (9) 520 Georgian Road La Canada, CA 91011	63,890	63,890	0	0

Clive Ng (10) 17 State Street, 16th Floor New York, NY 10004	910,000 (11)	910,000	0	0

China Broadband, Inc. (12) 1900 Ninth Street, 3rd Floor Boulder, Colorado 80302	390,000	390,000	0	0

(1)	Mitchell Kopin has sole voting and dispositive control over the shares.

(2)	S. Michael Rudolph, Chief Financial Officer of the shareholder, has voting and dispositive power over the shares.

(3)	Carl O’Connell, authorized signatory for DKR SoundShore Holding Fund Ltd., the managing entity of the shareholder, has voting and dispositve power over the shares.

(4)	Mark Nordlicht, Chairman of the shareholder, has voting and dispositive power over the shares.

(5)	Ryan D. Rapp, Partner and Portfolio Manager, has voting and dispositive power over the shares.

(6)
Barry M. Kitt, Manager Kitt China Management, L.L.C., the Manager of Pinnacle China Management,  L.L.C., the General Partner of Pinnacle China Advisors, L.P., the General Partner of the selling  shareholder, has voting and dispositive power over the shares.

(7)	Steven Oliveira, President of the shareholder, has voting and dispositive power over the shares.

(8)	Michael D. Schmitz, Chief Financial Officer of Jayhawk Capital Management, LLC, the General Partner of the shareholder, has voting and dispositive power over the shares.

(9)	Gordon Crawford, Trustee of the shareholder, has voting and dispositive power over the shares.

(10)	Mr. Ng is our Executive Chairman.

(11)
After giving effect to delivery of 390,000 Ordinary Shares by the shareholder pursuant to the terms of a  settlement agreement. See “Settlement Agreement with China Broadband”. Excludes 1,136,668 Ordinary Shares which are subject to voting agreements China Cablecom Holdings and Mr. Ng entered into with certain shareholders who were issued shares of China Cablecom Holdings in connection with the Business Combination. Pursuant to the voting agreements, such shareholders agreed, for a period of three years following the Business Combination, to vote their shares in favor of the Board nominees presented at a meeting of stockholders. Mr. Ng. disclaims beneficial ownership of the shares held by such shareholders.

(12)	Marc Urbach, President, or such other person as designated by the board of directors of China Broadband, Inc. has voting and dispositve power over the shares.

PLAN OF DISTRIBUTION

The Selling Shareholders of our Ordinary Shares and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the date of this prospectus;

•	broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each Selling Shareholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

In connection with the sale of our Ordinary Shares or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Ordinary Shares in the course of hedging the positions they assume. The Selling Shareholders may also sell shares of our Ordinary Shares short and deliver these securities to close out their short positions, or loan or pledge the shares to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Shareholder has informed the Company that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the Ordinary Shares.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each Selling Shareholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Shareholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Shareholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our Ordinary Shares for a period of two business days prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our Ordinary Shares by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-4 under the Securities Act, with respect to our Ordinary Shares. As permitted by the rules and regulations of the SEC, this prospectus, which is a part of the registration statement, omits various information, exhibits, schedules and undertakings included in the registration statement. For further information pertaining to us and the Ordinary Shares offered under this prospectus, reference is made to the registration statement and the attached exhibits and schedules. Although required material information has been presented in this prospectus, statements contained in this prospectus as to the contents or provisions of any contract or other document referred to in this prospectus may be summary in nature, and in each instance reference is made to the copy of this contract or other document filed as an exhibit to the registration statement, and each statement is qualified in all respects by this reference.

A copy of the registration statement may be inspected without charge at the public reference facilities maintained by the SEC at the Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549-1004. Copies of all or any part of the registration statement may be obtained from the SEC’s offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference facilities. In addition, registration statements and certain other filings made with the commission through its Electronic Data Gathering, Analysis and Retrieval system, including our registration statement and all exhibits and amendments to our registration statement, are publicly available through the SEC’s website at www.sec.gov.

We will provide the information and reports required by the Securities Exchange Act of 1934, as amended, and we will file periodic reports, proxy statements and other information with the Securities and Exchange Commission.

LEGAL MATTERS

Maples and Calder, British Virgin Islands, will pass upon the validity of the securities offered hereby and certain other legal matters related to this prospectus. A copy of their opinion is filed as an exhibit to the Registration Statement of which this prospectus forms a part.

EXPERTS

The financial statements of China Cablecom Ltd. as at December 31, 2007, and for the year ended December 31, 2007 included in this prospectus have been audited by UHY ZTHZ HK CPA Limited, independent registered accountants, as stated in their reports appearing herein and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements of China Cablecom Ltd. as at December 31, 2006, and for the period October 6, 2006 (inception) to December 31, 2006 included in this prospectus have been audited by UHY LLP, independent registered public accounting firm, as stated in their report (which contains an explanatory paragraph regarding China Cablecom Ltd.’s ability to continue as a going concern) appearing herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statement of Binzhou SOE as at December 31, 2006 and 2005, and for each of the years in the two-year period ended December 31, 2006 included in this prospectus have been audited by UHY ZTHZ HK CPA Limited, independent registered accountants, as stated in their reports appearing herein and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

2,066,680 Shares

CHINA CABLECOM HOLDINGS, LTD.

Ordinary Shares

Prospectus

__________________________, 2008

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INDEX TO FINANCIAL STATEMENTS

CHINA CABLECOM LTD.
DECEMBER 31, 2007 and 2006

BINZHOU GUANGDIAN NETWORK CO., LTD.
COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

Report of Independent Registered Public Accounting Firm	F-25
Combined Balance Sheets	F-26
Combined Statements of Operations	F-27
Combined Statements of Changes of Stockholders’ Equity	F-28
Combined Statements of Cash Flows	F-29
Notes to Combined Financial Statements	F-30

BINZHOU GUANGDIAN NETWORK CO., LTD.
COMBINED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007

Report of Independent Registered Public Accounting Firm	F-37
Combined Balance Sheets	F-38
Combined Statements of Income	F-39
Combined Statements of Changes of Stockholders’ Equity	F-40
Combined Statements of Cash Flows	F-41
Notes to Combined Financial Statements	F-42

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of China Cablecom Ltd.

We have audited the accompanying consolidated balance sheet of China Cablecom Ltd. (the "Company") as of December 31, 2007 and the related consolidated statements of operations and comprehensive loss, stockholders' equity (deficiency) and cash flows for the year ended December 31, 2007. The Company's management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2007 consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2007 and the results of their operations and their cash flows for the year ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

/s/UHY ZTHZ HK CPA Limited
UHY ZTHZ HK CPA Limited
Certified Public Accountants

Hong Kong, February 28, 2008
(THE PEOPLE'S REPUBLIC OF CHINA)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders ofChina Cablecom Ltd.

We have audited the accompanying consolidated balance sheet of China Cablecom Ltd. (a development stage company) (the ‘‘Company’’) as of December 31, 2006, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity (deficiency) and cash flows for the period from October 6, 2006 (inception) to December 31, 2006. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2006, and the results of their operations and their cash flows for the period from October 6, 2006 (inception) to December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As of December 31, 2006, the Company has not engaged in any operations to date, has no revenue, has no cash, has a working capital deficiency, and its business plan is dependant on completion of a business acquisition. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 4 and Note 16 to the financial statements. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ UHY LLP
UHY LLP
Albany, New York
October 22, 2007

CHINA CABLECOM LTD.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2007	2006
ASSETS
Current Assets:
Cash and cash equivalents	$12,638,574	$—
Prepaid expenses and advances	668,518	—
Inventories	766,120	—
Note receivable	237,500	—
Assets to be used by noncontrolling ("minority") interest - note 4	1,883,769	—
Total Current Assets	16,194,481	—
Property, Plant & Equipments, net	20,721,845	3,782
Construction In Progress	1,242,289	—
Intangible assets, net	18,362,729	—
Other Assets:
Note receivable, net of current portion	237,500	—
Deferred financing costs, net	1,188,020	—
Deferred acquisition costs, net	971,622	52,000
Deemed receivable from noncontrolling ("minority") interest for settlement of certain net liabilities – note 12	10,577,656	—
Total Assets	$69,496,142	$55,782
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of note payable – net of discount	$9,617,646	$—
Accounts payable	2,460,843	—
Due to related parties	—	107,025
Service performance obligation-deferred revenue assumed	110,745	—
Other current liabilities	1,378,135	20,867
Current portion of note payable – noncontrolling (‘‘minority’’)interest	17,218,612	—
Liabilities to be settled by noncontrolling ("minority") interest – note 4	12,461,425	—
Total Current Liabilities	43,247,406	127,892
Long Term Liabilities:
Notes payable – noncontrolling (‘‘minority’’) interest, net of current portion	17,046,817	—
Notes payable, net of discount and current portion	7,477,822	—
Total Liabilities	67,772,045	127,892
Noncontrolling (‘‘minority’’) interest	21,883	—
Commitments and contingencies – note 19
STOCKHOLDERS’ EQUITY (DEFICIENCY)
Class A convertible preferred stock, $.0005 par value; 1,150,020 authorized shares, and 766,680 shares and 0 shares issued and outstanding at December 31, 2007 and December 31, 2006; liquidation preference $11,500 at December 31, 2007	383	—
Common stock, $.0005 par value; 3,050,020 authorized shares, 1,900,000 shares and 1,000 shares issued and outstanding at December 31, 2007 and December 31, 2006, respectively	950	1
Additional paid in capital	3,575,737	999
Statutory reserves	46,269	—
Accumulated deficit	(2,274,783)	(73,110)
Accumulated other comprehensive income	353,658	—
Total stockholders’ equity (deficiency)	1,702,214	(72,110)
Total liabilities and stockholders’ equity (deficiency)	$69,496,142	$55,782

See accompanying notes to financial statements.

CHINA CABLECOM LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the year ended December 31, 2007	For the Period from October 1, 2006 (Inception) to December 31, 2006
Revenue	$1,994,773	$—
Cost of revenue	1,016,766	—
Gross profit	978,007	—
Operating expenses
Selling expenses	66,853	—
General and administrative expenses	1,595,106	73,110
Total Operating Expenses	1,661,959	73,110
Loss from operations	(683,952)	(73,110)
Other income and (expenses)
Interest income	66,692	—
Interest expense	(1,473,766)	—
Other expenses	(3,625)	—
Total other income (expenses)	(1,410,699)	—
Loss before income taxes	(2,094,651)	(73,110)
Income taxes	(40,202)	—
Loss from operations before noncontrolling (‘‘minority’’) interest	(2,134,853)	(73,110)
Noncontrolling (‘‘minority’’) interest in income	(20,551)	—
Net loss	(2,155,404)	(73,110)
Other comprehensive income
Foreign currency translation adjustment	353,658	—
Net comprehensive loss	$(1,801,746)	$(73,110)
Loss per common share:
— Basic and fully diluted	$(1.13)	$(73.11)
Weighted average number of shares
— Basic and fully diluted	1,900,000	1,000

See accompanying notes to financial statements.

CHINA CABLECOM LTD.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)

	Class A Preferred Stock		Common Stock		Additional Paid-in	Statutory	Accumulated	Accumulated Other Comprehensive	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Capital	Reserves	Deficit	Income	(Deficiency)
Balance October 6, 2006 (inception)	—	$—	—	$—	$—	$—	$—	$—	$—
Issuance of common stock for cash	—	—	1,000	1	999	—	—	—	1,000
Net loss for the period	—	—	—	—	—	—	(73,110)	—	(73,110)
Balance at December 31, 2006	—	—	1,000	1	999	—	(73,110)	—	(72,110)
Issuance of common stock for cash	—	—	1,899,000	949	1	—	—	—	950
Shares of Class A preferred stock issued in the bridge financing	766,680	383	—	—	3,574,737	—	—	—	3,575,120
Foreign currency translation adjustment	—	—	—	—	—	—	—	353,658	353,658
Transfer from retained earnings to statutory reserve	—	—	—	—	—	46,269	(46,269)	—	—
Net loss for the year	—	—	—	—	—	—	(2,155,404)	—	(2,155,404)
Balance at December 31, 2007	766,680	$383	1,900,000	$950	$3,575,737	$46,269	$(2,274,783)	$353,658	$1,702,214

See accompanying notes to consolidated financial statements.

CHINA CABLECOM LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2007	Period from October 6, 2006 (Inception) to December 31, 2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,155,404)	$(73,110)
Adjustments to reconcile net loss to net cash provided by/(used in) operating activities:
Depreciation	555,178	292
Amortization expenses of intangibles & deferred financing costs	649,487	—
Amortization of notes payable discount – note 16	670,588	—
Noncontrolling (‘‘minority’’) interest in income	20,551	—
Changes in operating assets and liabilities:
Inventories	(213,015)	—
Prepaid expenses and other receivable	(657,977)	—
Accounts payable	1,351,918	—
Service performance obligation-deferred revenue assumed	108,821	—
Other current liabilities	751,308	20,867
Net cash provided by (used in) operating activities	1,081,455	(51,951)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(1,102,753)	(4,074)
Purchase of construction in progress	(556,828)	—
Issuance of note receivable – related party	(475,000)	—
Acquisition of Binzhou PRC	(4,239,758)	—
Net cash used in investing activities	(6,374,339)	(4,074)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	950	1,000
Proceeds from issuance of Class A preferred stock	3,575,120	—
Proceeds from issuance of notes payable	16,424,880	—
(Repayment) proceeds from shareholder advances	(107,025)	107,025
Increase in deferred financing costs	(863,000)	—
Increase in acquisition merger costs	(971,623)	(52,000)
	18,059,302	56,025
Cash flow from financing assets/liabilities held be settled by noncontrolling ("minority") interest	(239,916)	—
Net cash provided by financing activities	17,819,386	56,025
Effect Of Exchange Rate Changes On Cash	112,072	—
NET INCREASE IN CASH	12,638,574	—
CASH AND CASH EQUIVALENTS AT BEGINNING OF THE PERIOD	—	—
CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD	$12,638,574	$—
SUPPLEMENTAL DISCLOSURE OF CASH PAID DURING THE PERIOD:
Interest paid	$38,820	$—
Income taxes paid	$9,404	$—
Supplemental Disclosure Of Non-Cash Investing And Financing Activities:
Investment in Binzhou PRC financed by note payable – relating to assets transfer	$34,265,429	$—

See accompanying notes to financial statements.

CHINA CABLECOM LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.Organization and Basis of Preparation of Financial Statements

China Cablecom Ltd. (the Company" or China Cablecom"), was incorporated under the laws of the British Virgin Islands on October 6, 2006. The Company is the 100% shareholder of China Cablecom Company Limited ("HK Cablecom") incorporated in the Hong Kong on May 22, 2007. As of December 31, 2007, HK Cablecom owned 100% of Heze Cablecom Network Technology Co., Ltd ("HZNT") incorporated under the laws of the People's Republic of China ("PRC") on October 9, 2007

The Company is also the primary beneficiary of the following Variable Interest Entities ("VIE") as defined under Financial Accounting Standards Board ("FASB") Interpretation No. 46R, Consolidation of Variable Interest Entities ("FIN-46R"):

•	Ji nan Youxiantong Network Technology Co. Ltd ("JYNT") incorporated under the laws of the PRC on July 16, 2007

•	Binzhou Broadcasting and Television Information Network Co. Ltd. ("Binzhou Broadcasting") incorporated under the laws of the "PRC" on September 10, 2007.

•	The PRC cable companies (collectively, "Binzhou PRC") held by Binzhou Broadcasting:

•	Huiming Cable Network Co., Ltd.

•	Boxing Dian Guang Media Co., Ltd.

•	Zouping Cable Network Center

•	Binzhou Guang Dian Cable Network Center

•	Binzhou Guang Shi Network Co., Ltd

On October 1, 2007 the Company, through JYNT, a company controlled through a series of agreements and transactions by China Cablecom, acquired a 49% equity interest in Binzhou Broadcasting, a joint-venture company. By entering into this joint-venture agreement, China Cablecom became a provider of cable television services in the PRC, operating with its partner in the joint venture, Binzhou Guangdian Network Co., Ltd (Binzhou SOE"). Binzhou SOE is a local state-owned enterprise authorized by the PRC government to control the distribution of cable television services in PRC. China Cablecom and Binzhou Broadcasting acquired the cable network it currently operates in Binzhou, Shandong Province, by entering into a series of asset purchase and services agreements with Binzhou SOE (note 4).

Binzhou PRC was previously owned by the local branches of the PRC's State Administration of Radio, Film and Television ("SARFT"), located in five different PRC municipalities. Binzhou SOE was formed by SARFT to serve as a holding company of Binzhou PRC. Due to restrictions by the PRC government, regarding foreign ownership of PRC media and broadcasting entities, China Cablecom's 49% joint venture interest in Binzhou Broadcasting is held through a series of contractual arrangements with other entities it controls. The intended result of these contractual arrangements is that the economic risks and benefits of Binzhou Broadcasting's operations are being primarily borne by China Cablecom, without China Cablecom having a direct ownership of equity securities of Binzhou SOE or Binzhou PRC. These contractual arrangements in addition to the service agreements JYNT has with Binzhou Broadcasting, provide under the relevant principles of United States Generally Accepted Accounting Principles ("US GAAP") for the consolidation of the results of operations of Binzhou Broadcasting by China Cablecom, with 60% of the Binzhou Broadcasting's net income included in the accompanying financial statements of China Cablecom.

These contractual arrangements between JYNT and Binzhou Broadcasting have an initial term of 20 years. The parties may mutually seek to extend these agreements upon the expiry of the current term. China Cablecom is not aware of any legal impediments that may affect the renewal of these agreements under current PRC laws. In order for China Cablecom to continue to derive the economic benefits from its joint venture interest in the operation of Binzhou Broadcasting, it must renew these contractual agreements.

CHINA CABLECOM LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Basis of Preparation of Financial Statements (Continued)

Formation of the Joint Venture — Binzhou Broadcasting

On October 1, 2007, JYNT entered into an operating partnership through a joint venture with its partner Binzhou SOE, called Binzhou Broadcasting. Binzhou SOE agreed to contribute all of the inventory and property plant and equipment of Binzhou PRC along with all of their cable business operations in the PRC, for a 51% equity interest in Binzhou Broadcasting. JYNT agreed to acquire the remaining 49% equity interest in Binzhou Broadcasting, as well as receive 60% of the economic benefits in Binzhou Broadcasting, through an exclusive 11% service agreement, for total consideration of approximately $26.5 million. This exclusive service agreement provides marketing, strategic consulting and technical support and services for 11% of the net profits of Binzhou Broadcasting. Binzhou SOE will receive 40% of the economic benefits or net profits of Binzhou Broadcasting for its interest in the joint venture.

In addition, in accordance with the operating partnership and other agreements ("Framework Agreement") between JYNT and Binzhou SOE, JYNT was given the ability to control certain aspects of the financing and management of Binzhou Broadcasting. JYNT has a veto right regarding the appointment of the general manager of Binzhou Broadcasting, the right to appoint the chief financial officer of Binzhou Broadcasting and an obligation to provide continued financial resources for investment and capital expenditures for the future expansion of the Binzhou Broadcasting's operations. The result of these rights and obligations given to JYNT is that China Cablecom and JYNT have the ability to substantially influence the joint venture's daily operations and financial affairs, appoint its senior executives and approve all matters requiring shareholder vote.

Basis of Presentation

The consolidated financial statements, prepared in accordance with U.S. GAAP, include the financial statements of China Cablecom Ltd., and its wholly owned subsidiaries and its consolidated variable interest entities as listed above. A consolidated variable interest entity is a variable interest entity of which the Company is the primary beneficiary under FIN 46R. All significant inter-company transactions and balances between the Company, its subsidiaries and VIEs are eliminated upon consolidation. The Company has included the results of operations of its subsidiaries and consolidated variable interest entity from the dates of acquisition.

The Company, its subsidiaries and VIEs referenced above are hereinafter collectively referred to as the "Company".

2. Summary of Significant Accounting Policies

Consolidation of Variable Interest Entities

VIE's are entities that lack one or more voting interest entity characteristics. The Company consolidates VIEs in which it is the primary beneficiary of its economic gains or losses. The FASB has issued FIN-46R which clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. It separates entities into two groups: (1) those for which voting interests are used to determine consolidation and (2) those for which variable interests are used to determine consolidation (the subject of FIN-46R). FIN-46R clarifies how to identify a variable interest entity and how to determine when a business enterprise should include the assets, liabilities, noncontrolling ("minority") interests and results of activities of a variable interest entity in its consolidated financial statements.

According to the requirements of FIN-46R, China Cablecom has evaluated its economic relationships with Binzhou Broadcasting and Binzhou PRC and has determined that it is required to consolidate Binzhou Broadcasting and Binzhou PRC pursuant to the rules of FIN-46R. Therefore Binzhou Broadcasting and the five companies comprising Binzhou PRC are each considered to be a VIE, as defined by FIN-46R, of which China Cablecom is the primary beneficiary. China Cablecom, as mentioned above, will absorb a majority of the economic risks and rewards of all of these VIEs that are being consolidated in the accompanying financial statements.

CHINA CABLECOM LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.  Summary of Significant Accounting Policies (Continued)

Cash and Cash Equivalents

Cash and cash equivalents include all cash and deposits in banks. As of December 31, 2007, approximately 58% of total cash and cash equivalents were denominated in Renminbi ("RMB") with its deposits placed with banks in the PRC. This cash is not freely convertible into foreign currencies and the remittance of these funds out of the PRC is subject to exchange control restrictions imposed by the PRC government. The remaining balance of cash and cash equivalents were denominated in US dollars and in deposits with reputable financial institutions in the United States.

Deferred Financing Costs

Deferred financing costs are the costs directly attributable to the Company's financing of anticipated business acquisition activities. Deferred financing costs related to the Company's Bridge Financing (Note 16) approximated $1,463,000. The costs are being amortized using the effective interest method over the life of the related notes payable, 18 months. Amortization for the year ended December 31, 2007 was approximated $275,000. Indirect costs of financing activities are expensed as incurred. At December 31, 2007 and 2006, deferred financing costs were $1,188,020 and $0 respectively.

Deferred Acquisition Costs

Deferred acquisition costs consisted of principally professional fees and other costs directly attributable to the Company's anticipated shell merger with Jaguar Acquisition Corp. Deferred costs related to shell merger activities will be included as part of the total cost of the business acquired, or charged to expense if the merger with Jaguar Acquisition Corp. is not completed. Indirect costs of business acquisition activities are expensed as incurred. At December 31, 2007 and 2006, the deferred acquisition costs were $971,622 and $52,000 respectively.

Inventories

Inventories are stated at the lower of cost or market value. Cost is determined using the first-in, first-out (FIFO) method.

Inventories include maintenance materials, such as spare parts, fiber cable and connection devises. Inventory items are removed when they are consumed in construction relating to maintaining or repairing the current cable distribution network.

Property, Plant and Equipment

Property and equipment is stated at cost less accumulated depreciation and impairment, if any. In accordance with SFAS No. 51, Financial Reporting by Cable Television Companies (SFAS 51), the Company capitalized costs associated with the construction of new cable transmission and distribution facilities and the installation of new cable services. Capitalized construction and installation costs include materials, labor and applicable overhead costs. Installation activities that are capitalized include (i) the initial connection (or drop) from our cable system to a customer location, (ii) the replacement of a drop, and (iii) the installation of equipment for additional services, such as digital cable, telephone or broadband Internet service. The costs of other customer-facing activities such as reconnecting customer locations where a drop already exists, disconnecting customer locations and repairing or maintaining drops, are expensed as incurred. Interest capitalized with respect to construction activities was not material during any of the periods presented in the accompanying financial statements.

CHINA CABLECOM LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (Continued)

Depreciation of property, plant and equipment is computed using the straight-line method over the following estimated useful lives of the assets:

Years
Furniture and fixtures	5
Headend facilities	7
Motor vehicles	10
Fiber infrastructure and electric appliances	10 – 30
Building and building improvements	30 – 40

Headend facilities are special CATV facilities to receive and distribute cable TV signals. In Binzhou, there are one set of analog Cable TV Headend and one set of digital cable TV Headend. Through the headend, TV signals transferred by trunk cable between municipalities or by satellite are received and transmitted to other sub Headends. There are five sub-head ends in Binzhou servicing and distributing signals to subscribers in the counties.

Fiber infrastructure means fiber cable laid underground or laid through poles across urban and suburban areas. Cable operators also own cable pipelines and cable poles in some areas and may lease the pipeline and poles in other areas.

Electronic equipment refers to distributor amplifiers, decoders, address modems, mixers and fiber sub stations etc., which changes the fiber signal to electric signals that can be distributed to households TV sets.

Additions, replacements and improvements that extend the asset life are capitalized. Repairs and maintenance are charged to operations when the expense is incurred.

Pursuant to SFAS No. 143, Accounting for Asset Retirement Obligations, as interpreted by FASB Interpretation No. 47, the Company recognizes a liability for asset retirement obligations in the period in which it is incurred if sufficient information is available to make a reasonable estimate of fair values.

Asset retirement obligations may arise from rights of way that the Company obtained from local municipalities or other relevant authorities. Under certain circumstances, the authority can cause the Company to have to remove its network, such as if the Company discontinued using the equipment or the authority does not renew its access rights. The Company expects to maintain its rights of way for the foreseeable future as these rights are necessary to remain a going concern. In addition, the authorities have the incentive to indefinitely renew its rights of way and in the Company's past experience, renewals have always been granted. The Company also has obligations in lease agreements to restore the property to its original condition or remove its property at the end of the lease term. Sufficient information is not available to estimate the fair value of its asset retirement obligations in certain of its lease arrangements. This is the case in long-term lease arrangements in which the underlying leased property is integral to its operations, there is not an acceptable alternative to the leased property and the Company has the ability to indefinitely renew the lease. Accordingly, for most of the rights of way and certain lease agreements, the possibility is remote that the Company will incur significant removal costs in the foreseeable future, and as such, the Company does not have sufficient information to make a reasonable estimate of fair value for these asset retirement obligations.

As of December 31, 2007 and 2006, the Company did not have any asset retirement obligations.

Valuation of Long-lived Assets

The Company periodically evaluates the carrying value of long-lived assets to be held and used, including intangible assets subject to amortization, when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is less than its carrying value. In that event, an impairment loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair market values are reduced for the cost to dispose.

CHINA CABLECOM LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (Continued)

Intangible Assets

Intangible assets are carried at cost less accumulated amortization and impairment, if any. Intangible assets with a finite useful life are amortized using the straight-line method over the estimated economic life of the intangible assets, as follows:

Years
Subscriber Base	10
Cable Operating License	20

Revenue Recognition

The Company recognizes revenue based on the following:

Cable Network Revenue — The Company recognizes revenue from the basic analog and digital cable subscription services (including installation), referred to as subscription services over the Company's cable network to customers in the period the related services are provided. Subscription services are offered for basic video service (over 90% of the total revenue), extended basic video service, digital video service, and pay TV service. All revenue is collected for the calendar year in advance, with the amount collected depending on when the sale is made during the year. There was no deferred revenue at December 31, 2007 for Cable Network Revenue.

Installation revenue — Installation revenue, including reconnect fees, related to these services over our cable network is recognized as revenue in the period in which the installation services are completed. Costs related to connections and reconnections are recognized in the consolidated statement of operations as incurred.

Fiber cable leasing revenue — Cable leasing revenue represents the leasing income received relating to the fiber cable and network leasing income and is recognized as revenue on a pro-rata basis over the contracted service period. The balance sheet caption, service performance obligation-deferred revenue assumed for fiber cable leasing revenue totaled $110,745 at December 31, 2007, which is the remaining deferred income liability from the acquisition of assets from Binzhou SOE (note 4) relating to the unexpired contract service period of the fiber cable leasing.

In accordance with Emerging Issues Task Force (EITF) Issue No. 00-21, "Revenue Arrangements with Multiple Deliverables", when more than one element such as equipment, installation and other services are contained in a single arrangement, the Company allocates revenue between the elements based on acceptable fair value allocation methodologies, provided that each element meets the criteria for treatment as a separate unit of accounting. An item is considered a separate unit of accounting if it has value to the customer on a stand alone basis and there is objective and reliable evidence of the fair value of the undelivered items. The fair value of the undelivered elements is determined by the price charged when the element is sold separately, or in cases when the item is not sold separately, by using other acceptable objective evidence. Management applies judgment to ensure appropriate application of EITF 00-21, including the determination of fair value for multiple deliverables, determination of whether undelivered elements are essential to the functionality of delivered elements, and timing of revenue recognition, among others. For those arrangements where the deliverables do not qualify as a separate unit of accounting, revenue from all deliverables are treated as one accounting unit and recognized ratably over the term of the arrangement. Installation revenue is amortized over the initial year of cable service.

CHINA CABLECOM LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	Summary of Significant Accounting Policies (Continued)

Income Taxes

The Company uses the asset and liability method of accounting for income taxes pursuant to SFAS No. 109 "Accounting for Income Taxes". Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases and tax loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Off-balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements at December 31, 2007.

Comprehensive Income

The Company has adopted SFAS 130, "Reporting Comprehensive Income", which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Components of comprehensive income (loss) include net income and foreign currency translation adjustments.

Foreign Currency Translation

China Cablecom Ltd. functional currency is the US dollar. The Company's subsidiaries and VIEs determine their functional currencies based on the criteria of SFAS 52 Foreign Currency Translation and have determined their functional currency to be their respective local currency. The Company uses the average exchange rate for the period and the exchange rate at the balance sheet date to translate its operating results and financial position respectively. Any translation gains (losses) are recorded in accumulated other comprehensive income (loss) as a component of shareholders' equity. Transactions denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing on the transaction dates. Assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing at the balance sheet date. Exchange gains and losses are included in the consolidated statements of income.

Translation of amounts from RMB into United States dollars ("US$") has been made at the following exchange rates for the respective years:

December 31, 2007
Balance sheet	RMB 7.3141 to US$1.00
Statement of operations and comprehensive loss	RMB 7.4435 to US$1.00
December 31, 2006
Balance sheet	RMB 7.8075 to US$1.00
Statement of operations and comprehensive loss	RMB 7.9597 to US$1.00

Employee Benefits

Full time employees of subsidiaries of the Company in the PRC participate in a government mandated multi-employer defined contribution plan pursuant to which certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to employees. Chinese labor regulations require that the subsidiaries of the Company make contributions to the government for these benefits based on certain percentages of the employee's salaries. Other than the employee defined contribution plan, neither the Company nor its subsidiaries provide any other employee benefits.

CHINA CABLECOM LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (Continued)

Basic Income/Loss Per Common Share

The computation of income / loss per share is based on the weighted average number of shares outstanding during the period presented in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share". At December 31, 2007 and 2006, the Company's stock equivalents were anti-dilutive and excluded in the loss per share computations.

In accordance with SFAS 128 and EITF 03-06 the Company has determined that in the case of a net loss, none of the loss should be allocated to the Class A convertible preferred stock as the preferred stock has no contractual obligation to participate in losses.

Use of Estimates

The preparation of the Company's financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The financial statements include some amounts that are based on management's best estimates and judgments. The most significant estimates relate to allowance for uncollectible accounts receivable, inventory work in process valuation and obsolescence, useful lives for depreciation and amortization, deferred taxes provision and valuation allowances, purchase price allocation under FAS 141, contingencies and deferred revenue. These estimates may be adjusted as more current information becomes available to the Company, and any adjustment could be significant to the accompanying financial statements.

3. Recent Changes in Accounting Standards

SFAS 155, "Accounting for Certain Hybrid Financial Instruments" —

In February 2006, the FASB issued FASB Statement No. 155 (SFAS 155), "Accounting for Certain Hybrid Financial Instruments" an amendment of FASB Statements No. 133 and 140. SFAS 155 simplifies the accounting for certain hybrid financial instruments by permitting fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation. SFAS 155 also clarifies and amends certain other provisions of SFAS 133 and SFAS 140. SFAS 155 is effective for all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006. Earlier adoption is permitted as of the beginning of an entity's fiscal year, provided the entity has not yet issued financial statements, including financial statements for any interim period for that fiscal year. This Statement was adopted by the Company in the first quarter of fiscal 2007. The adoption of SFAS 155 did not have a material impact on the Company's combined results of operations and financial condition.

FIN 48, "Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109" —

In June 2006, the FASB issued FASB Interpretation No. (FIN) 48, "Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109". This Interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with FASB Statement No. 109, "Accounting for Income Taxes". This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation is effective for fiscal years beginning after December 15, 2006 and was adopted by the Company in the first quarter of fiscal 2007. The adoption of FIN 48 did not have a material impact on the Company's combined results of operations and financial condition.

CHINA CABLECOM LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Recent Changes in Accounting Standards (Continued)

SFAS 157, "Fair Value Measurements" —

In September 2006, the FASB issued SFAS 157, "Fair Value Measurements", which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements, where fair value is the relevant measurement attribute. The standard does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently evaluating the impact of adopting SFAS 157 on its combined financial statements.

SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities" —

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities ("SFAS No. 159"). SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and will become effective for the Company beginning with the first quarter of 2008. The Company has not yet determined the impact of the adoption of SFAS No. 159 on its financial statements and footnote disclosures.

SFAS 141R, "Business Combinations" —

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (revised 2007), "Business Combinations" ("FAS 141R"). FAS 141R replaces Statement of Financial Accounting Standards No. 141, "Business Combinations" ("FAS 141"), although it retains the fundamental requirement in FAS 141 that the acquisition method of accounting be used for all business combinations. FAS 141R establishes principles and requirements for how the acquirer in a business combination (a) recognizes and measures the assets acquired, liabilities assumed and any noncontrolling ("minority") interest in the acquiree, (b) recognizes and measures the goodwill acquired in a business combination or a gain from a bargain purchase and (c) determines what information to disclose regarding the business combination. FAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the Company's 2009 fiscal year. The Company is currently assessing the potential effect of FAS 141R on its financial statements.

SFAS 160, "Noncontrolling ("Minority") Interests in Consolidated Financial Statements" —

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, "Noncontrolling ("minority") Interests in Consolidated Financial Statements" ("FAS 160"). FAS 160 establishes accounting and reporting standards for the noncontrolling ("minority") interest in a subsidiary, commonly referred to as minority interest. Among other matters, FAS 160 requires (a) the noncontrolling ("minority") interest be reported within equity in the balance sheet and (b) the amount of consolidated net income attributable to the parent and to the noncontrolling ("minority") interest to be clearly presented in the statement of income. FAS 160 is effective for the Company's 2009 fiscal year. FAS 160 is to be applied prospectively, except for the presentation and disclosure requirements, which shall be applied retrospectively for all periods presented. The Company is currently assessing the potential effect of FAS 160 on its financial statements.

CHINA CABLECOM LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. Business Acquisition — Binzhou Broadcasting

Acquisition of 49% Equity Interest in The Joint Venture — Binzhou Broadcasting

In September 2007, the Company entered into a series of agreements and transactions to acquire a 49% interest in the joint venture called Binzhou Broadcasting, for approximately $26.5 million.

Pursuant to the asset transfer agreement and Framework Agreement, the local state-owned enterprise and other partner in the joint venture, Binzhou SOE, agreed to sell tangible and intangible, certain assets and the businesses it held in Binzhou PRC for a total consideration of $38,505,187 (equivalent to Rmb289,090,000) in asset transfer installments that are expected be completed by August 2008.

The total consideration of $38.5 million will be partially settled by cash, and a note payable. and the total consideration will be offset by the future equity contribution to be made by Binzhou SOE of Rmb 5.1 million (equivalent to approximately $700,000 US dollars at December 31, 2007) representing Binzhou SOE's 51% equity interest contribution to be made in 2008, in Binzhou Broadcasting, once the asset transfers are completed in 2008. In accordance with FIN 46-R, the consolidated balance sheet at December 31, 2007 includes 100% of the assets to be transferred over to Binzhou Broadcasting by Binzhou SOE in 2008 as the Company consolidates Binzhou PRC.. In accordance with the Framework Agreement, certain assets will not be transferred and certain liabilities of Binzhou PRC were not assumed by Binzhou Broadcasting. However, such assets and liabilities were recorded in the accompanying balance sheet at December 31, 2007 as Binzhou PRC is obligated to settle the liabilities and then receive the reimbursement from Binzhou SOE.

The assets and liabilities in Binzhou PRC that are part of this consolidation but will be retained by Binzhou SOE in accordance with the Framework Agreement, are reported under the captions in the accompanying balance sheet, "assets to be used by noncontrolling ("minority") interest" and "liabilities to be settled by noncontrolling ("minority") interest".

The following table summarizes the assets to be used by noncontrolling ("minority") interest and liabilities to be settled by noncontrolling ("minority") interest, reported on the accompanying balance sheet as of December 31, 2007. In accordance with the Framework Agreement to set up the joint venture Binzhou Broadcasting, these assets and liabilities will not be transferred to or assumed by Binzhou Broadcasting and therefore will all be retained or effectively settled by Binzhou SOE in 2008.

Cash and cash equivalents	$539,887
Restricted cash	683,611
Accounts receivable	24,491
Prepaid expenses and other receivables	635,780
Total assets to be used by noncontrolling ("minority") interest	$1,883,769
Accounts payable	$1,819,827
Dividend payable	73,830
Due to related parties	6,856,090
Other current liabilities	1,934,289
Notes payable-bank	1,777,389
Total liabilities to be settled by noncontrolling ("minority") interest,	$12,461,425
Deemed receivable from noncontrolling ("minority") interest for settlement of certain net liabilities	$10,577,656

Statement of Financial Accounting Standards No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144") applies to long lived assets to be disposed of by a company. It is permissible, for financial reporting purposes, to group the current assets and current liabilities to be disposed of or (assets to be used by noncontrolling ("minority") interest and liabilities to be settled by noncontrolling ("minority") interest ) as separate line items on the accompanying balance sheet and the statement of cash flows at December 31, 2007, as shown above.

CHINA CABLECOM LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.	Business Acquisition — Binzhou Broadcasting (Continued)

Acquisition of Assets of Binzhou PRC from Binzhou SOE

The acquisition of the Binzhou PRC assets from Binzhou SOE are recorded at fair value using the purchase method of accounting of SFAS 141 at the date of acquisition, October 1, 2007.

The purchase price consisted of the cash payments made of $4,239,758 and a note payable by Binzhou Broadcasting to Binzhou SOE of $34,265,429, total $38,505,187. The allocation of the purchase consideration is as follows:

Inventories	$658,204
Property, plant and equipment, net	19,596,915
Construction in progress	535,182
Intangible asset – subscriber base	11,223,334
Intangible asset – cable operating license	7,513,902
Service performance obligation-deferred revenue assumed	(1,022,350)
Net assets acquired from Binzhou SOE	$38,505,187

Of the $38,505,187 of acquired assets, $11,223,334 was assigned to subscriber base and $7,513,902 was assigned to cable license, which both are subject to amortization over their respective useful lives. The purchase price was less than the total estimated fair market value of the assets. The excess was applied against the tangible and intangible assets on a pro rata basis at the date of acquisition, in accordance with FASB Interpretation No. 4 and FASB Statement No. 141, Business Combinations.

CHINA CABLECOM LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.	Business Acquisition — Binzhou Broadcasting (Continued)

The following unaudited pro forma financial information presents the combined results of the Company as if the acquisition had occurred as of the beginning of the fiscal year 2007 and 2006:

	2007	2006
Revenue	$7,014,675	$8,287,946
Net earnings (loss)	$(2,110,664)	$2,851,578
Earnings (Loss) per share: basic and diluted	$(1.11)	$1.50
Weighted average number of shares: basic and diluted	1,900,000	1,900,000

5.	Cash and cash equivalents

Cash and cash equivalents are summarized as follows:

	2007	2006
Cash at banks and cash on hand	$12,638,574	$—

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist of cash and cash equivalents and pledged deposits. As of December 31, 2007, substantially all of the Company's cash and cash equivalents were held by major banks located in the PRC and United States, which management believes are high credit quality financial institutions.

6.	Prepaid Expenses and Advances

Prepaid expenses and other receivables consist of the following:

	2007	2006
Interest receivable	$13,571	—
Prepaid professional fees	166,075	—
Prepaid utilities expenses	104,583	—
Advanced payments	307,382	—
Purchase deposits	76,907	$—
Total	$668,518	$—

7.	Inventories

Inventories by major categories are summarized as follows:

	2007	2006
Supplies inventory	$766,120	$—

8.	Note receivable

Note receivable consists of the following:

	2007	2006
Note Receivable, Jaquar Acqusition Corporation	$475,000	$—
Less: Note receivable, current portion	(237,500)	—
Note receivable, net of current portion	$237,500	$—

CHINA CABLECOM LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.	Note receivable (Continued)

In September 2007, the Company advanced $475,000 to Jaguar Acquisition Corporation ("Jaguar"). The note accrues interest at 10% per annum. In the event that the merger of the Company with Jaguar is consummated, one half of the principal with unpaid interest is due ten days following closing of the merger and the remaining principal plus accrued interest is due on the first anniversary of the closing of the merger. In the event the merger is not consummated by April 2008, one half of the principal with unpaid interest is due on the first anniversary of the note issuance date and the remaining principal plus accrued interest is due on the eighteen month anniversary of the note issuance date.

9.	Property, Plant and Equipment, Net

Property, plant and equipment, net consist of the following:

	2007	2006
At cost:
Furniture, fixtures and office equipment	$14,284	$4,074
Headend facilities	1,613,279	—
Motor vehicles	135,016	—
Fiber infrastructure and electric appliance	19,472,540	—
Building and building improvements	42,196	—
Total	21,277,315	4,074
Less: accumulated depreciation	555,470	292
	$20,721,845	$3,782

There were no impairment provisions made at December 31, 2007 and 2006.

During the year ended December 31, 2007, depreciation expense totaled $555,178, of which $527,454 and $27,724 were recorded as cost of sales and administrative expenses, respectively.

10.	Construction in Progress

Construction in progress represents costs incurred in connection with construction of fiber infrastructure. The construction in progress that was completed during the year was transferred to Property, Plant and Equipment on a monthly basis, with monthly completion and inspection reports. Total construction in progress was $1,242,289 and $0 at December 31, 2007 and 2006, respectively. Capitalized interest was not significant for the year ended December 31, 2007.

11.	Intangible Assets, Net

The following table summarizes the lives and carrying values of the Company's intangible assets by category, at December 31, 2007:

	Useful Life	Gross Amount	Accumulated Amortization	Net Carrying Amount
Subscriber base	10	$11,223,334	$280,583	$10,942,751
Cable operating license	20	7,513,902	93,924	7,419,978
Total		$18,737,236	$374,507	$18,362,729

CHINA CABLECOM LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Amortization expense for the year ended December 31, 2007 was $374,507. Estimated amortization expenses of the existing intangible assets for the next five years is as follows:

For the year ending December 31,	Amortization
2008	$1,498,028
2009	$1,498,028
2010	$1,498,028
2011	$1,498,028
2012	$1,498,028

12.  Deemed Receivable From Noncontrolling ("Minority") Interest For Settlement Of Certain Net Liabilities and Noncontrolling ("Minority") Interest

Deemed receivable from noncontrolling ("minority") interest for settlement of certain net liabilities of $10,577,656 represents the net liabilities in Binzhou PRC which are held to be settled by Binzhou SOE, as disclosed in Note 4. This amount will be settled in future financial reporting periods, as the net liabilities held be settled (Note 4) decrease or are settled by Binzhou PRC or when all the assets are transferred in 2008 to Binzhou Broadcasting and Binzhou PRC is no longer considered a VIE of the Company. These adjustments wll be reflected in the future consolidations of China Cablecom with Binzhou Broadcasting and Binzhou PRC.

Noncontrolling ("Minority") Interest

Noncontrolling ("minority") interest of $21,883 represents Binzhou SOE's equity contribution made to Binzhou Broadcasting up through December 31, 2007 of $1,332. In addition to this equity contribution made, is its 40% proportionate share of the total economic benefits ($51,378) in Binzhou Broadcasting and Binzhou PRC from the date of the asset transfer agreement October 1, 2007, through December 31, 2007 which totaled $20,551. The total of this noncontrolling ("minority") interest in income of $20,551 combined with the equity contribution made in 2007 of $1,332 was $21,883.

13.  Income Taxes

British Virgin Islands

China Cablecom Ltd. was incorporated in the British Virgin Islands and is not subject to income taxes under the current laws of the British Virgin Islands.

Hong Kong

China Cablecom Company Limited, a wholly owned subsidiary of the Company, was incorporated in Hong Kong and is subject to Hong Kong profits tax. The Company is subject to Hong Kong taxation on its activities conducted in Hong Kong and income arising in or derived from Hong Kong. No provision for profits tax has been made as the subsidiary has no assessable income for the year. The applicable statutory tax rate for the years ended December 31, 2007 is 17.5%.

PRC

Enterprises income tax in PRC is charged at 33% of the assessable profit. The subsidiaries and the VIEs incorporated in PRC are subject to PRC enterprises income tax at the applicable tax rates on the taxable income as reported in their PRC statutory accounts in accordance with the relevant enterprises income tax laws applicable to foreign enterprises.

Deferred tax liabilities relate to installation income received, that in accordance to PRC tax regulations is taxable over an 8-year period. For financial reporting purposes, the installation income is recognized in the period that the installation services are completed.

CHINA CABLECOM LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.  Income Taxes (Continued)

The provision for income taxes consists of the following:

	2007	2006
Current tax
— PRC tax	$2,632	$—
— PRC tax refund	(12,675)	—
— Deferred tax provision – PRC – revenue recognition	50,245	—
Total	$40,202	$—

14.  Other Current Liabilities

Other current liabilities consist of the following:

	2007	2006
Accrued professional fees	$600,000	$—
Accrued expenses	213,751	20,867
Accrued interest	564,384	—
Total	$1,378,135	$20,867

15.  Notes Payable — Noncontrolling ("Minority") interest

Note payable – noncontrolling interest consists of the following:

	2007	2006
Note payable – noncontrolling ("minority") interest	$34,265,429	$—
Short term portion	(17,218,612)	—
Long term portion	$17,046,817	$—

Pursuant to the terms of the Asset Transfer Agreement with Binzhou SOE (noncontrolling ("minority") interest), Binzhou Broadcasting must complete the payment for all assets to be transferred by installments in 2008, no later than August 2008.

As of December 31, 2007, there were no assets transferred over from Binzhou SOE to Binzhou Broadcasting. These assets (asset title remained with Binzhou PRC at December 31, 2007) and the above note payable (total amount $38,505,187 less cash payments already paid of $4,239,758) for the purchase of these assets were recorded in the accompanying balance sheet at December 31, 2007 in accordance with the VIE rules of FIN-46R and the purchase method of accounting, pursuant to SFAS 141.

Due to the circumstances that the legal title to these assets will be transferred over to Binzhou Broadcasting in 2008, no interest has been accrued on this note at December 31, 2007. The note payable will bear 5% interest per annum. The repayment terms of this note require Binzhou Broadcasting to pay approximately 155 million RMB (equivalent to approximately $17.2 million US dollars at December 31, 2007) in 2008, representing the current portion of this note payable, approximately 128 million RMB (equivalent to approximately $17 million US dollars at December 31, 2007) to be paid over a 20 year period from the date of the assets transfer, is the long term portion of this note payable.

16. Notes payable — long-term debt

Notes payable – long term debt consists of the following:

Promissory notes issued		$19,992,320
Less:
Original debt discount	$3,567,440
Less: Amortization of discount	(670,588)
Net debt discount at December 31, 2007		(2,896,852)
Notes payable – net of original issue discount		$17,095,468
Short-term portion – net of original issue discount		9,617,646
Long-term portion – net of original issue discount		$7,477,822

CHINA CABLECOM LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In September 2007, the Company issued an aggregate of $19.99 million in promissory notes and 766,680 shares of Class A preferred stock to 10 investors in exchange for proceeds of approximately $20 million (the "Bridge Financing"). Each share of Class A preferred stock is convertible into one share of the Company's common stock. The proceeds from the Bridge Financing were used to fund the acquisition of Binzhou Broadcasting (Note 4) and for working capital purposes. The promissory notes bear interest at a stated interest rate of 10% and are collateralized by a pledge of approximately 950,000 shares of the common stock of the Company, held by the Company's Chairman. The Company allocated the proceeds based on the relative fair value of the promissory notes and the Class A preferred stock, the resulting discount on the promissory notes is being amortized using the effective interest method to interest expense over the term of the promissory notes. For the year ended December 31, 2007 approximately $671,000 was amortized and charged to interest expense. In addition, the interest expense on these promissory notes approximated $564,000 for the year ended December 31, 2007, resulting in total interest expense of approximately $1,235,000.

Upon a successful merger between the Company and Jaguar, 50% of the promissory notes plus accrued interest is due 10 days following the consummation of the merger and the remaining 50% of the promissory notes plus accrued interest is due on the first anniversary of the consummation of the merger. If the merger between China Cablecom and Jaguar is not consummated by April 5, 2008, one-half of the principal outstanding plus accrued interest is due on the first anniversary of the issuance of the promissory notes. The remaining one-half of the principal outstanding plus accrued interest is due on the second anniversary date of the issuance of the promissory notes. The current and long-term portions of this note payable, using the effective interest rate method, is recorded pursuant to the repayment terms of the note where 50% of the principal of the note is due April 5, 2008 and the remaining 50% of the principal of the note plus accrued interest is due on March 27, 2009.

In October 2007, the Company entered into an agreement and plan of merger with Jaguar. The approval of the agreement and plan of merger is subject to customary closing conditions and shareholder approval.

17.  Stockholders' Equity

In September 2007, the Company amended its articles of incorporation such that it has the authority to issue a maximum of 3,050,020 shares of common stock, par value $.0005 and 1,150,020 shares of Class A preferred stock, par value $.0005. All 2006 amounts have been restated to reflect the change in par value. There were 1,899,000 shares issued in September 2007 to the sole shareholder of China Cablecom, for total consideration of $950. These shares issued in 2007 were issued to the sole shareholder of China Cablecom, in order to recapitalize the company prior to the issuance of the promissory notes (note 16).

Each share of Class A convertible preferred stock is convertible at the holder's option into one share of common stock. Each Class A preferred stock share is entitled to participate with equally with common stock in regard to dividends and distributions except that each share has a $0.01 per share liquidation preference. Each share of Class A convertible preferred stock has voting rights equal to that of a common share.

CHINA CABLECOM LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18 Statutory Reserves

The Company's statutory reserves comprise as follows:

	2007	2006
Statutory reserves	$40,009	$—
Other reserve	6,260	—
Total	$46,269	$—

Statutory reserves

Under PRC regulations, the Company's PRC subsidiaries and VIEs may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC GAAP. In addition, these companies are required to set aside at least 10% of their after-tax net profits each year, if any, to fund the statutory reserves until the balance of the reserves reaches 50% of their registered capital. The statutory reserves are not distributable in the form of cash dividends to the Company and can be used to make up cumulative prior year losses.

19  Commitments and Contingencies

During 2006, the Company executed an agreement with a consultant to assist with the consummation of a transaction to structure an operating company in the PRC seeking to perform a public offering (the "Transaction"). Under the agreement, the Company is obligated to pay the consultant at least $350,000 upon the successful closing of the Transaction. The agreement shall continue in effect for 24 months or until the Company consummates the Transaction or until the agreement is terminated by either party pursuant upon 30 days written notice, as further defined in the agreement. No amounts have been accrued relating to this agreement, at December 31, 2007.

20.  Employee Benefits

The Company contributes to a state pension plan organized by municipal and provincial governments in respect of its employees in PRC. The expense related to this plan, was $35,527 and $0 for the year ended December 31, 2007 and 2006 respectively.

21.  Operating Risk

Concentrations of credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk primarily consist of cash and cash equivalents. As of December 31, 2007, substantially all of the Company's cash and cash equivalents were managed by three financial institutions that management believes are high credit quality financial institutions. The Company has approximately $7.3 million in cash, bank deposits and money market funds in the PRC, which constitute about 58% of total cash and cash equivalents. Historically, deposits in Chinese banks are secure due to the state policy on protecting depositors' interests. However, China promulgated a new Bankruptcy Law in August 2006, which went into effect on June 1, 2007, which contains a separate article expressly stating that the State Council may promulgate implementation measures for the bankruptcy of Chinese banks based on the Bankruptcy Law. Under the new Bankruptcy Law, a Chinese bank may go into bankruptcy. In addition, since China's concession to WTO, foreign banks have been gradually permitted to operate in China and have been severe competitors against Chinese banks in many aspects, especially since the opening of Renminbi business to foreign banks in late 2006. Therefore, the risk of bankruptcy of those banks in which the Company has deposits has increased. In the event of bankruptcy of one of the banks, which holds the Company's deposits, it is unlikely to claim its deposits back in full since it is unlikely to be classified as a secured creditor based on PRC laws.

Accounts receivable are typically unsecured and are derived from revenue earned from customers in China. The Company's customers pay all fees in advance for services to be provided. The risk with respect to accounts receivables is mitigated by credit evaluations the Company performs on its customers and its ongoing monitoring process of outstanding balances.

CHINA CABLECOM LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

21.  Operating Risk (Continued)
Foreign exchange risk

Substantially all of the Company's businesses are transacted in RMB, which is not freely convertible into foreign currencies. On January 1, 1994, the PRC government abolished the dual rate system and introduced a single rate of exchange as quoted daily by the People's Bank of China. However, the unification of the exchange rates does not imply the convertibility of RMB into US$ or other foreign currencies. All foreign exchange transactions continue to take place either through the People's Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People's Bank of China. Approval of foreign currency payments by the People's Bank of China or other institutions requires submitting a payment application form together with suppliers' invoices, shipping documents and signed contracts.

Company's operations are substantially in foreign countries

All of the Company provided cable networks business are in China. The Company's operations are subject to various political, economic, and other risks and uncertainties inherent in China. Among other risks, the Company's operations are subject to the risks of restrictions on transfer of funds; export duties, quotas, and embargoes; domestic and international customs and tariffs; changing taxation policies; foreign exchange restrictions; and political conditions and governmental regulations.

Restrictions on transfer of assets out of China

Dividend payments by the Company, are limited by certain statutory regulations in China. The Company may pay no dividend without receiving first prior approval from the Foreign Currency Exchange Management Bureau. Dividend payments are restricted to 85% of profits, after tax.

22.  Related Party Transactions

Apart from the transactions as disclosed in notes 8, 15 and 16 to these financial statements, the Company had no significant transactions carried out with related parties during the financial reporting periods shown in the accompanying financial statements.

23.  Segment reporting

Management considers the Company to have one business segment, consisting of the cable network services and support. The information presented in the consolidated statement of operations reflects the revenues and costs associated with this business segment that management uses to make operating decisions and assess performance.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM REPORT

To the Board of Directors of
BINZHOU GUANGDIAN NETWORK CO., LTD.
(Incorporated in the People's Republic of China)

We have audited the accompanying combined balance sheets of Binzhou Guangshi Network Co., Ltd., Huming Cable Network Co., Ltd., Boxing Guangdian Media Co., Ltd., Zouping Cable Network Center and Binzhou Guangshi Network Center (the Group) as of December 31, 2006 and 2005, and the related statements of operations, and changes in stockholders' equity and cash flows for the years ended December 31, 2006 and 2005. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Group is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Binzhou Guangshi Network Co., Ltd., Huming Cable Network Co., Ltd., Boxing Guangdian Media Co., Ltd., Zouping Cable Network Center and Binzhou Guangshi Network Center as at December 31, 2006 and 2005 and the combined results of their operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ UHY ZTHZ HK CPA Limited

UHY ZTHZ HK CPA Limited
Certified Public Accountants

Hong Kong, December 20, 2007
(THE PEOPLE'S REPUBLIC OF CHINA)

BINZHOU GUANGDIAN NETWORK CO., LTD.
COMBINED BALANCE SHEETS
AS AT DECEMBER 31, 2006 AND 2005

	December 31, 2006	December 31, 2005
	USD	USD
ASSETS
Current assets:-
Cash (Note 2)	$302,941	$354,658
Accounts receivable (Note 3)	132,145	18,065
Prepayment and other receivables (Note 4)	1,165,177	1,791,021
Inventories (Note 5)	1,049,110	986,023
Total current assets	$2,649,373	$3,149,767
Property, plant and equipment, net (Note 6)	20,946,460	20,196,525
Construction-in-progress (Note 7)	244,343	651,991
TOTAL ASSETS	$23,840,176	$23,998,283

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:-
Accounts payable (Note 8)	$9,623,915	$12,129,280
Other payable (Note 9)	279,118	184,402
Tax payable	192,591	267,465
Accrued expenses	526,390	502,840
Short-term loan (Note 10)	1,921,229	1,858,688
TOTAL LIABILITIES	$12,543,243	$14,942,675
Commitment and contingencies (Note 11)	$—	$—
Stockholders’ equity (Note 12):-
Share capital	$2,015,345	$2,015,345
Reserves	563,790	400,535
Retained earnings	8,295,697	6,561,447
Accumulated other comprehensive income	422,101	78,281
	$11,296,933	$9,055,608
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$23,840,176	$23,998,283

See accompanying notes to the combined financial statements

BINZHOU GUANGDIAN NETWORK CO., LTD.
COMBINED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	Year Ended December 31, 2006	Year Ended December 31, 2005
	USD	USD
Revenue	$8,287,946	$7,804,269
Cost of revenue	(2,802,727)	(2,738,179)
Gross profit	$5,485,219	$5,066,090
Operating expenses:
Selling expenses	$(89,870)	$(131,260)
General and administrative expenses	(1,621,789)	(1,306,804)
Total operating expenses	$(1,711,659)	$(1,438,064)
Operating income	$3,773,560	$3,628,026
Other income	148,618	59,238
Other expenses	(46,467)	(150)
Interest expenses	(721,356)	(703,188)
Income before income taxes	$3,154,355	$2,983,926
Income tax expense	(229,668)	(122,213)
Net income	$2,924,687	$2,861,713

See accompanying notes to the combined financial statements

BINZHOU GUANGDIAN NETWORK CO., LTD.
COMBINED STATEMENTS OF CHANGES OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	Share capital	Reserves	Retained earnings	Accumulated other comprehensive income	Total Stockholders’ equity
	USD	USD	USD	USD	USD
Balance, January 1, 2005	$2,015,345	$87,684	$4,714,504	$—	$6,817,533
Net income	—	—	2,861,713	—	2,861,713
Transfer from retained earnings to reserve	—	312,851	(312,851)	—	—
Dividend paid	—	—	(701,919)	—	(701,919)
Foreign Currency Translation Adjustment	—	—	—	78,281	78,281
Balance, December 31, 2005	$2,015,345	$400,535	$6,561,447	$78,281	$9,055,608
Net income	—	—	2,924,687	—	2,924,687
Transfer from retained earnings to reserve	—	163,255	(163,255)	—	—
Dividend paid	—	—	(1,027,182)	—	(1,027,182)
Foreign Currency Translation Adjustment	—	—	—	343,820	343,820
Balance, December 31, 2006	$2,015,345	$563,790	$8,295,697	$422,101	$11,296,933

See accompanying notes to the combined financial statements

BINZHOU GUANGDIAN NETWORK CO., LTD.
COMBINED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	Year Ended December 31, 2006	Year Ended December 31, 2005
	USD	USD
CASH FLOWS FROM OPERATING ACTIVITIES:-
Profit before tax:	$3,154,355	$2,983,926
Adjustments to reconcile net income to net cash provided by operating activities:-
Depreciation	1,705,276	1,773,838
Other	—	24,842
Operating cash flows before movements in working capital	$4,859,631	$4,782,606
Change in operating assets and liabilities:-
(Increase)/Decrease in Accounts receivable	(111,303)	258,971
Decrease in prepayment and other receivables	672,990	387,953
(Increase) in Inventories	(29,337)	(112,853)
(Decrease)/Increase in Accounts payable	(2,824,063)	(168,889)
Increase/(Decrease) in other payable	53,108	(2,431,306)
Increase in accrued expenses	6,503	82,677
Cash generated from operations	$2,627,529	$2,716,483
Income taxes paid	(311,398)	(301,198)
Net cash provided by operating activities	$2,316,131	$2,415,285
CASH FLOW FROM INVESTING ACTIVITIES
Purchase of fixed assets	(1,396,740)	(2,578,546)
Purchase of construction-in-progress	—	(211,407)
Net cash used in investing activities	$(1,396,740)	$(2,789,953)
CASH FLOW FROM FINANCIAL ACTIVITIES
Net proceeds from borrowings	$—	$99,121
Dividends paid	(1,027,182)	(945,138)
Net cash used in financing activities	$(1,027,182)	$(846,017)
INCREASE (DECREASE) IN CASH	$(107,791)	$(1,220,685)
CASH – Beginning of period	354,658	1,659,406
EFFECT OF FOREIGN EXCHANGE RATE CHANGES	56,074	(84,063)
CASH – End of period	$302,941	$354,658

See accompanying notes to the combined financial statements

BINZHOU GUANGDIAN NETWORK CO,. LTD.
NOTES TO COMBINED INTERIM FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	BACKGROUND OF FINANCIAL INFORMATION

Basis of Presentation

The accompanying financial statements represent the combined financial position and results of operations of the following cable entities, collectively referred to as Binzhou Guangdian Network Co., Ltd., the ‘‘Group’’ or ‘‘Company’’: -

Binzhou Guangshi Network Co., Ltd.
Huming Cable Network Co., Ltd.
Boxing Guangdian Media Co., Ltd.
Zouping Cable Network Center
Binshou Guangshi Network Center

Binzhou Guangdian Network Co., Ltd. also referred to as Binzhou Broadcasting and Television Network Co., Ltd. (‘‘Binzhou SOE’’) was organized in 2006 to aggregate the local state-owned enterprises (‘‘SOE’’) note above which were authorized by the Peoples Republic of China (‘‘PRC’’) government to control the distribution of cable TV services owned by local branches of the State Administration of Radio, Film and Television (‘‘SARFT’’) in Binzhou, Shandong Providence of the PRC.

In September 2007, Binzhou SOE, through a series of agreements and transactions, agreed to contribute certain assets in exchange for a 51% interest in Binzhou Broadcasting and Television Information Network Co., Ltd. (‘‘Binzhou Broadcasting’’), a joint venture established to operate the cable television services of Binzhou SOE.

The basis for combination is that the individual cable entities that comprise the Group have entered into equity contribution agreements with Binzhou SOE, whereby the entities have agreed to contribute their net assets to Binzhou SOE in exchange for an equity position in Binzhou SOE.

The accompanying financial statements are presented in accordance with accounting principles generally accepted in the United States of America (‘‘GAAP’’). The combined financial statements reflect the assets, liabilities, revenues and expenses directly attributable to the cable entities, as well as allocations deemed reasonable by management, to present the combined financial position, results of operations, changes in stockholders’ equity and cash flows of the cable entities on a stand-alone basis. The financial information included herein may not necessarily reflect the combined financial position, results of operations, changes in shareholders’ equity and cash flows of the cable entities in the future or what they would have been had each of the cable entities been separate, stand-alone entities during the periods presented.

(b)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies is presented to assist in understanding the Group financial information. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of combined financial information.

i.	Use of Estimates

The preparation of combined financial information in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual events and results could differ from those assumptions and estimates.

BINZHOU GUANGDIAN NETWORK CO,. LTD.
NOTES TO COMBINED INTERIM FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005 (Continued)

ii.	Concentrations of Credit Risk

Financial instruments that potentially subject the Group to concentrations of credit risk consist principally of accounts receivables.

iii.	Accounts Receivable

Accounts receivables are recorded at the invoiced amount after deduction of trade discounts, and allowance. The Group considers accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts has been established.

iv.	Inventories

Inventories consist of raw material, parts and accessories. Inventories are stated at the lower of cost or market value. Cost is determined using the first-in, first-out (FIFO) method.

Inventories include maintenance materials, such as spare parts, fiber cable and connection devises. Inventory items are removed when they are consumed in construction relating to maintaining or repairing the current cable distribution network. General and administrative costs are not capitalized in the inventory.

v.	Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation. Expenditures for major renewals and betterments, which extend the original estimated economic useful lives or applicable assets, are capitalized. Expenditures for normal repairs and maintenance are charged to expense as incurred. The costs and related accumulated depreciation of assets sold or retired are removed from the accounts, and any gain or loss thereon is reflected in operations. Property, plant and equipment that is still undergoing development and has not been placed in service is shown on the balance sheet as construction-in-progress and is not depreciated. Depreciation of property, plant and equipment is computed using the straight-line method over the following estimated useful lives of the assets: -

Years
Furniture and fixtures	5
Headend facilities	7
Motor vehicles	10
Fiber infrastructure and electric appliances	10 - 30
Building and building improvements	30 - 40

Headend facilities are special CATV facilities to receive and distribute cable TV signals. In Binzhou, there are one set of analog Cable TV Headend and one set of digital cable TV Headend. Through the headend, TV signals transferred by trunk cable between municipalities or by satellite are received and transmitted to other sub headends. There are 5 sub-head ends in Binzhou servicing and distributing signals to subscribers in counties.

Fiber infrastructure meaning fiber cable laid underground or laid through poles across urban and suburb areas. Cable operators also own cable pipelines and cable poles in some areas and may lease the pipeline and poles in other areas. The balance sheet includes fiber infrastructure that are owned by Binzhou SOE.

Electronic equipment refers to distributor amplifiers, decoders, address modems, mixers and fiber sub stations etc., which changes the fiber signal to electric signals that can be distributed to households TV sets.

BINZHOU GUANGDIAN NETWORK CO,. LTD.
NOTES TO COMBINED INTERIM FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005 (Continued)

vi.	Income Tax

The Group is subjected to China Business tax at 3% on business income.

Out of the group, the following three companies are subject to China Profits Tax at a rate of 33% on net income:—

(1)   Binzhou Guangshi Network Co. Ltd
(2)   Huming Cable Network Co. Ltd
(3)   Boxing Guangdian Media Co. Ltd

The net income on the two centers are exempted from China Profits Tax.

vii.	Revenue Recognition

The Group earns substantially all of its revenues from basic analog and digital cable subscription services (including installation), referred to as video subscription services.

The Group recognizes revenue when services are rendered and the customer takes ownership and assumes risk of loss, collection of the relevent receivable is probable, persuasive evidence of an anrrangement exists and the sales price is fixed or determinable.

As of December 31, 2006 and 2005 basic cable service fee contributes to more than 90% and 90% of the revenue, respectively. The revenues are recorded as services are provided. In some scenarios, when the customer data on certain subscribers is not complete and service history does not precisely match the billing, revenues are booked only when proper confirmation of service fee payment amount from customers is acquired. Provision for discounts and rebates to customers, estimate refunds and allowances, and other adjustments are provided for in the same period when related revenue are recorded.

viii.	General and Administrative Expenses

Allocation of Common Expenses — historical allocation of all the expenses related to the business being carved-out has not been possible due to the fact that many expenses, incurred at the corporate level, are of common nature and relate to the entire corporation or to the bigger entities within the corporation. In the circumstances, the proportional cost allocation method are being used for allocating common expenses. The management is of the opinion that the expenses allocated are not materially different from expenses that would be incurred by the business on a stand-alone basis.

ix.	Foreign Currency Translation

The Company uses the local currency (RMB) as the functional currency. Translation adjustments are reported as other comprehensive income or expenses and accumulated as other comprehensive income in the equity section of combined balance sheets. Combined financial information is translated into U.S. Dollars at prevailing or current rates respectively, except for revenues and expenses which are translated at average current rates during the reporting period. Exchange gains and losses resulting from retained profits are reported as a separate component of stockholders' equity. The currency translation adjustment increased stockholders' equity by $78,281 and $343,820 for the years ended December 31, 2006 and 2005 respectively.

BINZHOU GUANGDIAN NETWORK CO,. LTD.
NOTES TO COMBINED INTERIM FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005 (Continued)

x.	Recent Accounting Pronouncements

In February 2007, the Financial Accounting Standards Board (‘‘FASB’’) issued Statement of Financial Accounting Standards No. 159, ‘‘The Fair Value Option for Financial Assets and Financial Liabilities’’ (‘‘SFAS No. 159’’), which provides companies with an option to report selected financial assets and liabilities at fair value. SFAS No. 159’s objective is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. Generally accepted account principles have required different measurement attributes for different assets and liabilities that can create artificial volatility in earnings. SFAS No. 159 helps to mitigate this type of accounting-induced volatility by enabling companies to report related assets and liabilities at fair value, which would likely reduce the need for companies to comply with detailed rules for hedge accounting. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 requires companies to provide additional information that will help investors and other users of financial statements to more easily understand the effect of the Company’s choice to use fair value on its earnings. SFAS No. 159 also requires companies to display the fair value of those assets and liabilities for which the Company has chosen to use fair value on the face of the balance sheet. SFAS No. 159 does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in SFAS No. 157 and SFAS No. 107. SFAS No. 159 is effective as of the beginning of a company’s first fiscal year beginning after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided the Company makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of SFAS No. 157. The Company is currently assessing the potential effect of SFAS No. 159 on its financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, ‘‘Fair Value Measurements’’ (‘‘SFAS 157’’), which establishes a formal framework for measuring fair value under GAAP. SFAS 157 defines and codifies the many definitions of fair value included among various other authoritative literature, clarifies and, in some instances, expands on the guidance for implementing fair value measurements, and increases the level of disclosure required for fair value measurements. Although SFAS 157 applies to and amends the provisions of existing FASB and American Institute of Certified Public Accountants (‘‘AICPA’’) pronouncements, it does not, of itself, require any new fair value measurements, nor does it establish valuation standards. SFAS 157 applies to all other accounting pronouncements requiring or permitting fair value measurements, except for: SFAS 123R, share-based payment and related pronouncements, the practicability exceptions to fair value determinations allowed by various other authoritative pronouncements, and AICPA Statements of Position 97-2 and 98-9 that deal with software revenue recognition. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently assessing the potential effect of SFAS No. 157 on its financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company's financial statements.

NOTE 2 — CASH

Cash consists of the following: -

	December 31, 2006	December 31, 2005
	USD	USD
Cash on hand	$109,851	$564
Cash in banks	193,090	354,094
	$302,941	$354,658

Cash on hand represents cash that has not been deposited into bank accounts of the Group. Cash in bank is restricted as to withdrawals without notice by local Chinese banks. Approximately $28,000 may be withdrawn from each account without restriction.

BINZHOU GUANGDIAN NETWORK CO,. LTD.
NOTES TO COMBINED INTERIM FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005 (Continued)

NOTE 3 — ACCOUNTS RECEIVABLE

Accounts receivable consist of the following: -

	December 31, 2006	December 31, 2005
	USD	USD
Receivables from corporate customers	$132,145	$18,065

NOTE 4 — PREPAYMENT AND OTHER RECEIVABLE

Prepayment and other receivable consist of the following: -

	December 31, 2006	December 31, 2005
	USD	USD
Prepayment and deposit to suppliers	$702,840	$1,506,093
Other receivable	462,337	284,928
	$1,165,177	$1,791,021

NOTE 5 — INVENTORIES

At December 31, 2006 and 2005, inventories were $1,049,110 and $986,023, respectively.

NOTE 6 — PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following: -

	December 31, 2006	December 31, 2005
	USD	USD
Furniture and fixtures	$71,687	$44,104
Headend facilities	1,936,453	1,879,702
Motor vehicles	296,099	266,581
Fiber infrastructure and electric appliance	26,717,288	24,164,904
Building and building improvements	89,099	14,479
	$29,110,626	$26,369,770
Less: Accumulated depreciation	8,164,166	6,173,245
	$20,946,460	$20,196,525

NOTE 7 — CONSTRUCTION IN PROGRESS

Construction in process represents costs incurred in connection with construction of fiber infrastructure. The local piecemeal construction were completed and charged on monthly basis with monthly completion and inspection reports. There is no commitment for contract of main network infrastructure construction.

NOTE 8 — ACCOUNTS PAYABLE

Accounts payable consist of the following: -

	December 31, 2006	December 31, 2005
	USD	USD
Payable to suppliers	$1,944,770	$2,825,431
Amounts due to various Bureaus	7,679,145	9,303,849
	$9,623,915	$12,129,280

BINZHOU GUANGDIAN NETWORK CO,. LTD.
NOTES TO COMBINED INTERIM FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005 (Continued)

The amounts due to various bureaus represents the net balance of assets less liabilities taken over from the Bureaus. Bureaus refer to the varying levels of SARFT that are responsible for managing the cable assets. The cable network assets are state-owned assets registered under different levels of the Ministry of Finance. The Bureaus are not considered related parties.

NOTE 9 — OTHER PAYABLE

The other payable consists of the following:—

	December 31, 2006	December 31, 2005
	USD	USD
Amount due to staff	$139,810	$184,402
Customers payment in advances	139,308	—
	$279,118	$184,402

NOTE 10 — SHORT TERM LOAN

Short-term loan for the years consists of the following: -

	December 31, 2006	December 31, 2005
	USD	USD
The short-term loan provided by China Construction Bank to Huming Cable Network Co., Ltd. was guaranteed by its previous shareholders; with effective annual interest rate of 6.1389% per annum and mature in December 2007.	$1,921,229	$1,858,688

There are no assets mortgaged, pledged, or otherwise subject to lien in connection with the loan.

NOTE 11 — COMMITMENTS AND CONTINGENCIES

There are no commitments and contingencies as of December 31, 2006 and 2005 respectively.

BINZHOU GUANGDIAN NETWORK CO,. LTD.
NOTES TO COMBINED INTERIM FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005 (Continued)

NOTE 12 — STOCKHOLDERS' EQUITY

(1)	SHARE CAPITAL

The issued and outstanding share capital represents paid up capital in the following companies: -

	December 31, 2006	December 31, 2005
	USD	USD
Binzhou Guangshi Network Co., Ltd.	$785,357	$785,357
Huming Cable Network Co., Ltd.	604,120	604,120
Boxing Guangdian Media Co., Ltd.	625,868	625,868
	$2,015,345	$2,015,345

As of December 31, 2006 and 2005, there were no restrictions that limit the payment of dividends.

(2)	RESERVES

Reserve represent transfer from retained earnings as approved by the directors. These reserves can only be utlilised for issue of bonus shares.

NOTE 13 — SUPPLEMENTAL CASH FLOW INFORMATION

The Companies had paid interest of $721,356 and $703,188 for the years ending December 31, 2006 and 2005, respectively in respect of the bank loan obtained during the years.

The Companies had paid income taxes in the amount of $311,398 and $301,198 for the years ending December 31, 2006 and 2005, respectively.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
BINZHOU GUANG DIAN NETWORK CO., LTD.
(Incorporated in the People's Republic of China)

We have audited the accompanying combined balance sheet of Binzhou Guang Shi Network Co., Ltd., Huming Cable Network Co., Ltd., Boxing Dian Guang Media Co., Ltd., Zouping Cable Network Center and Binzhou Guangshi Network Center (the Group) as of September 30, 2007, and the related statements of income, stockholders' equity and comprehensive income for the nine-month period ended September 30, 2007. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Group is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Binzhou Guang Shi Network Co., Ltd., Huming Cable Network Co., Ltd., Boxing Dian Guang Media Co., Ltd., Zouping Cable Network Center and Binzhou Guangshi Network Center (the Group) as at September 30, 2007 and the combined results of their operations and cash flows for the period then ended in conformity with accounting principles generally accepted in the United States of America.

/s/UHY ZTHZ HK CPA Limited
UHY ZTHZ HK CPA Limited
Certified Public Accountants

HONG KONG, February 28, 2008
(THE PEOPLE'S REPUBLIC OF CHINA)

BINZHOU GUANGDIAN NETWORK CO LTD.
COMBINED BALANCE SHEETS

	September 30, 2007	December 31, 2006
	(Restated)
ASSETS
Current assets:
Cash and cash equivalents	$866,871	$302,941
Restricted cash	665,995	—
Accounts receivable	94,857	132,145
Prepaid expenses and other receivables	666,947	1,165,177
Inventory	535,182	1,049,110
Total current assets	$2,829,852	$2,649,373
Property, plant and equipment:
Property, plant and equipment, net	21,323,624	20,946,460
Construction in progress	658,204	244,343
Total assets	$24,811,680	$23,840,176
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,722,097	$1,944,770
Subscribers' advance payments	905,467	372,347
Dividend payable	436,920	—
Due to related parties	6,013,423	7,679,145
Other current liabilities	1,818,783	625,752
Notes payable-bank	1,997,986	1,921,229
Total liabilities	$13,894,676	$12,543,243
Commitment and contingencies	$—	$—
STOCKHOLDERS' EQUITY
Share capital – at stated value, no authorized shares or issued shares outstanding	$2,015,345	$2,015,345
Reserves	563,790	563,790
Retained earnings	7,479,870	8,295,697
Accumulated other comprehensive income	857,999	422,101
Total stockholders' equity	10,917,004	11,296,933
Total liabilities and stockholders' equity	$24,811,680	$23,840,176

BINZHOU GUANGDIAN NETWORK CO LTD.
COMBINED STATEMENTS OF INCOME

	Nine Months Ended September 30,
	2007	2006
	(Restated)
Revenue	$5,019,902	$6,312,637
Cost of sales	2,679,908	1,121,517
Gross profit	$2,339,994	$5,191,120
Operating expenses
Selling expenses	$201,688	$121,457
General and administrative expenses	1,606,129	1,457,842
	$1,807,817	$1,579,299
Operating income	$532,177	$3,611,821
Other income and (expenses)
Interest income	$26,020	$—
Other income	411,394	368,476
Interest expense	(742,546)	(718,225)
Other expenses	(5,109)	—
Total other income (expenses)	$(310,241)	$(349,749)
Income before income taxes	$221,936	$3,262,072
Income taxes	(197,747)	(132,663)
Net income	$24,189	$3,129,409

BINZHOU GUANGDIAN NETWORK CO LTD.
COMBINED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

	Share Capital	Reserves	Retained Earnings	Accumulated Other Comprehensive income	Total Stockholders' Equity
Balance at January 1, 2006	$2,015,345	$400,535	$6,561,447	$78,281	$9,055,608
Net income for the year	—	—	2,924,687	—	2,924,687
Transfer from retained earnings to reserve	—	163,255	(163,255)	—	—
Dividend paid	—	—	(1,027,182)	—	(1,027,182)
Foreign currency translation difference	—	—	—	343,820	343,820
Balance at December 31, 2006	$2,015,345	$563,790	$8,295,697	$422,101	$11,296,933
Net income for the period	—	—	24,189	—	24,189
Dividend paid	—	—	(840,016)	—	(840,016)
Foreign currency translation difference	—	—	—	435,898	435,898
Balance at September 30, 2007 – restated	$2,015,345	$563,790	$7,479,870	$857,999	$10,917,004

BINZHOU GUANGDIAN NETWORK CO LTD.
COMBINED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30, 2007	Year Ended December 31, 2006
	(Restated)
Operating activities
Net Income	$24,190	$2,924,687
Adjustments to reconcile net income from operations to net cash used in operating activities:
Depreciation of property, plant and equipment	1,618,296	1,705,276
Changes in operating assets and liabilities:
Accounts receivable	41,774	(111,303)
Prepaid expenses and other receivables	(122,420)	672,990
Inventories – held for disposal	545,478	(29,337)
Accounts payable	686,586	(992,687)
Subscribers' advance payments	508,582	—
Other current liabilities	1,146,254	(22,119)
Net cash provided by operating activities	4,448,739	4,147,507
Investing activities
Purchase of equipment	(1,167,183)	(1,396,740)
Construction in progress	(396,565)	—
Net cash used in investing activities	(1,563,748)	(1,396,740)
Financing activities
Payments to due to related parties	(1,935,739)	(1,831,376)
Dividend paid	(411,243)	(1,027,182)
Net cash used in financing activities	(2,346,982)	(2,858,558)
Effect of exchange rate changes in cash	25,921	56,074
Net increase/(decrease) in cash and cash equivalents	563,930	(51,717)
Cash and cash equivalents, beginning of period	302,941	354,658
Cash and cash equivalents, end of period	$866,871	$302,941
Supplemental disclosure of cash flow information
Cash paid during the period
Interest paid	$324,502	$721,356
Income taxes paid	$127,362	$311,398

BINZHOU GUANGDIAN NETWORK CO LTD.
NOTES TO COMBINED FINANCIAL STATEMENTS

INTRODUCTORY NOTE

Restatement Of The Previously Issued September 30, 2007 Financial Statements

Subsequent to the issuance of the interim unaudited September 30, 2007 combined financial statements, the Company, while conducting the audit of its September 30, 2007 financial statements determined that it needed to restate its previously issued financial statements in order to correct previous reported items so that they are in accordance with generally accepted accounting principles. The Company restated its revenue and certain expenses for the nine month period ended September 30, 2007. These adjustments resulted in a reduction of the Company's net income reported in its unaudited financial statements for the nine month period ended September 30, 2007 from $1,027,896 to $24,189. with a corresponding decrease in retained earnings and equity at September 30, 2007. There were no restatements made to the prior year, 2006 financial statements and to the opening retained earnings at January 1, 2007. The detailed explanation for this restatement of the previously issued September 30, 2007 financial statements are disclosed in note 19 to these financial statements.

1.  Organization and basis of presentation

Basis of Presentation

The accompanying financial statements represent the combined financial position and the combined results of income and changes in stockholders equity and the combined statement of cash flows of the following five cable entities, collectively referred to as Binzhou Guangdian Network Co., Ltd., the "Group" or the "Company":

•	Binzhou Guang Shi Network Co., Ltd.

•	Huming Cable Network Co., Ltd.

•	Boxing Dian Guang Media Co., Ltd.

•	Zouping Cable Network Center

•	Binzhou Guang Dian Cable Network Center

Binzhou Guangdian Network Co., Ltd. also referred to as Binzhou Broadcasting and Television Network Co., Ltd. ("Binzhou SOE") was organized in 2006 to be a holding company, in order to aggregate the local state-owned enterprises ("SOE") in the Shandong province of China. Binzhou SOE is authorized by the Peoples Republic of China ("PRC") government to control the distribution of cable TV services owned by local branches of the State Administration of Radio, Film and Television ("SARFT") in Binzhou, located in the Shandong Providence of the PRC.

The basis for combination is that the individual cable entities that comprise the Group have entered into equity contribution agreements with Binzhou SOE, whereby the entities have agreed to contribute their assets to Binzhou SOE in exchange for an equity position in the holding company, Binzhou SOE. Binzhou. SOE has recorded the above asset transfers at historical net book value, by accounting for the assets contributed as a transfer of assets between entities under common control, in a manner similar to the pooling of interests method that was used for certain business combinations.

2.  Summary of Significant Accounting Policies

The accompanying financial statements are presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The combined financial statements reflect the assets, liabilities, revenues and expenses directly attributable to the cable entities, as well as expense allocations deemed reasonable by management, to present the combined financial position, results of operations, changes in stockholders' equity and cash flows of each of the cable entities on a stand-alone basis. The financial information included herein may not necessarily reflect the combined financial position, results of operations, changes in shareholders' equity and cash flows of the cable entities in the future or what they would have been had each of the cable entities been separate, stand-alone entities during the periods presented.

BINZHOU GUANGDIAN NETWORK CO LTD.
NOTES TO COMBINED FINANCIAL STATEMENTS

Cash and cash equivalents

Cash and cash equivalents include all cash, deposits in banks and other highly liquid investments with initial maturities of three months or less to be cash equivalents. As of September 30, 2007 and December 31, 2006, almost all the cash and cash equivalents were denominated in Renminbi ("RMB") and deposited with banks in the PRC. They are not freely convertible into foreign currencies and the remittance of these funds out of the PRC is subject to exchange control restrictions imposed by the PRC government.

Restricted cash

Deposits in banks pledged as security for bank loans (Note 5) that are restricted in use, are being classified in the balance sheet as restricted cash, under the balance sheet caption current assets.

Inventory

Inventories consist of raw material, parts and accessories. Inventories are stated at the lower of cost or market value. Cost is determined using the first-in, first-out (FIFO) method.

Inventories include maintenance materials, such as spare parts, fiber cable and connection devises. Inventory items are removed from inventory when the items are consumed in construction, relating to maintaining or repairing the current cable distribution network.

Accounts receivable

Accounts receivable is recorded at the invoiced amount, after deduction of trade discounts, and allowances. The Group considers accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts has been established at September 30, 2007 and December 31, 2006.

Property, plant and equipment

Property and equipment is stated at cost less accumulated depreciation. In accordance with SFAS No. 51, Financial Reporting by Cable Television Companies (SFAS 51), we capitalize costs associated with the construction of new cable transmission and distribution facilities and the installation of new cable services. Capitalized construction and installation costs include materials, labor and applicable overhead costs. Installation activities that are capitalized include (i) the initial connection (or drop) from our cable system to a customer location, (ii) the replacement of a drop, and (iii) the installation of equipment for additional services, such as digital cable, telephone or broadband Internet service. The costs of other customer-facing activities such as reconnecting customer locations where a drop already exists, disconnecting customer locations and repairing or maintaining drops, are expensed as incurred. Interest capitalized with respect to construction activities was not material during any of the periods presented.

BINZHOU GUANGDIAN NETWORK CO LTD.
NOTES TO COMBINED FINANCIAL STATEMENTS

Depreciation of property, plant and equipment is computed using the straight-line method over the following estimated useful lives of the assets: –

Years
Furniture and fixtures	5
Headend facilities	7
Motor vehicles	10
Fiber infrastructure and electric appliances	10 - 30
Building and building improvements	30 - 40

Headend facilities are special CATV facilities to receive and distribute cable TV signals. In Binzhou, there are one set of analog Cable TV Headend and one set of digital cable TV Headend. Through the headend, TV signals transferred by trunk cable between municipalities or by satellite, are received and transmitted to other sub headends. There are five sub-head ends in Binzhou servicing and distributing signals to subscribers.

Fiber infrastructure meaning fiber cable laid underground or laid through poles across urban and suburb areas. Cable operators also own cable pipelines and cable poles in some areas and may lease the pipeline and poles in other areas. The balance sheet includes fiber infrastructure that is owned by Binzhou SOE.

Electronic equipment refers to distributor amplifiers, decoders, address modems, mixers and fiber sub stations etc., which changes the fiber signal to electric signals that can be distributed to households TV sets.

Additions, replacements and improvements that extend the asset life are capitalized. Repairs and maintenance expenses are charged as an expense to operations when incurred.

Pursuant to SFAS No. 143, Accounting for Asset Retirement Obligations, as interpreted by FASB Interpretation No. 47, we recognize a liability for asset retirement obligations in the period in which it is incurred, if sufficient information is available to make a reasonable estimate of fair values.

Property, plant and equipment - continued

Asset retirement obligations may arise from rights of way that we obtain from local municipalities or other relevant authorities. Under certain circumstances, the authority can cause us to have to remove our network, such as if we discontinue using the equipment or the authority does not renew our access rights. We expect to maintain our rights of way for the foreseeable future as these rights are necessary to remain a going concern. In addition, the authorities have the incentive to indefinitely renew our rights of way and in our past experience, renewals have always been granted. We also have obligations in lease agreements to restore the property to its original condition or remove our property at the end of the lease term. Sufficient information is not available to estimate the fair value of our asset retirement obligations in certain of our lease arrangements. This is the case in long-term lease arrangements in which the underlying leased property is integral to our operations, there is not an acceptable alternative to the leased property and we have the ability to indefinitely renew the lease. Accordingly, for most of our rights of way and certain lease agreements, the possibility is remote that we will incur significant removal costs in the foreseeable future, and as such, we had not recorded any asset retirement obligations.

Valuation of long-lived assets

The Company periodically evaluates the carrying value of long-lived assets to be held and used, including intangible assets subject to amortization, when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair market values are reduced for the cost to dispose.

BINZHOU GUANGDIAN NETWORK CO LTD.
NOTES TO COMBINED FINANCIAL STATEMENTS

Impairment of property and equipment

SFAS 144 requires that we periodically review the carrying amounts of our property and equipment and our intangible assets (other than goodwill and indefinite-lived intangible assets) to determine whether current events or circumstances indicate that such carrying amounts may not be recoverable. If the carrying amount of the asset is greater than the expected undiscounted cash flows to be generated by such asset, an impairment adjustment is recognized. Such adjustment is measured by the amount that the carrying value of such assets exceeds their fair value. We generally measure fair value by considering sale prices for similar assets or by discounting estimated future cash flows using an appropriate discount rate. For purposes of impairment testing, long-lived assets are grouped at the lowest level for which cash flows are largely independent of other assets and liabilities. Assets to be disposed of are carried at the lower of their financial statement carrying amount or fair value less costs to sell.

Revenue recognition

Cable Network Revenue – We recognize revenue from the basic analog and digital cable subscription services (including installation), in the period the related services are provided. Subscription services are offered for basic video service (approximately 90% of the total revenue), extended basic video service, digital video service, and pay TV service.

Installation revenue – Installation revenue (including reconnect fees) related to these services over our cable network, is recognized as revenue in the period in which the installation occurs, to the extent these fees are equal to or less than direct selling costs which are expensed as incurred. To the extent installation revenue exceeds direct selling costs, the excess revenue is deferred and amortized over the average expected subscriber life. Costs related to reconnections and disconnections are recognized in the combined statement of operations as incurred.

Subscriber advance payments - Payments received in advance for distribution services are deferred and recognized as revenue when the associated services are provided.

Income taxes

The Company uses the asset and liability method of accounting for income taxes pursuant to SFAS No. 109 "Accounting for Income Taxes". Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carryforwards and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Dividends

Dividends are recorded in Company's financial statements in the period in which they are declared.

Off-balance sheet arrangements

The Company does not have any off-balance sheet arrangements.

Comprehensive income

The Company has adopted SFAS 130, "Reporting Comprehensive Income", which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Components of comprehensive income (loss) include net income and foreign currency translation adjustments.

BINZHOU GUANGDIAN NETWORK CO LTD.
NOTES TO COMBINED FINANCIAL STATEMENTS

Foreign currency translation

The combined financial statements of the Company are presented in United States Dollars ("US$"). Transactions in foreign currencies during the year are translated into US$ at the exchange rates prevailing at the transaction dates. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated into US$ at the exchange rates prevailing at that date. All transaction differences are recorded in the equity section of the balance sheet as accumulated other comprehensive income.

RMB is not a fully convertible currency to US$. All foreign exchange transactions involving RMB must take place either through the People's Bank of China (the "PBOC") or other institutions authorized to buy and sell foreign exchange. The exchange rates adopted for the foreign exchange transactions are the rates of exchange quoted by the PBOC, which are determined largely by supply and demand. Translation of amounts from RMB into United States dollars ("US$") have been made at the following exchange rates for the respective years:

September 30, 2007
Balance sheet	RMB7.5076 to US$1.00
Statement of income and comprehensive income	RMB7.6502 to US$1.00

December 31, 2006
Balance sheet	RMB 7.8075 to US$1.00
Statement of income and comprehensive income	RMB 7.9597 to US$1.00

September 30, 2006
Balance sheet	RMB 7.9068 to US$1.00
Statement of income and comprehensive income	RMB 8.0006 to US$1.00

Commencing from July 21, 2005, China has adopted a managed floating exchange rate regime based on market demand and supply with reference to a basket of currencies. The exchange rate of the US dollar against the RMB was adjusted from approximately RMB 8.28 per US dollar to approximately RMB 8.11 per US dollar on July 21, 2005. Since then, the PBOC administers and regulates the exchange rate of US dollar against RMB taking into account demand and supply of RMB, as well as domestic and foreign economic and financial conditions.

Post-retirement and post-employment benefits

The Company's subsidiaries contribute to a state pension scheme in respect of its PRC employees. Other than the above, neither the Company nor its subsidiaries provide any other post-retirement or post-employment benefits.

Basic income/loss per common share

No basic earnings per common share has been calculated based on the weighted average number of shares outstanding during the period, since the Company is a Chinese company with stated capital, without having a number of shares outstanding.

Use of estimates

The preparation of the Company's financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP") requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The financial statements include some amounts that are based on management's best estimates and judgments. These accounts and estimates include, but are not limited to, the valuation of accounts receivable, other receivables, inventories, deferred revenue, deferred income taxes and the estimation on useful lives of property, plant and equipment and allocation of expenses. These estimates may be adjusted as more current information becomes available, and any adjustment could be significant.

BINZHOU GUANGDIAN NETWORK CO LTD.
NOTES TO COMBINED FINANCIAL STATEMENTS

Significant estimates relating to specific financial statement accounts and transactions are identified

The financial statements include some amounts that are based on management's best estimates and judgments. The most significant estimates relate to allowance for uncollectible accounts receivable, inventory work in process valuation and obsolescence, useful lives used to calculate depreciation, deferred revenue, taxes and contingencies. These estimates may be adjusted as more current information becomes available, and any future adjustment could be significant to these accompanying financial statements.

Reclassification of Accounts

Certain reclassifications have been made to prior-year comparative financial statements to conform to the current year presentation. These reclassifications had no effect on previously reported results of operations or financial position.

3.  Recent changes in accounting standards

SFAS 155, "Accounting for Certain Hybrid Financial Instruments" –

In February 2006, the FASB issued FASB Statement No. 155 (SFAS 155), "Accounting for Certain Hybrid Financial Instruments" an amendment of FASB Statements No. 133 and 140. SFAS 155 simplifies the accounting for certain hybrid financial instruments by permitting fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation. SFAS 155 also clarifies and amends certain other provisions of SFAS 133 and SFAS 140. SFAS 155 is effective for all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006. Earlier adoption is permitted as of the beginning of an entity's fiscal year, provided the entity has not yet issued financial statements, including financial statements for any interim period for that fiscal year. The Company adopted this Statement in the first quarter of fiscal 2007. The adoption of SFAS 155 did not have a material impact on our combined results of operations and financial condition.

FIN 48, "Accounting for Uncertainty in Income Taxes— An Interpretation of FASB Statement No. 109" –

In June 2006, the FASB issued FASB Interpretation No. (FIN) 48, "Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109". This Interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with FASB Statement No. 109, "Accounting for Income Taxes". This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation is effective for fiscal years beginning after December 15, 2006 and was adopted by the Company in the first quarter of fiscal 2007. The adoption of FIN 48 did not have a material impact on our combined results of operations and financial condition.

SFAS 157, "Fair Value Measurements" –

In September 2006, the FASB issued SFAS 157, "Fair Value Measurements", which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements, where fair value is the relevant measurement attribute. The standard does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently evaluating the impact of adopting SFAS 157 on its combined financial statements.

BINZHOU GUANGDIAN NETWORK CO LTD.
NOTES TO COMBINED FINANCIAL STATEMENTS

SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities" –

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities ("SFAS No. 159"). SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and will become effective for the Company beginning with the first quarter of 2008. The Company has not yet determined the impact of the adoption of SFAS No. 159 on its financial statements and footnote disclosures.

4.  Cash and cash equivalents

Cash and cash equivalents are summarized as follows:

	September 30, 2007	December 31, 2006
Cash on hand	$46,337	$109,851
Cash at banks	820,534	193,090
Total	$866,871	$302,941

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents and pledged deposits. As of September 30, 2007, substantially all of the Company's cash and cash equivalents were held by major banks located in the PRC, which management believes are of high credit quality.

5.  Restricted cash

Restricted cash consists of the following:

	September 30, 2007	December 31, 2006
Bank deposit held as collateral for note payable to bank	$665,995	$—

As of September 30, 2007, restricted cash of $665,995 represented the deposits for pledged for general banking facilities. Generally, the deposit will be released when the relevant bank loans are repaid upon maturity (see Note 13).

6.  Accounts receivable

Accounts receivable is as follows:

	September 30, 2007	December 31, 2006
Accounts receivable	$94,857	$132,145
Less: allowances for doubtful accounts	—	—
Total	$94,857	$132,145

BINZHOU GUANGDIAN NETWORK CO LTD.
NOTES TO COMBINED FINANCIAL STATEMENTS

7.  Prepaid expenses and other receivables

Prepaid expenses and other receivables consist of the following:

	September 30, 2007	December 31, 2006
Other receivables, net of allowances for bad debts of $0	$634,160	$462,337
Advance to suppliers	32,787	702,840
Total	$666,947	$1,165,177

8.  Inventory

Inventory by major category is summarized as follows:

	September 30, 2007	December 31, 2006
Raw materials	$535,182	$1,049,110
Less: allowances for slowing moving items	—	—
Total	$535,182	$1,049,110

9.  Property, plant and equipment, net

Property, plant and equipment, net consist of the following:

	September 30, 2007	December 31, 2006
At cost:
Furniture and fixtures	$90,920	$71,687
Headend facilities	2,052,301	1,936,453
Motor vehicles	461,071	296,099
Fiber infrastructure and electric appliance	28,736,188	26,717,288
Building and building improvements	122,525	89,099
Total	31,463,005	29,110,626
Less: accumulated depreciation and amortization	10,139,381	8,164,166
Net book value	$21,323,624	$20,946,460

The Company reviewed the carrying value of property, plant, and equipment for impairment. The factors considered by management in performing this assessment include current operating results, trends, and prospects, as well as the effects of obsolescence, demand, competition, and other economic factors. There was no impairment provision at September 30, 2007 and December 31, 2006.

Depreciation expense, related to our property and equipment, was $1,618,296 and $1,705,276 for the nine months ended September 30, 2007 and for the year ended December 31, 2006, respectively.

10.  Construction in progress

Construction in progress represents costs incurred in connection with construction of fiber infrastructure. The construction in progress were completed and charged on monthly basis with monthly completion and inspection reports. Total construction in progress was $658,240 and $244,343 at September 30, 2007 and December 31, 2006, respectively.

11.  Income taxes

The following three companies, being a domestic enterprise in the PRC, were subject to enterprise income tax at 33%, in which 30% for national tax and 3% for local tax, of the assessable profits as reported in the statutory financial statements prepared under China Accounting regulations:

(1) Binzhou Guangshi Network Co. Ltd.

(2) Huming Cable Network Co. Ltd.

(3) Boxing Guangidan Media Co. Ltd.

The following two entities, being a center in the PRC, were exempted from enterprise income tax:

(4) Zouping Cable Network Center

(5) Binzhou Guang Dian Cable Network Center

The Company uses the asset and liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes.

Deferred tax liabilities relate to installation income received, that in accordance to PRC tax regulations is taxable over an 8 year period. For financial reporting purposes, the installation income is recognized in the period that the installation services are completed.

The net operating loss of approximately $928,000 and tax credits of Zouping Cable Network Center are subject to the approval by the PRC tax bureau, on whether there is a tax carry forward available in future years. Therefore, due to the uncertainty at December 31, 2007 of whether we would receive this approval from the PRC tax bureau, we have taken a 100% valuation allowance against this deferred tax asset.

The provision for income taxes and deferred tax consists of the following:

	September 30, 2007	December 31, 2006
Current tax
— PRC	$48,298	$132,663
— Deferred tax provision- revenue taxed in future periods	149,449	—
Total	$197,747	$132,663

12.  Other current liabilities

Other current liabilities consist of the following:

	September 30, 2007	December 31, 2006
Income taxes payable	$375,383	$192,591
Deferred taxes payable	149,449	—
Accrued interest	484,920	—
Welfare and insurance payable	463,355	—
Amount due to staff	—	139,810
Customers payment in advance - telecom	116,882	139,308
Others	228,794	154,043
Total	$1,818,783	$625,752

13.  Note payable — bank

Note payable to bank consists of the following:

	September 30, 2007	December 31, 2006
The note payable provided by China Construction Bank to Huiming Cable Network Co., Ltd. guaranteed by shareholders; with effective annual interest rate of 6.1389% per annum and matures in December 2007.	$1,997,986	$1,921,229

BINZHOU GUANGDIAN NETWORK CO LTD.
NOTES TO COMBINED FINANCIAL STATEMENTS

14.  Due to related parties

Due to related parties consist of the following:

	September 30, 2007	December 31, 2006
Due to stockholders	$486,828	$820,559
Due to related parties	5,526,595	6,858,586
Total	$6,013,423	$7,679,145

The amount due to related parties is unsecured with interest bearing at approximately 10% per annum and are payable on demand.

15.  Commitments and contingencies

There are no commitments and contingencies as of September 30, 2007 and December 31, 2006 respectively.

16.  Operating risk

Interest rate risk

The interest rates and terms of repayment of bank and other borrowings are disclosed in Note 13. Other financial assets and liabilities do not have material interest rate risk.

Credit risk

The Company is exposed to credit risk from its cash in bank and fixed deposits and bills and accounts receivable. The credit risk on cash in bank and fixed deposits is limited because the counterparties are recognized financial institutions. Bills and accounts receivable are subjected to credit evaluations. An allowance has been made for estimated irrecoverable amounts, which has been determined by reference to past default experience and the current economic environment.

Foreign currency risk

Most of the transactions of the Company were settled in RMB and U.S. dollars. In the opinion of the directors, the Company would not have significant foreign currency risk exposure.

Company's operations are substantially in foreign countries

Substantially all of the Company provided cable networks business in China. The Company's operations are subject to various political, economic, and other risks and uncertainties inherent in China. Among other risks, the Company's operations are subject to the risks of restrictions on transfer of funds; export duties, quotas, and embargoes; domestic and international customs and tariffs; changing taxation policies; foreign exchange restrictions; and political conditions and governmental regulations.

Restrictions on transfer of assets out of China

Dividend payments by the Company, are limited by certain statutory regulations in China. The Company may pay no dividend without receiving first prior approval from the Foreign Currency Exchange Management Bureau. Dividend payments are restricted to 85% of profits, after tax.

BINZHOU GUANGDIAN NETWORK CO LTD.
NOTES TO COMBINED FINANCIAL STATEMENTS

17.  Shareholders' Equity

(1) Share Capital

The issued and outstanding share capital represents paid up capital in the following companies:

	September 30, 2007	December 31, 2006
Binzhou Guangshi Network Co., Ltd.	$785,357	$785,357
Huming Cable Network Co., Ltd.	604,120	604,120
Boxing Guangdian Media Co., Ltd.	625,868	625,868
Zouping Cable Network Center	—	—
Binzhou Guang Dian Cable Network Center	—	—
	$2,015,345	$2,015,345

Zouping Cable Network Center and Binzhou Guang Dian Cable Network Center did not have registered capital since they were registered as a "Center" in the PRC, which does not have any capital requirements.

(2) Reserves

In accordance with the PRC Companies Law, the Company was required to transfer 10% of their profit after tax, as determined in accordance with accounting standards and regulations of the PRC, to the statutory surplus reserve and a percentage of not less than 5%, as determined by management, of the profit after tax to the public welfare fund. The statutory surplus reserve is non-distributable.

18.  Subsequent Event

Acquisition of Equity Interest in Binzhou Broadcasting and Television Information Network Co., Ltd. ("Binzhou Broadcasting")

On October 1, 2007, Binzhou SOE entered into a joint venture agreement with Jinan Youxiantong Network Technology Co., Ltd. ("JYNT"), a company controlled through a series of agreements and transactions by China Cablecom Limited. Binzhou SOE agreed to contribute the operating assets and businesses of the five cable entities that it held, for a 51% equity interest and 40% economic interest in Binzhou Broadcasting. Binzhou SOE agreed to transfer on October 1, 2007, a total of $21,313,624 of property plant and equipment, $658,204 of construction in progress, and $535,182 of inventory to Binzhou Broadcasting, totaling on the accompanying balance sheet at September 30, 2007 $22,507,010. This transfer is for total consideration of RMB 289,080,000 or if converted to US dollars at October 1, 2007 is approximately $38.5million. All property and equipment and inventory will be transferred in installments before August 5, 2008. At September 30, 2007, all other assets and liabilities that are shown on the accompanying combined balance sheet will not be transferred to Binzhou Broadcasting, pursuant to the terms of the framework agreement.

BINZHOU GUANGDIAN NETWORK CO LTD.
NOTES TO COMBINED FINANCIAL STATEMENTS

19.  Restatement Of The Previously Issued September 30, 2007 Financial Statements

The Company's previously issued (unaudited) financial statements have been restated to give effect to the following adjustments made in these accompanying audited financial statements :

Increase/(Decrease) in Current Earnings
Profit after tax before restatement	$1,027,896
Reduction in previously reported revenue – revenue received in advance, net of related cost of sales	(505,395)
Increase in selling, and general administrative expenses	(181,635)
Increase in other income	128,871
Increase in interest expense	(418,044)
Subtotal	(976,203)
Income tax effect of restatement	(27,504)
Total reduction in September 30, 2007 net earnings	(1,003,707)
Net Income - restated	$24,189

Accordingly, the accompanying audited September 30, 2007 combined financial statements have been restated for the items mentioned above, from the above amounts previously reported on the September 30, 2007 combined unaudited financial statements.